Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

FORTUNE RISE ACQUISITION CORPORATION,

SIGMA MERGER SUB INC.,

GAMMA MERGER SUB INC.,

VCV POWER SIGMA, INC.,

VCV POWER GAMMA, INC.

and

Yuan (Jerry) Tang

dated as of

April 26, 2022

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

INDEX OF EXHIBITS

Exhibit	Description
Exhibit A-I	Form of Certificate of Merger between Sigma and Sigma Merger Sub
Exhibit A-II	Form of Certificate of Merger between Gamma and Gamma Merger Sub
Exhibit B	Form of Post Closing Certificate of Incorporation of Parent
Exhibit C	Form of Post-Closing Bylaws of Parent
Exhibit D	Form of Lock-Up Agreement
Exhibit E	Form of Escrow Agreement
Exhibit F	Form of Written Stockholder Consent
Exhibit G	Form of Non-Disclosure and Restrictive Covenant Agreement
Exhibit H	Form of Parent Equity Incentive Plan

-iv-

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 26, 2022 (the “date hereof”), is made by and among Fortune Rise Acquisition Corporation, a Delaware corporation (“Parent”), Sigma Merger Sub Inc., a Delaware corporation and direct, wholly owned subsidiary of Parent (“Sigma Merger Sub”), Gamma Merger Sub Inc., a Delaware corporation and direct, wholly owned subsidiary of Parent (“Gamma Merger Sub” and, together with Sigma Merger Sub, “Merger Subs” and each, a “Merger Sub”), VCV Power Sigma, Inc., a Delaware corporation (“Sigma”), and VCV Power Gamma, Inc., a Delaware corporation (“Gamma” and, together with Sigma, the “Companies” and each individually, a “Company”), and Jerry Tang (defined in Section 13.01), solely (i) in his capacity as the representative for stockholders of both Companies pursuant to Section 12.01 (the “Stockholder Representative”) and (ii) for the limited purposes set forth in Section 5.13. Parent, each of Merger Subs, each of the Companies and Jerry Tang, solely in his capacity as the Stockholder Representative and solely to the extent applicable, will each be referred to herein from time to time as a “Party” and, collectively, as the “Parties.” Capitalized terms used and not otherwise defined herein have the meanings set forth in Article XIII below.

WHEREAS, Parent is a blank check company incorporated in Delaware and formed to acquire one or more operating businesses through a Business Combination;

WHEREAS, on the terms and subject to the conditions of this Agreement, the Parties are entering into a business combination transaction, pursuant to which (i) in accordance with the General Corporation Law of the State of Delaware (as amended, the “DGCL”), Sigma Merger Sub will merge with and into Sigma (the “Sigma Merger”), with Sigma surviving the Sigma Merger as a wholly owned subsidiary of Parent (“Surviving Sigma”) and (ii) in accordance with the DGCL, Gamma Merger Sub will merge with and into Gamma (the “Gamma Merger” and, together with the Sigma Merger, the “Mergers”), with Gamma surviving the Gamma Merger as a wholly owned subsidiary of Parent (“Surviving Gamma” and, together with Surviving Sigma, the “Surviving Companies” and each, a “Surviving Company”);

WHEREAS, for U.S. federal income Tax purposes, (i) each of the Parties intends that the Mergers, taken together, will constitute a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder to which each of the Parties are parties under Section 368(b) of the Code and the Treasury Regulations thereunder and (ii) this Agreement is adopted as a plan of reorganization with respect to such “reorganization” for purposes of Sections 354, 361 and 368 of the Code and Treasury Regulations Section 1.368-2(g) and 1.368-3(a);

WHEREAS, in furtherance of the acquisition of the issued and outstanding shares of capital stock of the Companies by Parent and in accordance with the terms hereof, Parent shall provide an opportunity to the holders of Parent Public Shares (defined in Section 13.01) to have their Parent Public Shares redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement and the Registration Statement (defined in Section 13.01) and the current amended and restated certificate of incorporation of Parent (the “Parent Charter” and, collectively or respectively as the case may be, with the bylaws of Parent, as amended, the “Parent Governing Documents”) in conjunction with, inter alia, the Mergers (collectively with the other transactions, authorization and approvals set forth in the Registration Statement, the “Offer”);

WHEREAS, in connection with the Mergers, the Companies may secure commitments from certain investors for a private placement (the “PIPE Investment”) pursuant to the terms of one or more subscription agreements that such investors will purchase (i) convertible notes of the Companies which shall automatically convert into Parent Common Shares at the Closing Price upon the first anniversary of the Closing; or (ii) Parent Common Shares at the Closing Price, such PIPE Investment to be consummated immediately prior to the consummation of the Mergers.

WHEREAS, Parent has delivered to the Companies a Voting and Support Agreement, dated as of the date hereof (the “Parent Voting Agreement”), pursuant to which, among other things, the Persons indicated on the signature pages thereof have agreed to vote their shares of Parent Common Stock (defined in Section 13.01) in favor of certain matters (including the Mergers and certain other proposals of Parent set forth in its Registration Statement), all on the terms and subject to the conditions set forth therein;

WHEREAS, the Companies have delivered to Parent a Voting and Support Agreement, dated as of the date hereof (the “Company Voting Agreement”), pursuant to which, among other things, the Persons indicated on the signature pages thereof have agreed to vote their shares of Company Common Stock (defined in Section 13.01) in favor of certain matters (including the Mergers and certain other proposals of Parent set forth in its Registration Statement), all on the terms and subject to the conditions set forth therein;

WHEREAS, the board of directors of Parent has (a) determined that the Mergers are fair and advisable to, and in the best interests of Parent and Parent Stockholders, (b) by unanimous vote of all the directors attending at a meeting in which a quorum was in attendance, approved and adopted this Agreement and the transactions contemplated hereby, including the Mergers, upon the terms and subject to the conditions set forth herein, and (c) determined to recommend to Parent Stockholders the approval and adoption of this Agreement and the transactions contemplated hereby, including the Mergers.

WHEREAS, each of the boards of directors of Sigma Merger Sub and Sigma has (a) determined that the Sigma Merger is fair and advisable to, and in the best interests of the respective company and its stockholders (b) by either unanimous written consent in lieu of meeting or unanimous vote of all the directors attending at a meeting in which a quorum was in attendance, approved and adopted this Agreement and the transactions contemplated hereby, including the Sigma Merger, upon the terms and subject to the conditions set forth herein; and (c) determined to recommend to its stockholders the approval and adoption of this Agreement and the transactions contemplated hereby, including the Sigma Merger.

WHEREAS, each of the boards of directors of Gamma Merger Sub and Gamma has (a) determined that the Gamma Merger is fair and advisable to, and in the best interests of the respective company and its stockholders (b) by either unanimous written consent in lieu of meeting or unanimous vote of all the directors attending at a meeting in which a quorum was in attendance, approved and adopted this Agreement and the transactions contemplated hereby, including the Gamma Merger, upon the terms and subject to the conditions set forth herein; and (c) determined to recommend to its stockholders the approval and adoption of this Agreement and the transactions contemplated hereby, including the Gamma Merger.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
THE MERGERS

1.01           The Mergers.

(a)                Subject to the terms and conditions hereof, at the Effective Time (defined in Section 13.01), Sigma Merger Sub will merge with and into Sigma in accordance with the DGCL, whereupon the separate existence of Sigma Merger Sub will cease and Surviving Sigma will be the surviving company, and Gamma Merger Sub will merge with and into Gamma in accordance with the DGCL, whereupon the separate existence of Gamma Merger Sub will cease, and Surviving Gamma will be the surviving company.

(b)                At the Closing, (i) Sigma and Sigma Merger Sub will cause a certificate of merger substantially in the form of Exhibit A-I attached hereto (the “Certificate of Sigma Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware and will make all other filings or recordings required by the DGCL in connection with the Sigma Merger and (ii) Gamma and Gamma Merger Sub will cause a certificate of merger substantially in the form of Exhibit A-II attached hereto (the “Certificate of Gamma Merger” and, together with the Certificate of Sigma Merger, the “Certificates of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware and will make all other filings or recordings required by the DGCL in connection with the Gamma Merger. The parties will agree in writing and specify in the Certificates of Merger an effective time of and constitute the consummation of both Mergers (the “Effective Time”). For the purpose of this Agreement, the Certificate of Sigma Merger and the Certificate of Gamma Merger duly filed with the Secretary of State of the State of Delaware shall have the same Effective Time.

(c)                From and after the Effective Time, (i) Surviving Sigma will succeed to all the assets, rights, privileges, immunities, powers and franchises and be subject to all of the Liabilities (defined in Section 13.01), restrictions, disabilities and duties of Sigma and Sigma Merger Sub, all as provided under the DGCL and (ii) Surviving Gamma will succeed to all the assets, rights, privileges, immunities, powers and franchises and be subject to all of the Liabilities, restrictions, disabilities and duties of Gamma and Gamma Merger Sub, all as provided under the DGCL.

1.02           Effect on Capital Stock. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Mergers:

(a)                The share transfer books of each Company will be closed, and thereafter there will be no further registration of transfers of such Company Common Stock (defined in Section 13.01) theretofore outstanding on the records of such Company. From and after the Effective Time, the holders of Company Common Stock of each Company outstanding immediately prior to the Effective Time will cease to have any rights with respect thereto except as otherwise provided in this Agreement or by Law.

(b)                (i) Each share of common stock of Sigma Merger Sub that is issued and outstanding immediately prior to the Effective Time will be automatically converted into and become one validly issued, fully paid and non-assessable share of common stock of Surviving Sigma and (ii) each share of common stock of Gamma Merger Sub that is issued and outstanding immediately prior to the Effective Time will be automatically converted into and become one validly issued, fully paid and non-assessable share of common stock of Surviving Gamma.

(c)                (i) Each share of Sigma Common Stock (defined in Section 13.01) issued and outstanding immediately prior to the Effective Time (which excludes, in each case, Sigma Excluded Shares (defined in Section 13.01) and Sigma Dissenting Shares (defined in Section 13.01), if any) will be automatically converted into the right to receive a number of Parent Common Shares equal to the Sigma Exchange Ratio (defined in Section 13.01) and (ii) each share of Gamma Common Stock (defined in Section 13.01) issued and outstanding immediately prior to the Effective Time (which excludes, in each case, Gamma Excluded Shares (defined in Section 13.01) and Gamma Dissenting Shares (defined in Section 13.01), if any) will be automatically converted into the right to receive (A) a number of Parent Common Shares equal to the Gamma Exchange Ratio (defined in Section 13.01) and (B) a number of Parent Common Shares equal to the Gamma Earnout Exchange Ratio (defined in Section 13.01).

(d)                Each outstanding share of Sigma Common Stock granted under the VCV Power Sigma, Inc. 2022 Stock Plan that is subject to service-based vesting, repurchase or other lapse condition (“Sigma Restricted Stock”) will be automatically converted into the right to receive a number of Parent Common Shares equal to the Sigma Exchange Ratio, with such Parent Common Shares subject to the same terms and conditions as were applicable to such Sigma Restricted Stock immediately prior to the Effective Time (including with respect to vesting, repurchase or other lapse conditions) (such Parent Common Shares, the “Assumed Sigma Restricted Stock”). Each outstanding share of Gamma Common Stock granted under the VCV Power Gamma, Inc. 2022 Stock Plan that is subject to service-based vesting, repurchase or other lapse condition (“Gamma Restricted Stock” and, together with Sigma Restricted Stock, “Company Restricted Stock”) will be automatically converted into the right to receive (i) a number of Parent Common Shares equal to the Gamma Exchange Ratio, and (ii) a number of Parent Common Shares equal to the Gamma Earnout Exchange Ratio, with such Parent Common Shares referenced in each of clauses (i) and (ii) subject to the same terms and conditions as were applicable to such Gamma Restricted Stock immediately prior to the Effective Time (including with respect to vesting, repurchase or other lapse conditions) (such Parent Common Shares, the “Assumed Gamma Restricted Stock” and, together with the Assumed Sigma Restricted Stock, the “Assumed Restricted Stock”).

(e)                (i) Each share of Sigma Common Stock (defined in Section 13.01), if any, held immediately prior to the Effective Time by Sigma or Parent (collectively, the “Sigma Excluded Shares”) will be automatically canceled and no payment will be made with respect thereto and (ii) each share of Gamma Common Stock, if any, held immediately prior to the Effective Time by Gamma or Parent (collectively, the “Gamma Excluded Shares”) will be automatically canceled and no payment will be made with respect thereto.

(f)                 (i) Each outstanding option to purchase shares of Sigma Common Stock (each, a “Sigma Option”), whether vested or unvested, shall be assumed by Parent and automatically converted into an option to purchase Parent Common Shares (each, an “Assumed Sigma Option”). Each Assumed Sigma Option will be subject to the terms and conditions set forth in the Parent Equity Incentive Plan (defined in Section 13.01) and shall (1) constitute the right to acquire a number of Parent Common Shares equal to (as rounded down to the nearest whole number) the product of (A) the Sigma Exchange Ratio, multiplied by (B) the number of shares of Sigma Common Stock subject to the unexercised portion of such Sigma Option, (2) be subject to the same vesting schedule as the applicable Sigma Option, and (3) have an exercise price per share equal to (as rounded up to the nearest whole cent) the quotient of (A) the exercise price per share of such Sigma Option prior to its assumption, divided by (B) the Sigma Exchange Ratio; and (ii) each outstanding option to purchase shares of Gamma Common Stock (each, a “Gamma Option” and together with each Sigma Option, the “Company Options”), whether vested or unvested, shall be assumed by Parent and automatically converted into an option to purchase Parent Common Shares (each, an “Assumed Gamma Option” and, together with any Assumed Sigma Option, each, an “Assumed Option” and collectively, “Assumed Options”). Each Assumed Gamma Option will be subject to the terms and conditions set forth in the Parent Equity Incentive Plan and shall (1) constitute the right to acquire a number of Parent Common Shares equal to (as rounded down to the nearest whole number) the product of (A) the Gamma Exchange Ratio, multiplied by (B) the number of shares of Gamma Common Stock subject to the unexercised portion of such Gamma Option, (2) be subject to the same vesting schedule as the applicable Gamma Option, and (3) have an exercise price per share equal to (as rounded up to the nearest whole cent) the quotient of (A) the exercise price per share of such Gamma Option prior to its assumption, divided by (B) the Gamma Exchange Ratio. The adjustments described herein shall, to the extent necessary to preserve tax-qualified attributes (in the case of incentive stock options) and exemption from Section 409A (for all options), be effected in a manner that is consistent with Sections 409A and 424(a) of the Code.

(g)                (i) each Sigma Convertible Note (defined in Section 13.01) that is outstanding immediately prior to the Effective Time shall be assumed by Parent (each, an “Assumed Sigma Convertible Note”) and remain outstanding and convertible into a number of Parent Common Shares equal to (as rounded down to the nearest whole number) the product of (A) the Sigma Exchange Ratio, multiplied by (B) the number of shares of Sigma Common Stock issuable upon the conversion of such Sigma Convertible Note in accordance with such Sigma Convertible Note immediately prior to the Effective Time, (2) be subject to the same conversion schedule as the applicable Sigma Convertible Note, and (3) have a conversion price per share equal to (as rounded up to the nearest whole cent) the quotient of (A) the conversion price per share of such Sigma Convertible Note prior to its assumption, divided by (B) the Sigma Exchange Ratio; and (ii) each Gamma Convertible Note that is outstanding immediately prior to the Effective Time shall be assumed by Parent (each, an “Assumed Gamma Convertible Note” and, together with each Assumed Sigma Convertible Note, “Assumed Convertible Note(s)”) and remain outstanding and convertible into a number of Parent Common Shares equal to (as rounded down to the nearest whole number) the product of (A) the Gamma Exchange Ratio, multiplied by (B) the number of shares of Gamma Common Stock issuable upon the conversion of such Gamma Convertible Note in accordance with such Gamma Convertible Note immediately prior to the Effective Time, (2) be subject to the same conversion schedule as the applicable Gamma Convertible Note, and (3) have a conversion price per share equal to (as rounded up to the nearest whole cent) the quotient of (A) the conversion price per share of such Gamma Convertible Note prior to its assumption, divided by (B) the Gamma Exchange Ratio.

(h)                Prior to the Effective Time, Parent shall cause its stockholders to approve the Parent Equity Incentive Plan and shall adopt such resolutions as are necessary to effect the treatment of the Assumed Options contemplated by Section 1.02(f) and the treatment of the Assumed Restricted Stock contemplated by Section 1.02(d). At the Effective Time, Parent shall adopt the Parent Equity Incentive Plan and assume all obligations of the Companies under the outstanding Company Options and Company Restricted Stock, and the agreements evidencing the grants thereof, and shall administer and honor all such awards in accordance with the terms and conditions of such awards (subject to the adjustments required by reason of this Agreement or such other adjustments or amendments made by Parent in accordance with such terms and conditions). Following the Closing, Parent shall notify each holder of Sigma Options of the conversion of Sigma Options into Assumed Sigma Options and each holder of Gamma Options of the conversion of Gamma Options into Assumed Gamma Options, and shall notify each holder of Company Restricted Stock of the conversion of Company Restricted Stock into Assumed Restricted Stock. Parent shall take all corporate action necessary to reserve for issuance a sufficient number of Parent Common Shares (i) for delivery upon exercise of the Assumed Options to be issued in accordance with Section 1.02(f), and (ii) for issuance under the Parent Equity Incentive Plan.

1.03           Organizational Documents.

(a)                At the Effective Time, by virtue of the Mergers and without any further action on the part of Parent, Merger Subs, the Companies or the holders of any shares of capital stock of any of the foregoing, the certificate of incorporation of Sigma (as of immediately prior to the Effective Time) shall become the certificate of incorporation of Surviving Sigma and the certificate of incorporation of Gamma (as of immediately prior to the Effective Time) shall become the certificate of incorporation of Surviving Gamma, in each case, until thereafter amended, subject to Section 9.01, in accordance with the provisions thereof and the DGCL. At the Effective Time, the bylaws of Sigma (as of immediately prior to the Effective Time) shall become the bylaws of Surviving Sigma and the bylaws of Gamma (as of immediately prior to the Effective Time) shall become the bylaws of Surviving Gamma, in each case, until thereafter amended, subject to Section 9.01, in accordance with the provisions thereof, the certificate of incorporation of the applicable Surviving Company and the DGCL. Notwithstanding the foregoing, no such amendment to the certificate of incorporation or the bylaws of Surviving Sigma and Surviving Gamma will diminish the exculpation, indemnification or expense advancement or reimbursement provisions in respect of directors or officers of Sigma and Gamma, as applicable, that held office as of immediately prior to the Effective Time or at any time prior to such time in respect of acts or omissions occurring prior to the Effective Time.

(b)                Immediately prior to the Closing, subject to receipt of the Parent Stockholder Approval (defined in Section 13.01) on the Parent Proposals (defined in Section 13.01), Parent will file an amended and restated certificate of incorporation of Parent substantially in the form of Exhibit B and Parent will adopt amended and restated bylaws of Parent substantially in the form of Exhibit C to take effect immediately following the Closing.

1.04           Directors and Officers.

(a)                From and after the Effective Time, until successors are duly elected, appointed or otherwise designated in accordance with applicable Law, (i) the persons identified on Schedule 1.04(a) of the Company Disclosure Letter (defined in Article III) as Surviving Sigma directors will be the directors of Surviving Sigma, and the officers of Sigma at the Effective Time will be the officers of Surviving Sigma, and (ii) (i) the persons identified on Schedule 1.04(a) of the Company Disclosure Letter as Surviving Gamma directors will be the directors of Surviving Gamma, and the officers of Gamma at the Effective Time will be the officers of Surviving Gamma. Each such initial director and initial officer of Surviving Sigma and Surviving Gamma shall hold office in accordance with the certificate of incorporation and bylaws of Surviving Sigma and Surviving Gamma, as applicable, as in effect from and after the Effective Time, and Surviving Sigma and Surviving Gamma, as applicable, and Parent shall take any necessary actions (whether prior to, at or after the Effective Time) as shall be necessary or appropriate to effectuate or carry out the purpose of this Section 1.04(a).

(b)                At or prior to the Closing, Parent shall cause its board of directors, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, to take the following actions, to be effective upon the Effective Time: (i) elect to the board of directors of Parent the persons set forth on Schedule 1.04(b) of the Parent Disclosure Letter (defined in Section 13.01); and (ii) appoint as the officers of Parent the persons set forth on Schedule 1.04(b) of the Parent Disclosure Letter. All of the persons serving as directors of Parent immediately prior to the Closing who are not set forth on Schedule 1.04(b) of the Parent Disclosure Letter shall resign immediately following the election of the new directors, and all of the persons serving as officers of Parent immediately prior to the Closing who are not set forth on Schedule 1.04(b) of the Parent Disclosure Letter shall resign immediately following the appointment of the new officers, all subject to compliance with Rule 14f-1 promulgated under the Exchange Act and relevant Nasdaq rules. Subject to applicable Law, Parent, with the assistance of Sigma and Gamma, shall take all action reasonably requested by Sigma and Gamma, but consistent with the Parent Governing Documents, that is necessary to effect any such election or appointment of the designees of Sigma and Gamma to Parent’s board of directors, including mailing to Parent Stockholders the Proxy Statement (defined in Section 13.01) containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder at least 10 days prior to the Effective Time. Sigma and Gamma shall supply Parent all information with respect to it and its nominees, officers, directors and Affiliates required by such Section 14(f) and Rule 14f-1.

1.05           Company Closing Statement.

(a)                At least three (3) Business Days prior to the Closing Date (defined in Section 13.01), each Company shall deliver to Parent a closing statement (each, a “Company Closing Statement”) setting forth:

(i)                 (A) the number of shares of such Company Common Stock (including Company Restricted Stock) held by each Company Stockholder, (B) with respect to each share of Company Restricted Stock, the vesting, repurchase or other lapse conditions applicable thereto, and (C) the principal amount of the outstanding Company Convertible Notes held by each holder thereof, and the number of shares of such Company Common Stock subject to each such Company Convertible Notes as if such Company Convertible Notes converted into Parent Common Shares at the Effective Time;

(ii)               in the case of the Company Convertible Notes, the exercise price and conversion (or similar) price and, if applicable, the exercise date and conversion (or similar) date;

(iii)             each Company Stockholder that demanded properly in writing appraisal for such Company Common Stock in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of appraisal rights and the number of shares of Company Common Stock held by such Company Stockholder that are Dissenting Shares; and

(iv)              the conversion price of each Assumed Convertible Note at the Effective Time, which shall be based on the same exchange (or similar) ratio used for purposes of determining the number of Assumed Convertible Note for which such Company Convertible Note is exchanged pursuant to Section 1.02(g).

(b)                Each Company Closing Statement and each component thereof shall be prepared and calculated in accordance with the definitions contained in this Agreement.

1.06           Dissenting Shares. If applicable, and to the extent available under Section 262 of the DGCL, any share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time and that is held by a Company Stockholder who did not consent to or vote (by a valid and enforceable proxy or otherwise) in favor of the approval of this Agreement, or execute an enforceable waiver of appraisal rights to the extent permitted by applicable Law, with respect to which such stockholder complies with all of the provisions of the DGCL relevant to the exercise and perfection of appraisal rights (such share being a “Dissenting Share,” as the case may be a “Sigma Dissenting Share” or a “Gamma Dissenting Share”; and such Company Stockholder being a “Dissenting Stockholder,” as the case may be, a “Sigma Dissenting Stockholder” or a “Gamma Dissenting Stockholder”), will not be converted into the right to receive the consideration to which the Dissenting Stockholder would be entitled pursuant to Section 1.02, but rather will be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Share pursuant to Section 262 of the DGCL. If any purported Dissenting Stockholder fails to perfect such Company Stockholder’s dissenters’ rights under the DGCL or effectively withdraws or otherwise loses such rights with respect to any Dissenting Shares, such Dissenting Shares will thereupon automatically be converted into the right to receive the consideration referred to in Section 1.02, subject to the payment procedures set forth in Section 1.07 and Section 1.08 and will no longer be Dissenting Shares for purposes of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, if the Mergers are rescinded or abandoned, then the right of a Company Stockholder to be paid the fair value of such holder’s Dissenting Shares pursuant to Section 262 of the DGCL will cease. At the Effective Time, any Dissenting Stockholder shall cease to have any rights with respect to any Dissenting Shares, except the rights provided in Section 262 of the DGCL. Neither any of the Companies nor Parent shall voluntarily make any payment with respect to any demand for appraisal with respect to any Dissenting Shares without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed).

1.07           Withholding. Notwithstanding any provision contained herein to the contrary, each of Parent and the Exchange Agent (defined in Section 13.01) will be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of the Code, or under any provision of state, local or foreign Tax Law; provided that no withholding will be made if Parent or the Exchange Agent, as applicable, receives a properly completed Internal Revenue Service Form W-9 (or if applicable, the appropriate Internal Revenue Service Form W-8 or Form W-8BEN) from the applicable recipient. Any amount properly deducted or withheld pursuant to this Section 1.07 will be treated for all purposes of this Agreement as having been paid to such Person in respect of such deduction and withholding. At least five (5) Business Days prior to the Closing, Parent or the Exchange Agent, as applicable, will (a) notify the Stockholder Representative and the Company Stockholders of any anticipated withholding, (b) consult with the Stockholder Representative in good faith to determine whether such deduction and withholding is required and (c) cooperate with the Stockholder Representative and the Company Stockholders to minimize the amount of any applicable withholding. Each of Parent and the Exchange Agent will pay, or will cause to be paid, all amounts so deducted or withheld to the appropriate taxing authority within the period required under applicable Law.

1.08           Payment Methodology.

(a)                At or prior to the Effective Time, Parent shall make available to the Exchange Agent the Closing Merger Consideration Shares (defined in Section 13.01) to be paid in respect of the Company Common Stock and the Gamma Earnout Consideration Shares (defined in Section 13.01) to be paid in respect of the Gamma Common Stock, pursuant to Section 1.08(b).

(b)                After the Closing, promptly following delivery by a Company Stockholder (other than any Person who was a record holder of Excluded Shares or Dissenting Shares immediately prior to the Effective Time, solely with respect to such Excluded Shares or Dissenting Shares) to the Exchange Agent of certificates representing shares of Company Common Stock, along with a properly completed Internal Revenue Service Form W-9 (or if applicable, the appropriate Internal Revenue Service Form W-8 or Form W-8BEN), subject to the satisfaction of any other conditions as applicable, Parent will promptly issue to such Company Stockholder (and Parent will direct the Exchange Agent to take all necessary action to record and effect the same) the number of Parent Common Shares equal to the Sigma Exchange Ratio or Gamma Exchange Ratio, as applicable, multiplied by the number of shares of Sigma Common Stock or Gamma Common Stock, as applicable, held of record by such Company Stockholder immediately prior to the Effective Time. Any portion of the Closing Merger Consideration Shares remaining unclaimed by the Company Stockholders three (3) years after the Closing Date (or if earlier, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity (defined in Section 13.01)) will become, to the extent permitted by applicable Law, the property of the applicable Surviving Company free and clear of any claims or interest of any Person previously entitled thereto.

(c)                With respect to the Gamma Earnout Consideration Shares, Parent will (i) at the Closing, cause to be deposited with the Escrow Agent (as defined in Section 1.09) the Gamma Earnout Consideration Shares (less any portion of the Gamma Earnout Consideration Shares that becomes vested and deliverable to Gamma Stockholders at the Closing if any Triggering Event set forth in Annex I has been achieved prior to the Closing) in the Earnout Escrow Account pursuant to Section 1.09 and (ii) cause the Escrow Agent to disburse to each Gamma Stockholder the applicable portion of the Gamma Earnout Consideration Shares pursuant to Section 1.09 and Annex I hereto (other than with respect to Gamma Excluded Shares or Gamma Dissenting Shares immediately prior to the Effective Time) (and Parent and the Stockholder Representative will deliver such instructions to the Escrow Agent and the Exchange Agent as are necessary to effect the same, and will direct the Exchange Agent to take all necessary action to record and effect the same). Notwithstanding the foregoing, to the extent any Triggering Event set forth in Annex I has been achieved prior to the Closing, the applicable portion of the Gamma Earnout Consideration Shares shall become vested and be delivered directly to Gamma Stockholders at the Closing.

(d)                Any Closing Merger Consideration Share that is to be issued to a Company Stockholder under this Agreement will be issued directly to such Company Stockholder of record in accordance with the instructions specified by such holder in a form as is required by the Exchange Agent. In no event shall any fractional shares of Closing Merger Consideration Shares be issued under this Agreement (with any fractional share that would otherwise be issued rounded to the nearest whole share; provided, however, that in the event such rounding to the nearest whole share would result in the aggregate number of Parent Common Shares being issued to the Company Stockholders under this Agreement being greater or less than the aggregate number of Parent Common Shares equal to the Closing Merger Consideration Shares, then one or more fractional shares that may otherwise be issued to one or more Company Stockholders may be rounded as necessary using such alternative rounding methodology as mutually agreed upon between the Stockholder Representative and Parent to result in the aggregate number of Parent Common Shares being issued to the Company Stockholders under this Agreement being equal to the Closing Merger Consideration Shares). If any portion of the Closing Merger Consideration Shares is to be issued to a Person other than the Person in whose name the relevant Company Common Stock was registered immediately prior to the Effective Time, it shall be a condition to such delivery that (i) the transfer of such Company Common Stock shall have been permitted in accordance with the terms of the certificate of incorporation and bylaws of such Company, as in effect immediately prior to the Effective Time, (ii) such Company Common Stock certificate shall be properly endorsed or shall otherwise be in proper form for transfer and, (iii) the recipient of such portion of the Closing Merger Consideration Shares, or the Person in whose name such portion of the Closing Merger Consideration Shares are issued, shall have already executed and delivered counterparts to the Lock-Up Agreement in substantially the form attached hereto as Exhibit D (the “Lock-Up Agreement”) (if required pursuant to Section 8.01(f)), and such other documents as are reasonably deemed necessary by the Surviving Companies or Parent and (iv) the Person requesting such delivery shall pay to Parent any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of such Company Common Stock Certificate or establish to the satisfaction of the Surviving Companies and Parent that such Tax has been paid or is not payable.

(e)                None of Parent, the Exchange Agent, the Surviving Companies nor their Affiliates will be liable to any Company Stockholder for any Closing Merger Consideration Shares or Gamma Earnout Consideration Shares paid to any public official pursuant to applicable abandoned property, escheat or similar Laws (defined in Section 13.01).

1.09           Earnout Escrow. At or prior to the Closing, Parent, the Stockholder Representative and an escrow agent mutually acceptable to Parent and the Companies, acting reasonably (the “Escrow Agent”), shall enter into an Escrow Agreement, effective as of the Effective Time, substantially in the form attached hereto as Exhibit E (the “Escrow Agreement”), pursuant to which, at the Closing, Parent shall deposit with the Escrow Agent the Gamma Earnout Consideration Shares (less any portion of the Gamma Earnout Consideration Shares that becomes vested and deliverable to Gamma Stockholders at the Closing if any Triggering Event set forth in Annex I has been achieved prior to the Closing) in a segregated escrow account (the “Earnout Escrow Account”) and disbursed therefrom in accordance with the terms of this Agreement and the Escrow Agreement. The Gamma Earnout Consideration Shares to be deposited in the Earnout Escrow Account shall be issued, on the basis of the Gamma Earnout Consideration allocable to each Gamma Stockholder pursuant to Section 1.08(c), in the name of the Gamma Stockholders who would receive the Gamma Earnout Consideration Shares pursuant to Section 1.02(c) or 1.02(d). The Gamma Earnout Consideration Shares will appear as issued and outstanding on Parent’s balance sheet and will be legally outstanding under the DGCL. Any dividends, distributions or other income paid on or otherwise accruing to the Gamma Earnout Consideration Shares shall be distributed by the Escrow Agent for payment to the Gamma Stockholders on a current basis. While the Gamma Earnout Consideration Shares are held in the Earnout Escrow Account, each Gamma Stockholder shall be entitled to vote all Gamma Earnout Consideration Shares that have been issued in such Gamma Stockholder’s name. Once Parent with reasonable efforts determines a portion of the Gamma Earnout Consideration Shares are payable pursuant to Annex I hereto, promptly (but in no event more than five (5) Business Days) following such determination, Parent will instruct the Escrow Agent to release the relevant portion of Gamma Earnout Consideration Shares from the Earnout Escrow Account to the Gamma Stockholders in accordance with Section 1.08(c). If a portion of the Gamma Earnout Consideration Shares does not become payable within the time period commencing on the date hereof and ending on April 30, 2023 (the “Earnout Period”), Parent and the Stockholder Representative will jointly instruct the Escrow Agent to release the relevant portion of the Gamma Earnout Consideration Shares from the Earnout Escrow Account to Parent and Parent shall cancel such portion of the Gamma Earnout Consideration Shares. For U.S. federal, state and local income tax purposes and foreign tax purposes, the Parties shall treat the Gamma Earnout Consideration Shares, and all dividends earnings or income, if any, earned with respect to the Gamma Earnout Consideration Shares while held by the Escrow Agent, as owned by the Gamma Stockholders until such time as they are released or cancelled by Parent.

ARTICLE II
THE CLOSING

2.01           The Closing. The closing of the Mergers (the “Closing”) will take place at the offices of Robinson & Cole LLP, 666 Third Avenue, 15th Floor, New York, New York 10017, at 10:00 a.m. New York City time on the second Business Day following full satisfaction or due waiver of all of the closing conditions set forth in Article VIII hereof (other than those to be satisfied at the Closing itself, but subject to the satisfaction or waiver of such conditions) or on such other date and/or time as is mutually agreed to in writing by Parent and the Stockholder Representative. The date on which the Closing actually occurs is referred to herein as the “Closing Date.”

2.02           The Closing Transactions. Subject to the terms and conditions set forth in this Agreement, on the Closing Date:

(a)                the Companies and Merger Subs will cause the Certificates of Merger to be executed and filed with the Secretary of State of the State of Delaware;

(b)                Parent and the Companies will make such other deliveries as are required by Article VIII hereof.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANIES

As of the date of this Agreement and as of the Closing Date (except as otherwise indicated), except as set forth in the disclosure letter to this Agreement delivered to Parent and Merger Subs by the Companies on the date of this Agreement (the “Company Disclosure Letter”) (each Schedule of which, subject to Section 12.02, qualifies the correspondingly numbered and lettered representations in this Article III), each Company, as to itself, hereby represents and warrants to Parent as follows in this Article III:

3.01           Existence and Good Standing.

(a)                Such Company is duly organized, validly existing and, to the extent applicable in the respective jurisdiction, in good standing under the Laws of the jurisdiction in which it is incorporated or organized. Such Company has all requisite corporate power and authority to own, lease and operate the properties and assets it owns, leases and operates and to carry on its business as such business is conducted, as of the date hereof.

(b)                Such Company is qualified to do business as a foreign entity in each jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where failure to be so duly qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Such Company has made available to Parent an accurate and complete copy of each Governing Document of such Company, in each case, as in effect as of the date of this Agreement. Such Governing Documents are in full force and effect.

3.02           Authority; Enforceability. Such Company has the full corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, and to perform its obligations under this Agreement and the other Transaction Documents to which it is a party, subject (in the case of performance) to obtaining the applicable Written Stockholder Consent. The execution, delivery and performance of this Agreement and the other Transaction Documents to which such Company is a party have been duly and validly authorized by all required corporate action on behalf of such Company, subject to obtaining the applicable Written Stockholder Consent. This Agreement and each of the other Transaction Documents to which such Company is a party (or will be a party at the Closing) constitutes (or will constitute) the valid and binding obligation of such Company enforceable against such Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other legal requirements relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity).

3.03           No Violations. Except for (i) the filing of the Certificates of Merger, as applicable, with the Secretary of State of the State of Delaware, (ii) receipt of each Written Stockholder Consent, (iii) compliance with and filings under the HSR Act, and (iv) any violation, conflict, breach or default resulting solely from Parent or Merger Subs being party to the transactions contemplated hereby, the execution and delivery of this Agreement by such Company and the execution and delivery of the other Transaction Documents to which such Company is a party does not and will not, and the performance and compliance with the terms and conditions hereof and thereof by such Company and the consummation of the transactions contemplated hereby and thereby by such Company will not (with or without notice or passage of time, or both):

(a)                violate, conflict with, result in a breach or constitute a default under any of the provisions of the Governing Documents of such Company; or

(b)                (i) violate or conflict with any provision of, (ii) cause a default under, or (iii) give rise to, or result in, a right of termination, cancellation, or acceleration of any obligation under any Legal Requirement (defined in Section 13.01) applicable to such Company, except in each case as would not reasonably be expected to have a Material Adverse Effect.

3.04           Capitalization; Subsidiaries.

(a)                The total number of shares of stock which such Company has authority to issue is (A) with respect to Sigma, 15,000,000 shares of capital stock, all of which are classified as Sigma Common Stock, of which (i) 12,000,000 shares are designated Class A common stock, of which, as of the date hereof, 8,748,694 are issued and outstanding (including 1,456,407 shares of Sigma Restricted Stock), and (ii) 3,000,000 shares are designated Class B common stock of which, as of the date hereof, 3,000,000 are issued and outstanding; and (B) with respect to Gamma, 15,000,000 shares of capital stock, all of which are classified as Gamma Common Stock, of which (i) 12,000,000 shares are designated Class A common stock, of which, as of the date hereof, 8,456,407 are issued and outstanding (including 1,456,407 shares of Gamma Restricted Stock), and (ii) 3,000,000 shares are designated Class B common stock of which, as of the date hereof, 3,000,000 are issued and outstanding. As of the date hereof, no shares of Company Common Stock are held as treasury shares of such Company. All the outstanding shares of capital stock of such Company have been duly and validly issued and are fully paid and non-assessable, and were issued in accordance with the registration or qualification requirements of the Securities Act (defined in Section 13.01), and any relevant state securities Laws or pursuant to valid exemptions therefrom.

(b)                Such Company has no Subsidiaries as of the date hereof. Such Company’s issued and outstanding shares of capital stock, nominal share capital or other equity securities have been, to the extent applicable, duly authorized and validly issued and are fully paid and non-assessable. Except as set forth in Schedule 3.04 of the Company Disclosure Letter, as of the date hereof, such Company has not granted any outstanding options, share appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for Company Common Stock. Except as set forth in Schedule 3.04 of the Company Disclosure Letter, there are no agreements requiring such Company to issue, purchase, redeem or otherwise acquire, or transfer, sell or otherwise dispose of any shares of capital stock or other securities of such Company, including any options, subscriptions, rights, warrants, calls or other similar commitments or agreements relating thereto, or any share appreciation rights or securities convertible into or exchangeable or exercisable for Company Common Stock, or any commitments or agreements the value of which is determined by reference to the Company Common Stock. Except as set forth in Schedule 3.04 of the Company Disclosure Letter, to the Knowledge (defined in Section 13.01) of such Company, no shares of capital stock or other securities of such Company are subject to any proxies, voting agreements, voting trusts or other similar arrangements which affect the rights of holder(s) to vote such securities, nor are any stockholder agreements, buy-sell agreements, restricted stock purchase agreements, preferred stock purchase agreements, warrant purchase agreements, stock issuance agreements, stock option agreements, rights of first refusal or other similar agreements, in each case, to which such Company is a party, existing as of the date hereof with respect to such securities which in any manner would affect the title of any holder(s) to such securities or the rights of any holder(s) to sell the same free and clear of all Liens (defined in Section 13.01).

3.05           Financial Statements and Other Financial Matters; No Undisclosed Liabilities.

(a)                Set forth in Schedule 3.05(a) of the Company Disclosure Letter are the following financial statements (collectively with any Quarterly Financial Statements or Annual Financial Statements which such Company has delivered as of the date hereof or as of the Closing, as applicable, pursuant to Section 5.09, the “Company Financial Statements”):

(i)                 with respect to Sigma, the audited balance sheets of such Company as of December 31, 2021 and December 31, 2020 and the related audited statements of cash flows for the years ended December 31, 2021 and December 31, 2020, statements of operations for the year ended December 31, 2021 and the period from December 14, 2020 to December 31, 2020, and statement of changes in members’ equity for the period from December 14, 2020 to December 31, 2021; and

(ii)               with respect to Gamma, the audited balance sheet of such Company as of December 31, 2021 and the related audited statements of operations, cash flows and changes in members equity for the period from August 12, 2021 to December 31, 2021.

(b)                The Company Financial Statements of such Company have been prepared on a consistent basis with such Company’s past practices, and fairly present the financial condition and results of operations of such Company at the respective dates and for the respective periods described above, all in accordance with GAAP, except as noted therein. Since December 31, 2021, such Company has not changed its accounting policies, principles, methods or practices in any material respect, and all of such policies, principles, methods and practices are in accordance with GAAP.

(c)                Since December 31, 2021, such Company has not incurred any obligation or liability (whether accrued, absolute, contingent or otherwise) of the type required to be reflected on a consolidated balance sheet prepared in accordance with GAAP applied on a basis consistent with the applicable Company Financial Statements, other than any such liabilities or obligations (i) incurred in the Ordinary Course of Business (defined in Section 13.01) since December 31, 2021, (ii) that are described in Schedule 3.05(c) of the Company Disclosure Letter, (iii) incurred in connection with the transactions contemplated by this Agreement, (iv) for performance of obligations of such Company under the Material Contracts, or (v) otherwise disclosed in the Company Financial Statements, this Agreement or the Company Disclosure Letter.

(d)                Except as set forth in Schedule 3.05(d) of the Company Disclosure Letter, such Company has no Indebtedness outstanding as of the date hereof.

3.06           Absence of Certain Changes. During the period from December 31, 2021 to the date hereof, except as set forth in Schedule 3.06 of the Company Disclosure Letter and except for any Pandemic Measures, such Company has conducted its business in the ordinary course substantially consistent with past practices and:

(a)                there has not been a Material Adverse Effect;

(b)                such Company has not declared, set aside or paid any dividend or other distribution or payment in respect of its securities other than intercompany distributions;

(c)                such Company has not sold, assigned, transferred, conveyed, leased or otherwise disposed of any material portion of its assets or incurred any Indebtedness, except in the Ordinary Course of Business;

(d)                such Company has not made any loans, advances, or capital contributions to, or investments in, any Person other than Parent or another Company or employee advances for business expenses in the Ordinary Course of Business;

(e)                such Company has not (i) increased the base salary or base wages payable to any of its officers or employees other than increases made in the Ordinary Course of Business, (ii) increased severance obligations payable to any of its officers or employees or (iii) made or committed to make any bonus payment to any of its employees or agents other than payments or arrangements in the Ordinary Course of Business;

(f)                 such Company has not acquired by merger, consolidation or otherwise any business of any Person or division thereof;

(g)                except as set forth on Schedule 3.11 of the Company Disclosure Letter, there has not been any casualty event that has resulted in or is reasonably likely to result in a loss to such Company in excess of $500,000, whether or not covered by insurance;

(h)                there has not been any material change by such Company in accounting or Tax reporting principles, methods or policies;

(i)                 such Company has not made or rescinded any material election relating to Taxes, settled or compromised any material Claim relating to Taxes, or amended any material Tax Return;

(j)                 such Company has not settled any material Legal Proceedings (defined in Section 13.01); and

(k)                such Company has not agreed or committed, whether orally or in writing, to do any of the foregoing.

3.07           Real Property.

(a)                Such Company does not own any real property.

(b)                Schedule 3.07(b) of the Company Disclosure Letter lists all real property in which such Company owns a leasehold interest as of the date hereof (the “Leased Real Property”) and a complete list of the Real Property Leases (defined in Section 13.01) applicable thereto. A true and complete copy of each of such written Real Property Leases, as in effect as of the date hereof, has been delivered to Parent and none of such written Real Property Leases has been modified in any respect, except to the extent that such modifications are disclosed by the copies delivered to Parent. The title in and to the leasehold interests in the Leased Real Property of each such Company is free and clear of Liens, except for Permitted Liens (defined in Section 13.01). Each of such Real Property Leases is in full force and effect and such Company holds valid and existing leasehold interests thereunder as of the date hereof. Other than assignments or security interests that have been or will be terminated and released on or prior to the Closing Date, such Company has not previously assigned its interest or granted any other security interest in any of such Real Property Leases.

3.08           Tax Matters. Except as would not reasonably be expected to have a Material Adverse Effect:

(a)                Such Company has timely filed (taking into account all applicable extensions) all Tax Returns (defined in Section 13.01) in all jurisdictions in which Tax Returns are required to be filed by it and all such Tax Returns are true, correct, and complete in all respects;

(b)                all Taxes of such Company (whether or not shown on any Tax Returns) that are due have been fully and timely paid;

(c)                such Company has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party;

(d)                there are no Liens for Taxes (except Taxes not yet due and payable) on any of the assets of such Company;

(e)                there are no pending or threatened in writing disputes, claims, audits, examinations or other proceedings regarding any material Taxes of the such Company or the assets of such Company; and

(f)                 no deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed against such Company.

Notwithstanding any other provision in this Agreement, the representations and warranties in this Section 3.08, Section 3.13 and Section 3.26 are the only representations and warranties in this Agreement with respect to the Tax matters of the Companies and no representation or warranty is given and no indemnity shall be owed under this Agreement with respect to any taxable period (or part thereof) that begins after the Closing Date.

3.09           Contracts.

(a)                Schedule 3.09(a) of the Company Disclosure Letter sets forth a correct and complete list of the following contracts to which such Company is a party or bound as of the date hereof, other than those that have terminated or have been fully performed in accordance with their terms, or are Company Employee Benefit Plans, or that have no material, continuing rights or obligations thereunder (each, as amended to date, a “Material Contract”):

(i)                 each lease or agreement under which such Company is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $200,000 (excluding the Real Property Leases);

(ii)               each contract (other than those entered into by such Company in the Ordinary Course of Business and contracts that can be terminated on not more than 90 days’ notice) that involves future payments, performance or services to or by such Company of any amount or value reasonably expected to exceed $500,000 in the 2022 calendar year or $1,000,000 in the aggregate;

(iii)             each contract by which any Intellectual Property (defined in Section 13.01) is licensed to or licensed from such Company and that involves annual individual license or maintenance fees in excess of $200,000, other than pursuant to licenses to such Company with respect to off-the-shelf or other unmodified commercially available software, including software licensed under “click-wrap” or “shrink-wrap” agreements;

(iv)              each material joint venture, partnership, strategic alliance or licensing arrangement (other than licenses of Intellectual Property) with a third party involving the sharing of profits of such Company with such third party;

(v)                each contract that prohibits such Company from competing in the business of such Company as conducted as of the date hereof or in any geographic area or that restricts such Company’s ability to solicit or hire any person as an employee;

(vi)              each contract with any director, officer, employee or equity holder of such Company (other than contracts relating to any person’s employment with such Company);

(vii)            each contract under which such Company has made advances or loans to another Person, other than to another Company or with respect to employee advances for business expenses in the Ordinary Course of Business;

(viii)          each contract relating to the incurrence, assumption or guarantee by such Company of any Indebtedness under which the principal amount outstanding thereunder payable by such Company is greater than $200,000, other than contracts solely between or among the Companies;

(ix)              each contract with any labor union or collective bargaining association representing any employee of such Company; and

(x)                each contract for the sale of any material assets of such Company other than in the Ordinary Course of Business or for the grant to any Person of any preferential purchase rights to purchase any of its material assets.

(b)                With respect to each Material Contract to which such Company is a party, and except as set forth in Schedule 3.09(b) of the Company Disclosure Letter, as of the date hereof (i) such Material Contract is the legal and valid obligation of such Company, and, to the Knowledge of such Company, of each other party thereto, enforceable against such Company and, to the Knowledge of such Company, each other party thereto, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other legal requirements relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity), (ii) such Company has not given a written notice of its intent to terminate, materially modify, materially amend or otherwise materially alter the terms and conditions of any Material Contract to which it is a party and has not received any written claim of default under any such Material Contract, other than defaults that have been cured or waived in writing or would not reasonably be expected to have a Material Adverse Effect, and (iii) neither such Company nor, to such Company’s Knowledge, any other party to any Material Contract to which such Company is a party is in material breach of or in material default under any such Material Contract. Such Company has furnished or made available to Parent true and complete copies of all Material Contracts to which such Company is a party, including any amendments to such Material Contracts.

3.10           Intellectual Property.

(a)                Schedule 3.10(a) of the Company Disclosure Letter sets forth a true and complete list of all registrations and all applications for registration of Intellectual Property that is owned by such Company, and all registrations and registration applications that are in the name of such Company. Such Company owns or has valid rights to use all Intellectual Property that is used in the course of the operations of the business of such Company as conducted as of the date hereof.

(b)                Except as set forth on Schedule 3.10(b) of the Company Disclosure Letter, as of the date hereof such Company has not received any written notice of any violation or infringement of any asserted rights of any other Person, or invalidity of any Intellectual Property of such Company with respect to any Intellectual Property of any other Person, nor, to the Knowledge of such Company, is such Company in violation or infringement of any Intellectual Property of any other Person. Except as set forth on Schedule 3.10(b) of the Company Disclosure Letter, to the Knowledge of such Company, no third party is infringing, in any material respect, any of the Intellectual Property of such Company.

(c)                Except as set forth on Schedule 3.10(c) of the Company Disclosure Letter, such Company has the right to use, execute, reproduce, display, perform, modify, enhance, distribute, prepare derivative works of and sublicense, without payment to any other Person, all of the Intellectual Property owned or purported to be owned by such Company.

(d)                Except as set forth on Schedule 3.10(d) of the Company Disclosure Letter, such Company does not use any Open Source Software (defined in Section 13.01) in a manner that (i) requires any Intellectual Property owned or purported to be owned by such Company to be distributed in source code form or otherwise disclosed; or (ii) restricts the consideration to be charged for the distribution of any Intellectual Property owned or purported to be owned by such Company. To the Knowledge of such Company, none of the Intellectual Property owned or purported to be owned by such Company contains any virus, computer instructions, circuitry, or other technological means intended by such Company to disrupt, damage or interfere with operations of applicable software. If software (other than commercially available, off-the-shelf software) that is material to the operation of the business has been created by and is owned by such Company, the name of the program and purpose is indicated on Schedule 3.10(d) of the Company Disclosure Letter.

(e)                Except as set forth on Schedule 3.10(e) of the Company Disclosure Letter, each of the employees, agents, consultants or contractors of such Company who have contributed to or participated in the discovery, creation or development of any material Intellectual Property on behalf of such Company (“Personnel”) (i) has assigned to such Company, or is under a valid obligation to assign to such Company by contract or otherwise, all right, title and interest in such Intellectual Property, or (ii) is a party to a valid “work for hire” agreement under which such Company is deemed to be the original author/owner of all subject matter included in such Intellectual Property; or (iii) to the extent the Personnel of such Company do not have the ability to take any of the actions described in the foregoing clauses (i) or (ii), has granted to such Company a license or other legally enforceable right granting such Company perpetual, unrestricted and royalty-free rights to use such Intellectual Property.

(f)                 To the Knowledge of such Company, such Company has no material Trade Secrets (defined in Section 13.01).

(g)                Subject to any necessary notices and consents, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby will not, to the Knowledge of such Company, result in the forfeiture, cancellation, termination or other material impairment of, or give rise to any right of any Person to cancel, terminate or otherwise impair the right of such Company to own or use or otherwise exercise any rights that such Company currently has with respect to any material Intellectual Property that is owned or used in the course of the operations of the business of such Company as conducted as of the date hereof.

3.11           Legal Proceedings; Orders. Except as set forth in Schedule 3.11 of the Company Disclosure Letter, as of the date hereof, there are no Legal Proceedings pending and, to the Knowledge of such Company, there are no Legal Proceeding threatened in writing, against such Company other than any such Legal Proceeding that does not involve an amount in controversy in excess of $100,000 and does not seek material injunctive or other material non-monetary relief. Except as set forth in Schedule 3.11 of the Company Disclosure Letter, there is no Order (defined in Section 13.01) outstanding as of the date hereof (whether rendered by a Governmental Entity or by arbitration) against such Company or by which such Company is bound that involves an unsatisfied monetary obligation in excess of $100,000 or would reasonably be expected to have a Material Adverse Effect; provided that the representation in this sentence is not intended to cover Permits (which are covered in Section 3.15).

3.12           Consents. No approval, consent, waiver or authorization of, no Order or filing with, and no notice to, any Governmental Entity or any counterparty to a Material Contract or Real Property Lease is or will be required to be obtained or made by or on behalf of such Company in connection with the execution, delivery or performance of this Agreement or the consummation of the Mergers, except (a) for those set forth in Schedule 3.12 of the Company Disclosure Letter, (b) for the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (c) for the filing of the Certificates of Merger with the Secretary of State of the State of Delaware and (d) for a non-material approval, consent, waiver, authorization, filing or notice.

3.13           Employee Benefit Plans.

(a)                Schedule 3.13(a) of the Company Disclosure Letter sets forth a correct and complete list of all material Company Employee Benefit Plans of such Company as of the date hereof.

(b)                There has been made available to Parent, with respect to each material Company Employee Benefit Plan of such Company in effect as of the date hereof, the following, to the extent applicable: (i) a copy of each current plan document for each such Company Employee Benefit Plan or, in the case of any such Company Employee Benefit Plan that is unwritten, a written description thereof, (ii) a copy of each current annual report and summary annual report (including all Schedules and attachments), (iii) a copy of each current summary plan description, together with each summary of a material modification with respect to such plan, (iv) with respect to each such plan that is intended to be qualified under Section 401(a) of the Code, a copy of the determination letter issued by the Internal Revenue Service with respect to the qualified status of such plan, and (v) a copy of each current trust agreement and insurance contract.

(c)                Each Company Employee Benefit Plan of such Company has been maintained, operated and administered in all material respects in accordance with its terms and any related documents or agreements, and in compliance in all material respects with all applicable legal requirements, including ERISA (defined in Section 13.01) and the Code. Each Company Employee Benefit Plan of such Company intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and to the Knowledge of such Company, nothing has occurred since the date of any such determination that could reasonably be expected to give the Internal Revenue Service grounds to revoke such determination.

(d)                Except as set forth in Schedule 3.13(d) of the Company Disclosure Letter, no Company Employee Benefit Plan of such Company is covered by Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code and neither such Company nor any ERISA Affiliate (defined in Section 13.01) of such Company has sponsored, maintained, contributed or had any liability with respect to such a plan within the six years prior to the Closing Date. Neither such Company nor any ERISA Affiliate of such Company contributes to or has an obligation to contribute to, and neither such Company nor any ERISA Affiliate of such Company has at any time within the six years prior to the Closing Date contributed to, had an obligation to contribute to or had otherwise any liability with respect to any “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code. No Company Employee Benefit Plan of such Company provides post-termination medical or life insurance benefits to any Person, other than as required by Section 4980B of the Code.

(e)                Except as set forth in Schedule 3.13(e) of the Company Disclosure Letter (with specific reference to the applicable clause below), neither the execution of this Agreement nor the consummation of the Mergers will (i) entitle any employee, officer or director of such Company to any material payment, (ii) accelerate the time of payment, vesting, funding or materially increase the amount of compensation due to any employee, officer, consultant or director from such Company, (iii) result in any material payments by such Company which would not be deductible under Section 280G of the Code, (iv) give rise to any material liability under any Company Employee Benefit Plan of such Company, (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Employee Benefit Plan of such Company or (vi) require such Company to provide a “gross-up,” indemnification for, or payment to any individual for any taxes imposed under Section 409A or Section 4999 of the Code or any other tax.

(f)                 Except as otherwise provided in Section 3.08, this Section 3.13 contains the sole and exclusive representations and warranties of each Company with respect to compliance with any employee benefit matters.

3.14           Insurance. Schedule 3.14 of the Company Disclosure Letter sets forth a list of all policies of insurance maintained by, or for the benefit of, such Company as of the date hereof (specifying the insurer and type of insurance) and also lists each claim (other than a claim that resulted in coverage of less than $200,000) made by such Company since its incorporation through the date hereof (including with respect to insurance obtained but not currently maintained). Except as set forth in Schedule 3.14 of the Company Disclosure Letter, all insurance coverage maintained with respect to such Company is occurrence-based. With respect to each insurance policy listed in Schedule 3.14 of the Company Disclosure Letter with respect to such Company, neither such Company nor, to the Knowledge of such Company, the insurer, is in material breach or material default (including with respect to the payment of premiums or the giving of notices), under such policy. All such policies are in full force and effect and no written notice of early cancellation or early termination has been received by such Company as of the date hereof with respect to any such policy and the policy limits have not been exhausted or, except as set forth in Schedule 3.14 of the Company Disclosure Letter, reduced excess liability limits by an amount equal to or greater than $1,000,000. All claims, occurrences, litigation and circumstances that could reasonably expected by such Company to lead to a claim that would be covered by insurance policies have been properly reported to the applicable insurer in a timely fashion, except where the failure to report such a claim, occurrence, litigation or circumstance would not reasonably be expected to have a Material Adverse Effect. Except as disclosed in Schedule 3.11 of the Company Disclosure Letter, since the incorporation of such Company through the date hereof, no insurer has made a “reservation of rights” or refusal to cover any or all of any portion of any matters, subject to applicable policy limits, deductibles and self-insurance retentions.

3.15           Legal Requirements and Permits.

(a)                Such Company is in compliance in all material respects with all applicable Legal Requirements. To the Knowledge of such Company, as of the date hereof such Company is not under investigation by any Governmental Entity with respect to any alleged material violation of any applicable Legal Requirements.

(b)                Such Company has been granted all licenses, permits, consents, approvals, franchises and other authorizations required to be obtained by it under any Legal Requirement (each a “Permit”) necessary for and material to the conduct of the business as conducted as of the date hereof, taken as a whole (collectively, the “Material Permits”). The Material Permits of such Company are valid and in full force and effect and such Company is in material compliance with all of its Material Permits. As of the date hereof there is no lawsuit or similar proceeding pending or, to the Knowledge of such Company, threatened, to revoke, suspend, withdraw or terminate any Material Permit of such Company.

(c)                This Section 3.15 will not apply to any matters relating to environmental matters, Tax matters or employee benefit plan matters as it is the Parties’ intent that Section 3.16 will cover matters relating to environmental matters exclusively, Sections 3.08 and 3.13 will cover matters relating to Tax matters exclusively and Sections 3.08 and 3.13 will cover matters relating to employee benefit plan matters exclusively.

3.16           Environmental Matters.

(a)                To the Knowledge of such Company, except as set forth in Schedule 3.16(a) of the Company Disclosure Letter, such Company is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by such Company of all material permits, licenses, consents, approvals and other governmental authorizations required under Environmental Laws (“Environmental Permits”) necessary to conduct the business of such Company as such business is currently being conducted, and such Environmental Permits are valid and in full force and affect and such Company is in compliance in all material respects with the terms and conditions thereof.

(b)                To the Knowledge of such Company, except as set forth in Schedule 3.16(b) of the Company Disclosure Letter, there is no material Environmental Claim pending or threatened against such Company as of the date hereof that has not been fully resolved. To the Knowledge of such Company, there has been no release of any Hazardous Materials at any Leased Real Property of such Company in violation of applicable Environmental Laws that would reasonably be expected to result in any material liability against such Company, including any material cleanup liability, under Environmental Laws and no handling, storage or generation of wastes containing Hazardous Materials by such Company that would reasonably be expected to result in any material liability against such Company under Environmental Laws.

(c)                To the Knowledge of such Company, except as set forth in Schedule 3.16(c) of the Company Disclosure Letter, such Company has not been subject to any Order issued since its incorporation through the date hereof specifically with respect to such Company or its Leased Real Property that has not been fully resolved relating to compliance with, or the Release (defined in Section 13.01) or cleanup of Hazardous Materials under, any Environmental Laws.

(d)                Except as otherwise provided in Section 3.05 and Section 3.06, this Section 3.16 contains the sole and exclusive representations and warranties of each Company with respect to matters arising under any Environmental Laws.

3.17           Relationships with Related Persons. Except as set forth in Schedule 3.17 of the Company Disclosure Letter, such Company is not party to any contracts with any Affiliate, stockholder, employee, member, manager, officer or director of such Company other than contracts governing an individual’s provision of services to such Company and employee benefits and contracts between Companies. Except as set forth in Schedule 3.17 of the Company Disclosure Letter, such Company has not loaned or advanced any amounts that remain outstanding to, or received any loans or advancement of any amounts from, any Affiliate, stockholder, employee, member, manager, officer or director of such Company, other than in the Ordinary Course of Business or intercompany loans between Companies, and such Company has not borrowed funds from any of the foregoing that remains outstanding other than intercompany loans between Companies. Except as set forth on Schedule 3.17 of the Company Disclosure Letter, no Affiliate, stockholder, employee, member, manager, officer or director of such Company (other than another Company) (a) owns any material property right, tangible or intangible, which is used by such Company in the conduct of its business or (b) owns, directly or, to the Knowledge of such Company, indirectly, any Person that is a material customer, supplier, competitor or lessor of such Company.

3.18           Employees; Employment Matters and Independent Contractors.

(a)                Such Company is not bound by or subject to any contract with any labor union. To the Knowledge of such Company, except as set forth in Schedule 3.18(a) of the Company Disclosure Letter, as of the date hereof, no labor union has requested or has sought to represent any of the employees of such Company. As of the date hereof and within the 12 months prior to the date hereof, there is no, nor has there been, any material labor dispute involving the employees of such Company pending or, to the Knowledge of such Company, threatened against such Company. Such Company has not engaged in any plant closing or employee layoff activities since December 31, 2021 that violated the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local plant closing or mass layoff statute, rule or regulation.

(b)                Except as set forth in Schedule 3.18(b) of the Company Disclosure Letter or as would not reasonably be expected to have a Material Adverse Effect, (i) such Company is in compliance with all applicable Laws respecting labor, employment, fair employment practices (including equal employment opportunity laws), terms and conditions of employment, classification of employees, workers’ compensation, occupational safety and health, immigration, affirmative action, employee and data privacy, plant closings, and wages and hours, and (ii) all payments due from such Company on account of wages have been paid or properly accrued as a liability on the books of such Company. Except as set forth on Schedule 3.18(b) of the Company Disclosure Letter, as of the date hereof there is no pending or, to the Knowledge of such Company, threatened charge, complaint, arbitration, audit, investigation or other action brought by or on behalf of, or otherwise involving, any current or former employee, any person alleged to be a current or former employee, any applicant for employment, or any class of the foregoing, or any Governmental Entity, that involves the labor or employment relations and practices of such Company that would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

(c)                To the Knowledge of such Company, as of the date hereof no officer, executive or management-level employee of such Company is party to any confidentiality, non-competition, non-solicitation, proprietary rights or other such agreement that would materially restrict the performance of such Person’s current employment duties with such Company or the ability of such Company to conduct its business as currently conducted.

(d)                Except as set forth in Schedule 3.18(d) of the Company Disclosure Letter, no collective labor agreement or similar agreement is applicable to such Company domiciled outside the United States or any of their employees, and there are no agreements with any trade union, staff association or staff works council or other organization of employees or workers. As of the date hereof and within the 12 months prior to the date hereof, there is not, nor has there been, any material labor dispute involving the employees of such Company outside the United States pending or, to the Knowledge of such Company, threatened against such Company.

(e)                Except as set forth in Schedule 3.18(e) of the Company Disclosure Letter, the consummation of the transactions contemplated hereby, either singly or in conjunction with any other event, will not (i) entitle any current or former employee, director or independent contractor of such Company to severance pay, unemployment compensation or any other payment in any material amount, except for such amounts included in Indebtedness or as otherwise expressly provided in this Agreement or (ii) accelerate the time of payment or vesting or increase the amount of compensation due to any current or former employee, director or independent contractor of such Company.

3.19           Brokers’ Fees. Except as set forth in Schedule 3.19 of the Company Disclosure Letter, such Company is not liable for any investment banking fee, finder’s fee, brokerage payment or other like payment in connection with the origination, negotiation or consummation of the transactions contemplated herein that will be the obligation of Parent or any of the Companies (following the Closing).

3.20           Absence of Certain Payments. As of the date of this Agreement, to the Knowledge of such Company, no employee of such Company has, and no agent or Representative (defined in Section 13.01) when acting on behalf of such Company has, in violation of Law (i) used any corporate funds for any contribution, gift, entertainment or other expense relating to political activity; (ii) made any direct or indirect payment to any foreign or domestic government official or employee from corporate funds; (iii) violated any provision of the Foreign Corrupt Practices Act of 1977; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other payment.

3.21           Books and Records. All books and records of such Company are accurate and are maintained in accordance with applicable Laws, in each case, in all material respects.

3.22           Title, Condition and Sufficiency of Assets.

(a)                Except as set forth on Schedule 3.22(a) of the Company Disclosure Letter, such Company owns good title to, or holds pursuant to valid and enforceable leases, all of the items of tangible, personal property shown to be owned or leased by it on its balance sheet as of December 31, 2021, free and clear of all Liens, except for Permitted Liens, except for items that have been sold or disposed of subsequent to December 31, 2021 in the Ordinary Course of Business.

(b)                The assets owned and leased by such Company constitute substantially all the assets used in connection with the business of such Company. Such assets constitute substantially all the assets necessary for such Company to continue to conduct its business following the Closing as it is currently being conducted in the Ordinary Course of Business.

3.23           Company Information. None of the information supplied or to be supplied by such Company or any of its Affiliates relating to such Company and/or its stockholders, members, control Persons and Representatives expressly for inclusion in the filings with the SEC, mailings to Parent’s stockholders with respect to the Offer, and/or the redemption of Parent Common Shares, any supplements thereto and/or in any other document filed with any Governmental Entity in connection herewith (including the Offer Documents), will, at the date of filing and/or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by such Company or that are included in such filings and/or mailings). No representation or warranty is made by any Company or its Affiliates with respect to statements made or incorporated by reference therein based on information supplied or to be supplied by, or on behalf of, Parent or any of its Affiliates.

3.24           Vote Required. The approvals of (a) with respect to Sigma, the holders of a majority of the outstanding shares of Sigma Common Stock, voting together as a single class on an as-converted basis, and (b) with respect to Gamma, the holders of a majority of the outstanding shares of Gamma Common Stock, voting together as a single class on an as-converted basis, are the only votes of any class or series of capital stock of such Company that are required to approve this Agreement and the Mergers and the transactions contemplated herein.

3.25           Contemplated Acquisitions. Since its incorporation, such Company has not entered into any letter of intent, non-disclosure agreement, confidentiality agreement, purchase, acquisition or similar business combination agreement with any Person concerning any Contemplated Acquisition.

3.26           Tax-Free Reorganization. As of the date hereof, such Company has not taken any action or failed to take any action which action or failure would reasonably be expected to jeopardize, nor to the Knowledge of such Company is there any other fact or circumstance that could reasonably be expected to prevent (a) such Company from delivering the Company Representation Letter or obtaining the Company Tax Opinions, or (b) the Mergers from qualifying for the Intended Tax Treatment (defined in Section 13.01).

3.27           Bank Accounts. Schedule 3.27 of the Company Disclosure Letter sets forth a true and complete list of (a) the name and address of each bank with which the such Company has an account or safe deposit box, (b) the name of each Person authorized to draw thereon or have access thereto, and (c) the account number for each bank account of such Company.

and conditions of this Agreement.

3.28           NO ADDITIONAL REPRESENTATIONS; NO RELIANCE. PARENT AND MERGER SUBS ACKNOWLEDGE AND AGREE THAT: (A) NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY EACH COMPANY IN THIS ARTICLE III, NO COMPANY OR AFFILIATE THEREOF NOR ANY OTHER PERSON HAS MADE ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE COMPANIES OR ANY OTHER PERSON OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PARENT, MERGER SUBS OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION, FORECASTS, PROJECTIONS OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING; (B) PARENT AND MERGER SUBS HAVE NOT RELIED ON ANY REPRESENTATION OR WARRANTY FROM THE COMPANY STOCKHOLDERS, EACH COMPANY OR ANY OTHER PERSON IN DETERMINING TO ENTER INTO THIS AGREEMENT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT; AND (C) NONE OF THE COMPANY STOCKHOLDERS, EACH COMPANY OR ANY OTHER PERSON WILL HAVE, OR BE SUBJECT TO, ANY LIABILITY TO PARENT, MERGER SUBS OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO PARENT AND MERGER SUBS, OR THEIR USE, OF ANY INFORMATION REGARDING THE COMPANIES FURNISHED OR MADE AVAILABLE TO PARENT AND MERGER SUBS AND THEIR REPRESENTATIVES, INCLUDING ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO PARENT IN ANY DATA ROOM, MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED HEREBY, EXCEPT IN THE CASE OF FRAUD. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY EACH COMPANY IN ARTICLE III, ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED BY EACH COMPANY.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS

As of the date of this Agreement and as of the Closing Date (except as otherwise indicated), except as set forth in the disclosure letter to this Agreement delivered to the Companies by Parent and Merger Subs on the date of this Agreement (the “Parent Disclosure Letter”) (each section of which, subject to Section 12.02, qualifies the correspondingly numbered and lettered representations in this Article IV), each of Parent and Merger Subs hereby represents and warrants to the Companies as follows in this Article IV:

4.01           Organization and Power. Each of Parent and Merger Subs is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. There is no pending, or to Parent’s Knowledge, threatened, action for the dissolution, liquidation or insolvency of either Parent or Merger Subs, as of the date hereof.

4.02           Authorization. Subject to receipt of the Parent Stockholder Approval, the execution, delivery and performance of this Agreement by Parent and Merger Subs and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action, and no other proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement. At a meeting duly called and held or by unanimous written consent in accordance with the DGCL, the Parent Board unanimously (i) determined that this Agreement, the other Transaction Documents and the Mergers are advisable and in the best interests of the Parent Stockholders; (ii) determined that the fair market value of the Companies is equal to at least 80% of the Parent Trust Amount; (iii) approved the Mergers as a Business Combination; and (iv) resolved to recommend to Parent Stockholders adoption of this Agreement and the other Transaction Documents and approval of the Mergers, in each case, in accordance with the DGCL. This Agreement has been duly executed and delivered by Parent and Merger Subs and, assuming that this Agreement is a valid and binding obligation of each Company, this Agreement constitutes a valid and binding obligation of Parent and Merger Subs, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other legal requirements relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity).

4.03           No Violations. Subject to (a) receipt of the Parent Stockholder Approval, (b) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware and (c) compliance with and filings under the HSR Act, the Federal Securities Laws, any U.S. state securities or “blue sky” laws and the rules and regulations of Nasdaq, the execution and delivery of this Agreement by Parent and Merger Sub and the execution and delivery of other Transaction Documents to which Parent and Merger Sub are party do not and will not, and the performance and compliance with the terms and conditions hereof and thereof by Parent and Merger Subs and the consummation of the transactions contemplated hereby and thereby by Parent and Merger Subs will not (with or without notice or passage of time, or both):

(a)                violate or conflict with any of the provisions of the Parent Governing Documents or the Governing Documents of either of the Merger Subs; or

(b)                violate, conflict with, result in a breach or constitute a default under any provision of, or require any notice, filing, consent, authorization or approval under, any Legal Requirement binding upon Parent or Merger Subs.

4.04           Capitalization; Subsidiaries.

(a)                As of the date hereof, the authorized share capital of Parent consists of (i) 55,000,000 shares of Class A common stock, $0.0001 per share par value, 10,440,500 of which are issued and outstanding, (ii) 5,000,000 shares of Class B common stock, $0.0001 per share par value, 2,443,750 of which are issued and outstanding, and (iii) 2,000,000 shares of no par value, none of which are issued and outstanding ((i) through (iii) collectively, the “Parent Shares”). All the outstanding Parent Shares have been duly and validly issued and are fully paid and non-assessable, and were issued in accordance with the registration or qualification requirements of the Securities Act, and any relevant state securities Laws or pursuant to valid exemptions therefrom.

(b)                Except as set forth in Schedule 4.04 of the Parent Disclosure Letter, as of the date hereof, Parent has not granted any outstanding options, share appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for Parent Shares, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any Parent Shares or the value of which is determined by reference to the Parent Shares, and there are no contracts of any kind which may obligate Parent to issue, purchase, redeem or otherwise acquire any of its Parent Shares.

(c)                The Closing Merger Consideration Shares, the Gamma Earnout Consideration Shares and any Parent Common Shares issued pursuant to Section 1.02, when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and nonassessable and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the Parent Governing Documents or any contract to which Parent is a party or otherwise bound.

(d)                Parent has no Subsidiaries, apart from Merger Subs, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Parent is not party to any contract that obligates Parent to invest money in, loan money to or make any capital contribution to any other Person.

(e)                As of the date hereof, the authorized capital stock of each Merger Subs consists of 100 shares of common stock, par value $0.0001 per share, one of which is issued and outstanding, and which share is held of record and beneficially by Parent.

4.05           Governmental Consents, Etc. Except for (a) receipt of the Parent Stockholder Approval, (b) the applicable requirements of the HSR Act, the Federal Securities Laws, any U.S. state securities or “blue sky” laws, and the rules and regulations of Nasdaq, and (c) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware, neither Parent nor each Merger Sub is required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby and no consent, approval or authorization of any Governmental Entity or any other party or Person is required to be obtained by Parent or Merger Subs in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

4.06           Legal Proceedings. Since February 1, 2021, there have not been any Legal Proceedings pending, and as of the date hereof, to Parent’s or Merger Subs’ Knowledge, there are no Legal Proceedings threatened in writing against Parent or Merger Subs including, any that (a) challenges the validity or enforceability of Parent’s and Merger Subs’ obligations under this Agreement or the other Transaction Documents to which Parent or Merger Subs is party or (b) seeks to prevent, delay or otherwise would reasonably be expected to adversely affect the consummation by Parent or Merger Subs of the transactions contemplated herein or therein.

4.07           SEC Filings and Financial Statements.

(a)                Parent has timely filed all forms, reports and documents required to be filed by it with the U.S. Securities and Exchange Commission (“SEC”) since November 2, 2021, together with any amendments, restatements or supplements thereto. Parent has provided to each Company, in the form filed with the SEC, except to the extent available in full without redaction on the SEC’s EDGAR website, (i) its Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (the “Parent 2021 Annual Report”), (ii)  the Prospectus (defined in Section 13.01), and (iii) all registration statements and other forms, reports and documents (other than the Parent 2021 Annual Report referred to in clause (i) above) filed by Parent with the SEC since November 2, 2021 (the forms, reports and other documents referred to in clauses (i), (ii) and (iii) above (including those available on the SEC’s EDGAR website) being, collectively, the “Parent SEC Reports”). The Parent SEC Reports were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder. The Parent SEC Reports did not at the time they were filed with the SEC (except to the extent that information contained in any Parent SEC Report has been superseded by a later timely filed Parent SEC Report) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b)                Each of the financial statements (including, in each case, any notes thereto) contained in the Parent SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations and cash flows of Parent as at the respective dates thereof and for the respective periods indicated therein.

(c)                Except as set forth in the Parent 2021 Annual Report and Schedule 4.07(c) of the Parent Disclosure Letter, Parent has no liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for (i) liabilities and obligations incurred since January 1, 2022 in the Ordinary Course of Business that are not, individually or in the aggregate, material to Parent and none of which results from or arises out of any material breach of or material default under any contract, material breach of warranty, tort, material infringement or material violation of Law; (ii) liabilities and obligations incurred in connection with the transactions contemplated by Parent as set forth in this Agreement; and (iii) liabilities and obligations which are not, individually or in the aggregate, material to Parent.

(d)                Parent has heretofore furnished to each Company complete and correct copies of all amendments and modifications that have not been filed by Parent with the SEC to all agreements, documents and other instruments that previously had been filed by Parent with the SEC and are currently in effect.

(e)                All comment letters received by Parent from the SEC or the staff thereof since its inception through the date hereof and all responses to such comment letters filed by or on behalf of Parent are either publicly available on the SEC’s EDGAR website or otherwise been made available to each Company.

(f)                 To Parent’s Knowledge, since November 2, 2021, and as of the date hereof, each director and executive officer of Parent has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(g)                Since November 2, 2021, Parent has timely filed and made available to each Company all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Parent SEC Report (the “Parent Certifications”). Each of the Parent Certifications is true and correct. Parent maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are reasonably designed to ensure that all material information concerning Parent is made known on a timely basis to the individuals responsible for the preparation of Parent’s SEC filings and other public disclosure documents. As used in this Section 4.07, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(h)                Parent maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP. Parent has designed and maintains a system of internal controls over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act, sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(i)                 Parent has no off-balance sheet arrangements.

(j)                 Neither Parent nor, to the Knowledge of Parent, any manager, director, officer, employee, auditor, accountant or Representative of Parent has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Parent has engaged in questionable accounting or auditing practices. No attorney representing Parent, whether or not employed by Parent, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Parent Board (or any committee thereof) or to any director or officer of Parent. Since Parent’s inception, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Parent Board or any committee thereof.

(k)                To Parent’s Knowledge, as of the date hereof, no employee of Parent has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. As of the date hereof, neither Parent nor any officer, employee, contractor, subcontractor or agent of Parent has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of Parent in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. § 1514A(a).

(l)                 All accounts payable of Parent on Parent 2021 Annual Report or arising thereafter are the result of bona fide transactions in the Ordinary Course of Business. Since the date of Parent 2021 Annual Report, Parent has not altered in any material respects its practices for the payment of its accounts payable, including the timing of such payment.

4.08           Absence of Certain Changes. During the period from the date of the Parent 2021 Annual Report to the date hereof, except as set forth in Schedule 4.08 of the Parent Disclosure Letter, Parent has conducted its business in the Ordinary Course of Business and:

(a)                there has not been a Parent Material Adverse Effect (defined in Section 13.01);

(b)                none of Parent or Merger Subs has declared, set aside or paid any dividend or other distribution or payment in respect of its securities other than intercompany distributions;

(c)                none of Parent or Merger Subs has sold, assigned, transferred, conveyed, leased or otherwise disposed of any material portion of its assets or incurred any Indebtedness, except in the Ordinary Course of Business;

(d)                none of Parent or Merger Subs has made any loans, advances, or capital contributions to, or investments in, any Person other than Parent or Merger Subs;

(e)                none of Parent or Merger Subs has (i) increased the base salary or base wages payable to any of its officers or employees other than increases made in the Ordinary Course of Business, (ii) increased severance obligations payable to any of its officers or employees or (iii) made or committed to make any bonus payment to any of its employees or agents other than payments or arrangements in the Ordinary Course of Business;

(f)                 none of Parent or Merger Subs has acquired by merger, consolidation or otherwise any business of any Person or division thereof;

(g)                there has not been any casualty event that has resulted in or is reasonably likely to result in a loss in excess of $500,000, whether or not covered by insurance;

(h)                there has not been any material change by any of Parent or Merger Subs in accounting or Tax reporting principles, methods or policies;

(i)                 none of Parent or Merger Subs has made or rescinded any material election relating to Taxes, settled or compromised any material Claim relating to Taxes, or amended any material Tax Return;

(j)                 none of Parent or Merger Subs has settled any material Legal Proceedings; and

(k)                none of Parent or Merger Subs has agreed or committed, whether orally or in writing, to do any of the foregoing.

4.09           Parent Trust Amount. As of the day immediately preceding the date hereof, the Parent Trust (defined in Section 13.01) has a balance of no less than $$99,705,000 (the “Parent Trust Amount”). Such monies are invested solely in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Wilmington Trust, National Association pursuant to the Parent Trust Agreement. The Parent Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms and has not been amended or modified. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Parent Trust Agreement in the Parent SEC Reports to be inaccurate in any material respect and/or that would entitle any Person (other than the underwriters of Parent’s initial public offering for deferred underwriting commissions as described in the Parent SEC Reports and stockholders of Parent Public Shares who shall have elected to redeem their Parent Common Shares pursuant to the Parent Charter, to any portion of the proceeds in the Parent Trust). Prior to the Closing, none of the funds held in the Parent Trust may be released except (x) to pay income and other tax obligations from any interest income earned in the Parent Trust or (y) to redeem Parent Common Shares in accordance with the provisions of the Parent Charter (the “Permitted Releases”). Parent has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with the Parent Trust Agreement, and, to the Knowledge of Parent, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. As of the date of this Agreement, there is no Legal Proceeding pending with respect to the Parent Trust.

4.10           Broker. Except as set forth in Schedule 4.10 of the Parent Disclosure Letter, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any agreement made by or on behalf of Parent or Merger Subs.

4.11           Purpose. Each Merger Sub is a newly organized corporation, formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Each Merger Sub has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement. Each Merger Sub is a direct wholly-owned Subsidiary of Parent. Each Merger Sub has no Subsidiaries.

4.12           No Prior Activities. Except for the obligations or liabilities incurred in connection with its organization, and the transactions contemplated by this Agreement, Each Merger Sub has not, and will not have prior to the Effective Time, incurred, directly or indirectly through any subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

4.13           Solvency. Parent is not entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of any of the Companies.

4.14           Adequacy of Funds. As of the date hereof, Parent has, and will have available to it at the Closing, the financial capability and adequate unrestricted cash on hand necessary and sufficient to consummate the transactions contemplated by this Agreement and to satisfy Parent’s other monetary and other obligations contemplated by this Agreement.

4.15           Parent Information. None of the information supplied or to be supplied by Parent or any of its Affiliates expressly for inclusion in the Parent SEC Reports, mailings to Parent’s stockholders with respect to the Offer and/or the Mergers, any supplements thereto and/or in any other document filed with any Governmental Entity in connection herewith (including the Offer Documents), will, at the date of filing and/or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Parent or that is included in the applicable filings). No representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied or to be supplied by, each Company, the Company Stockholders or any of their respective Affiliates.

4.16           Listing. The Parent Common Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq as of the date hereof. As of the date hereof, there is no Legal Proceeding pending or, to Parent’s or to Merger Subs’ Knowledge, threatened in writing against Parent by the SEC with respect to the deregistration of the Parent Common Shares under the Exchange Act. As of the date hereof, there is no Legal Proceeding pending or, to each Company’s Knowledge, threatened in writing against Parent by Nasdaq with respect to the delisting of the Parent Common Shares on Nasdaq. Parent has taken no action that is designed to terminate the registration of the Parent Common Shares under the Exchange Act.

4.17           Affiliate Transactions. Except as set forth in Schedule 4.17 of the Parent Disclosure Letter or otherwise disclosed in the Parent SEC Reports, other than (i) for payment of salary and benefits for services rendered, (ii) reimbursement for expenses incurred on behalf of Parent or (iii) with respect to any Person’s ownership of capital stock or other securities of Parent, there are no contracts or arrangements under which there are any existing or future liabilities or obligations between Parent, on the one hand, and, on the other hand, any (y) present or former manager, employee, officer or director of Parent or any of its Subsidiaries or (z) record or beneficial owner of 5% or more of the outstanding Parent Common Shares as of the date hereof.

4.18           Parent Contracts. Except as set forth on Schedule 4.18 of the Parent Disclosure Letter or otherwise disclosed in the Parent SEC Reports, as of the date hereof, neither Parent nor Merger Subs are party to any contract (other than nondisclosure agreements (containing customary terms) to which Parent is a party that were entered into in the Ordinary Course of Business).

4.19           Intellectual Property. Parent does not own or license the right to use any patents, copyrights, trademarks, know-how or software, and none are or ever have been necessary for the operation of its business. To the Knowledge of Parent, as of the date hereof, Parent is not infringing, and has never infringed, upon the intellectual property or proprietary rights of any Person. As of the date hereof, there are no claims pending or, to the Knowledge of Parent, threatened alleging that Parent is currently infringing upon or using in an unauthorized manner or violating the intellectual property or proprietary rights of any Person, and Parent is unaware of any facts which would form a reasonable basis for any such claim. Parent is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement or contract relating to intellectual property.

4.20           Employees.

(a)                As of the date hereof, other than the officers of Parent, Parent and Merger Subs have no employees.

(b)                As of the date hereof, neither Parent nor each Merger Sub is or ever has been a party to or bound by any collective bargaining agreement, nor have any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. There has been no organizational effort made or, to the knowledge of Parent, threatened, either currently or since the date of organization of Parent, by or on behalf of any labor union with respect to the service providers of Parent or Merger Subs. Except as would not reasonably be expected to have a Parent Material Adverse Effect, (i) each of Parent and Merger Subs are in compliance with all applicable Laws respecting labor, employment, fair employment practices (including equal employment opportunity laws), terms and conditions of employment, classification of employees, workers’ compensation, occupational safety and health, immigration, affirmative action, employee and data privacy, plant closings, and wages and hours, and (ii) all payments due from Parent or Merger Subs on account of wages have been paid or properly accrued as a liability on the books of Parent.

4.21           Employee Benefits. Neither Parent nor each Merger Sub or ERISA Affiliates maintains, sponsors or contributes to or in the past has maintained, sponsored or contributed to any Parent Employee Benefit Plan. Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement shall, individually, in the aggregate or in connection with any other event, (a) result in any payment becoming due to any officer, employee, consultant or director of Parent or Merger Subs, (b) increase or modify any benefits otherwise payable by Parent or Merger Subs to any employee, consultant or director of Parent or Merger Subs, or (c) result in the acceleration of time of payment or vesting of any such benefits.

4.22           Assets. Each of Parent and Merger Subs owns or leases all tangible assets necessary for the conduct of its businesses as presently conducted. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. No asset of Parent or Merger Subs (tangible or intangible) is subject to any security interest.

4.23           Real Property. Parent does not own, lease or use any real property.

4.24           Tax Matters. Except as would not reasonably be expected to have a Parent Material Adverse Effect:

(a)                each of Parent and Merger Subs has timely filed (taking into account all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it and all such Tax Returns are true, correct, and complete in all respects;

(b)                all Taxes of Parent and Merger Subs (whether or not shown on any Tax Returns) that are due have been fully and timely paid;

(c)                each of Parent and Merger Subs has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party;

(d)                there are no Liens for Taxes (except Taxes not yet due and payable) on any of the assets of Parent and Merger Subs;

(e)                there are no pending or threatened in writing disputes, claims, audits, examinations or other proceedings regarding any material Taxes of Parent and Merger Subs or the assets of Parent and Merger Subs; and

(f)                 no deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed against Parent or Merger Subs.

Notwithstanding any other provision in this Agreement, the representations and warranties in Section 4.21, this Section 4.24 and Section 4.29 are the only representations and warranties in this Agreement with respect to the Tax matters of Parent and Merger Subs and no representation or warranty is given and no indemnity shall be owed under this Agreement with respect to any taxable period (or part thereof) that begins after the Closing Date.

4.25           Legal Requirements and Permits.

(a)                Each of Parent and Merger Subs is in compliance in all material respects with all applicable Legal Requirements. To the Knowledge of Parent, as of the date hereof, neither Parent nor each Merger Sub is under investigation by any Governmental Entity with respect to any alleged material violation of any applicable Legal Requirements.

(b)                Each of Parent and Merger Subs has been granted all Permits necessary for and material to the conduct of the business as conducted as of the date hereof, taken as a whole. Such Permits are valid and in full force and effect and each of Parent and Merger Subs is in material compliance with all of such Permits. There is no lawsuit or similar proceeding pending or, to the Knowledge of each Company, threatened, to revoke, suspend, withdraw or terminate any such Permit.

4.26           Insurance. Except as set forth in Schedule 4.26 of the Parent Disclosure Letter, Parent does not own or maintain any insurance policies, nor is any insurance necessary for the operation of its business.

4.27           Intentionally omitted.

4.28           Vote Required. The affirmative vote of the holders of a majority of the Parent Common Shares entitled to vote thereon and present in person or by proxy at a meeting in which a majority in voting power of the Parent Common Shares are present in person or by proxy (the “Parent Required Vote”) is the only vote of the holders of any class or series of Parent’s share capital necessary to obtain the Parent Stockholder Approval.

4.29           Tax-Free Reorganization. As of the date hereof, Parent has not taken any action or failed to take any action which action or failure would reasonably be expected to jeopardize, nor to the Knowledge of Parent is there any other fact or circumstance that could reasonably be expected to prevent (a) Parent from delivering the Parent Representation Letter or (b) the Companies from obtaining the Company Tax Opinions, or (c) the Mergers from qualifying for the Intended Tax Treatment.

4.30           Investment Company. None of Parent or Merger Subs is as of the date of this Agreement, nor upon the Closing will be, an “investment company,” a company controlled by an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

4.31           Minute Books. The minute books and other similar records of each of Parent and Merger Subs contain, in all material respects, complete and accurate records of all actions taken at any meetings of directors (or committees thereof) and stockholders or actions by written consent in lieu of the holding of any such meetings since the time of organization of each such corporation through the date of this Agreement. Parent has provided true and complete copies of all such minute books and other similar records to the Companies’ representatives.

4.32           Absence of Certain Payments. As of the date of this Agreement, to the Knowledge of Parent, no employee of Parent has, and no agent or Representative when acting on behalf of Parent has, in violation of Law (i) used any corporate funds for any contribution, gift, entertainment or other expense relating to political activity; (ii) made any direct or indirect payment to any foreign or domestic government official or employee from corporate funds; (iii) violated any provision of the Foreign Corrupt Practices Act of 1977; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other payment.

4.33           Application of Takeover Provisions. Parent and the Parent Board have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, or other similar takeover, anti-takeover, moratorium, fair price, interested stockholder or similar provision under the Parent Governing Documents to the transactions contemplated hereby, including the Mergers and Parent’s issuance of Parent Common Shares to the Company Stockholders. Parent has never adopted any stockholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Parent Common Shares or a change in control of Parent.

4.34           Parent Investigations. Parent and Merger Subs acknowledge that they and their Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Companies which they and their Representatives have desired or requested to review, and that they and their Representatives have had full opportunity to meet with the management of each Company and to discuss the business and assets of the Companies. Parent and Merger Subs acknowledge and agree that they have made their own inquiry and investigation into, and, based thereon, have formed an independent judgment concerning, the Companies and their respective businesses and operations.

ARTICLE V
COVENANTS OF THE COMPANIES

5.01           Conduct of the Business.

(a)                From the date hereof until the earlier of the termination of this Agreement and the Closing Date, except (i) as set forth in Schedule 5.01(a) of the Company Disclosure Letter, (ii) if Parent will have consented (which consent will not be unreasonably withheld, conditioned or delayed) after notice has been provided by the Companies or (iii) as otherwise contemplated by this Agreement, the Companies (A) will conduct their business in the Ordinary Course of Business and use commercially reasonable efforts to keep available the services of their officers and employees; and (B) shall keep all insurance policies set forth in Schedule 3.14 of the Company Disclosure Letter, or policies that are substantially similar in all material aspects with the terms, conditions, retentions, and limits of liability under the insurance policies set forth on Schedule 3.14 of the Company Disclosure Letter, in full force and effect, provided that, notwithstanding the foregoing or clause (A) or (B) of this Section 5.01(a), each Company may use available Cash to repay any Indebtedness; and (C) will not:

(i)                 issue, sell or deliver any of its equity securities, or issue or sell any securities convertible into, or options with respect to, warrants to purchase or rights to subscribe for any of its equity securities, except for issuances of (A) replacement certificates for shares of Company Common Stock, (B) new certificates for shares of Company Stock in connection with a transfer of Company Common Stock by the holder thereof, or (C) to investors in connection with the PIPE investment, convertible notes, equity securities, options to purchase, warrants to purchase, or rights to subscribe for, any of its equity securities; provided that the Companies may issue, sell or deliver equity securities or issue or sell any securities convertible into, options to purchase, warrants to purchase, or rights to subscribe for equity securities if such issuance, sale or delivery does not increase the Closing Merger Consideration or the Earnout Consideration;

(ii)               effect any recapitalization, reclassification, equity split or like change in its capitalization;

(iii)             amend its Governing Documents (defined in Section 13.01);

(iv)              make any distribution of Cash or property or otherwise declare or pay any dividend on, or make any payment on account of, the purchase, redemption, defeasance, retirement or other acquisition of, any of its capital stock or common shares, as applicable, or make any other distribution in respect thereof, either directly or indirectly, whether in Cash or property.

(v)                (A) sell, assign or transfer any material portion of its tangible assets, except in the Ordinary Course of Business for (1) inventory assets and (2) non-inventory assets having an aggregate value of less than $200,000 and except for sales of obsolete assets or assets with de minimis or no book value, provided that the Companies may sell miners at no less than fair market value if the proceeds of such sales are used to repay Indebtedness, for working capital or for other uses not prohibited by this Section 5.01; or (B) mortgage, encumber, pledge, or impose any Lien upon any of its assets, except for Permitted Liens or in the Ordinary Course of Business;

(vi)              sell, assign, transfer or exclusively license (as licensor) any material patents, trademarks, trade names or copyrights, except in the Ordinary Course of Business;

(vii)            materially amend or voluntarily terminate any Material Contract or Real Property Leases (excluding an expiration in accordance with its terms), other than (A) in the Ordinary Course of Business or (B) in a manner that has no Material Adverse Effect;

(viii)          make any capital investment in, or any advance or loan to, any other Person (other than between the Companies), except in the Ordinary Course of Business;

(ix)              enter into any other transaction with any of its directors, officers or employees outside the Ordinary Course of Business;

(x)                except in the Ordinary Course of Business, (A) materially increase salaries, severance, pension, bonuses or other compensation and benefits payable by such Company to any of its employees, officers, directors or other service providers; (B) adopt any Company Employee Benefit Plan; or (C) hire or engage any new employee or consultant, if such new employee or consultant will receive annual base compensation in excess of $200,000;

(xi)              except where control over such settlement is held by the insurer under a policy of insurance set forth on Schedule 3.14 of the Company Disclosure Letter, settle any Legal Proceeding if (A) the amount payable by such Company in connection therewith would exceed $100,000 or (B) such settlement would be reasonably likely to have a material and adverse effect on the post-Closing operations of the business of such Company;

(xii)            cancel any material third-party indebtedness owed to such Company;

(xiii)          make or change any material election in respect of Taxes or material method of accounting or accounting policies of such Company, in each case unless required by Law or GAAP;

(xiv)          file any Tax Return materially inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is materially inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including materially inconsistent positions, elections or methods that would have the effect of deferring income to periods ending after the Closing Date or accelerating deductions to periods ending on or before the Closing Date);

(xv)            settle or otherwise compromise any material Claim relating to Taxes, enter into any closing agreement or similar agreement relating to Taxes, otherwise settle any material dispute relating to Taxes, or request any ruling or similar guidance with respect to Taxes, in each case unless required by Law or GAAP;

(xvi)          make any acquisition of a business or a division thereof, or consummate any merger or similar business combination or enter into any binding agreement for such an acquisition, merger or similar business combination with any Person (provided that (A) non-binding letters of interests will not be considered a binding agreement solely due to binding provisions related to exclusivity, expenses, confidentiality, choice of law or other similar matters, and (B) licenses of intellectual property rights (whether exclusive or non-exclusive) will not be deemed to be an acquisition, merger or similar business combination);

(xvii)        incur any Indebtedness (defined in Section 13.01) or issue or sell any debt securities or warrants or rights to acquire any debt securities of such Company or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any Person (other than a wholly owned Subsidiary of such Company) for Indebtedness (except for (A) in connection with refinancing of existing Indebtedness on terms no less favorable to such Company than, and in an aggregate principal amount not in excess of, such existing Indebtedness, (B) borrowings under or permitted by the Companies’ existing credit facilities or (C) other direct or indirect Indebtedness, debt securities, warrants or rights to acquire debt securities, or guarantees, endorsements or obligations not to exceed $50,000,000 in the aggregate;

(xviii)      amend, waive or terminate, in whole or in part, the Company Voting Agreement; or

(xix)          agree, whether orally or in writing, to do any of the foregoing, or agree, whether orally or in writing, to any action or omission that would result in any of the foregoing.

(b)                Nothing contained in this Agreement will give Parent or Merger Subs, directly or indirectly, the right to control or direct each Company’s operations prior to the Closing. A Company’s taking, or failure to take, any action prohibited by Section 5.01(a), as a result of Parent not timely consenting to the notice required to be delivered by such Company to Parent pursuant to Section 5.01(a), will not be a breach of this Agreement.

(c)                Notwithstanding anything to the contrary in Section 5.01(a), no Company shall be restricted from (i) repaying or cancelling intercompany loans or advances made by any other Company or (ii) making other intercompany transfers of property to any other Company.

5.02           Access to Books and Records. Subject to Section 6.05, from the date hereof until the earlier of the termination of this Agreement and the Closing Date, each Company will provide Parent and its authorized Representatives reasonably acceptable to such Company (the “Parent’s Representatives”) with reasonable access during normal business hours, and upon reasonable notice, to the offices, properties, senior personnel, and all financial books and records (including Tax records) of such Company in order for Parent to have the opportunity to make such investigation as it will reasonably desire in connection with the consummation of the transactions contemplated hereby; provided, however, that in exercising access rights under this Section 5.02, Parent and Parent’s Representatives will not be permitted to interfere unreasonably with the conduct of the business of any Company. Notwithstanding anything contained herein to the contrary, no such access or examination will be permitted to the extent that it would require any Company to disclose information subject to attorney-client privilege or attorney work-product privilege, conflict with any third-party confidentiality obligations to which any Company is bound, or violate any applicable Law. Notwithstanding anything contained herein to the contrary, no access or examination provided pursuant to this Section 5.02 will qualify or limit any representation or warranty set forth herein or the conditions to the Closing set forth in Section 8.01(a). Parent will indemnify and hold harmless the Companies from and against any Losses (defined in Section 13.01) that may be incurred by any of them to the extent arising out of or related to the bad faith or gross negligence of Parent or Parent’s Representatives in the use, storage or handling by Parent or Parent’s Representatives of (i) any personally identifiable information relating to employees or customers of any Company and (ii) any other information that is protected by applicable Law (including privacy Laws) or contract and to which Parent or Parent’s Representatives are afforded access pursuant to the terms of this Agreement.

5.03           Company Confidentiality. Prior to the Closing, each Company shall not disclose any Confidential Information (defined in Section 13.01) of Parent and Merger Subs, except to such Company’s (i) legal and financial advisors who are subject to a duty to maintain the confidentiality of any such information and (ii) employees and contractors who need to know such information for the evaluation, negotiation and consummation of the transactions contemplated hereby and have signed confidentiality agreements or are otherwise bound by confidentiality obligations at least as restrictive as those contained herein, provided that such Company shall remain responsible for each such person’s compliance with this Section 5.03. Each Company shall not be in violation of this Section 5.03 with regard to any disclosure in response to a valid Order or other Legal Requirement, provided that such Company (i) gives Parent prompt written notice of such requirement prior to disclosure and provides reasonable assistance to Parent in efforts to obtain an order protecting such Confidential Information from public disclosure or (ii) if such notice is prohibited by law, uses reasonable efforts to seek to obtain confidential treatment for, and otherwise prevent disclosure of, such Confidential Information. Each Company will notify Parent in writing promptly upon any unauthorized use or disclosure of Confidential Information of Parent or Merger Subs of which it becomes aware.

5.04           Efforts to Consummate. Subject to the terms and conditions herein provided, from the date hereof until the earlier of the termination of this Agreement and the Closing Date, each Company will use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not a waiver, of the closing conditions set forth in Section 8.02); provided, that such efforts will not require agreeing to any obligations or accommodations (financial or otherwise) binding on a Company in the event the Closing does not occur. No Company shall acquire a Person if such acquisition will delay completion of SEC staff review of the Registration Statement or the dissemination of the Registration Statement to Parent stockholders; provided that this sentence will not limit any Company’s ability to license (whether on an exclusive or non-exclusive basis) intellectual property rights of a Person. The Parties acknowledge and agree that nothing contained in this Section 5.04 will limit, expand or otherwise modify in any way any efforts standard explicitly applicable to any of the Companies’ obligations under this Agreement.

5.05           Exclusive Dealing. During the period from the date hereof through the Closing or the earlier termination of this Agreement, each Company will not take any action to knowingly initiate, solicit or engage in discussions or negotiations with, or knowingly provide any information to, any Person (other than Parent and Parent’s Representatives) concerning an initial public offering, recapitalization or refinancing of the Companies (other than as contemplated by this Agreement), any purchase of a majority of the outstanding Company Common Stock or any merger, sale of a majority of the assets of the Companies or similar transactions involving the Companies or their securities (other than assets sold in the Ordinary Course of Business and licenses (whether exclusive or non-exclusive) of the intellectual property rights of a third Person) (each such transaction, an “Alternative Transaction”); provided that this Section 5.05 will not apply to the Companies or the Stockholder Representative in connection with stockholder communications related to the transactions contemplated by this Agreement and communications with potential investors with respect to the PIPE Investment. Each Company will cease and cause to be terminated (a) any existing discussions, communications or negotiations with any Person (other than Parent and Merger Subs and their respective Representatives and potential investors with respect to the PIPE Investment) conducted heretofore with respect to any Alternative Transaction and (b) any such Person’s and its authorized Representatives’ access to any electronic data room granted in connection with any acquisition transaction. In the event that any unsolicited inquiry is made by a potential party to an Alternative Transaction, whether formal or informal, each Company will promptly notify Parent that such contact has occurred and provide the name of the Person who made such contact and if terms were proposed, what terms were so proposed.

5.06           Payoff Letters and Lien Releases. At least five (5) Business Days prior to the anticipated Closing, each Company will deliver to Parent a customary payoff letter or letters or other payoff documentation (collectively, the “Payoff Letter”) executed by the lenders of the Indebtedness described in clause (a) below, which letter will set forth (a) the total amount required to be paid at the Effective Time to satisfy in full the repayment of all Indebtedness set forth on Schedule 5.06 of the Company Disclosure Letter and, if any, all prepayment penalties, premiums and breakage costs that become payable upon such repayment (the “Payoff Amount”), (b) the lenders’ obligation to release all liens and other security securing the Indebtedness described in clause (a) in due course and at Parent’s expense after receiving the Payoff Amount, and (c) wire transfer instructions for paying the Payoff Amount.

5.07           Stockholder Approval. Within three (3) Business Days following the date that the Registration Statement (as defined below) is declared effective by the SEC and Parent notifies the Companies of such effectiveness, each Company will deliver to Parent copies of a consent signed by the holders of a majority of the outstanding shares of Company Common Stock of such Company, adopting and approving this Agreement in accordance with the DGCL and the Governing Documents of Surviving Sigma or Surviving Gamma, as the case may be, in the form of Exhibit F attached hereto (each, a “Written Stockholder Consent”).

5.08           Notification. From the date hereof until the earlier of the termination of this Agreement and the Closing Date, if either Company becomes aware of any fact or condition arising after the date hereof that constitutes a breach of any representation or warranty made by each Company in Article III or of any covenant, in each case that would cause the conditions set forth in Section 8.01(a) or Section 8.01(b), as applicable, not to be satisfied as of the Closing Date, such Company will disclose in writing to Parent such breach. Notwithstanding any provision in this Agreement to the contrary, unless Parent provides either Company with a termination notice within ten (10) Business Days after disclosure of such breach by such Company (which termination notice may be delivered only if Parent is entitled to terminate this Agreement pursuant to Section 11.01(c)), Parent will be deemed to have waived its right to terminate this Agreement or prevent the consummation of the transactions contemplated by this Agreement pursuant to Section 8.01(a) or Section 8.01(b).

5.09           Update of Financial Statements. During the period from the date of this Agreement through the Closing Date or the earlier termination of this Agreement pursuant to Article XI, each Company shall prepare in the Ordinary Course of Business, and deliver to Parent promptly upon completion, but in any event no later than 30 days after the end of the applicable calendar quarter, unaudited unconsolidated financial statements for such Company for each calendar quarter (other than the fourth quarter of any calendar year) ending after March 31, 2022, consisting of a balance sheet as of the end of such quarter and a statement of comprehensive income (loss) for the portion of the year then ended (the “Quarterly Financial Statements”). From the date hereof through the Closing Date, each Company will also promptly deliver to Parent copies of any audited consolidated financial statements of such Company that such Company’s certified public accountants may issue (the “Annual Financial Statements”). The Quarterly Financial Statements and the Annual Financial Statements delivered pursuant to this Section 5.09 shall constitute Company Financial Statements for purposes of Section 3.05 and accordingly the representations and warranties in Section 3.05 shall apply to such Quarterly Financial Statements.

5.10           Intellectual Property. During the period from the date of this Agreement through the Closing Date or earlier termination of this Agreement, the Companies shall, at the reasonable written request of Parent, use commercially reasonable efforts to (i) provide documents evidencing the status of all Intellectual Property identified on Schedule 3.10 of the Company Disclosure Letter for which public access is not available, or which cannot be confirmed by independent third party due diligence, and (ii) otherwise assist Parent in verifying such Intellectual Property, in each case, consistent with Section 5.02.

5.11           Obtainment of Consents. The Companies shall use commercially reasonable efforts to obtain consents to the transactions contemplated hereby from all Persons who are party to an agreement set forth on Schedule 3.12 of the Company Disclosure Letter, to the extent such consent is required to be obtained pursuant to the terms of such agreement and if requested to do so in writing by Parent; provided, that such commercially reasonable efforts shall not require the payment of any consideration (monetary or otherwise) to, or the concession or provision of any right to, or the amendment or modification in any manner adverse to either Company of any contract with, any such Person. Subject to applicable Laws relating to the exchange of information, Parent shall have the right to review in advance, and to the extent practicable will consult with each Company and the Stockholder Representative on the information provided in connection with obtaining such consents and as to the form and substance of such consents.

5.12           Tax-Free Reorganization. Each Company shall cooperate and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper and advisable (including delivering executed copies of a representation letter on the Closing Date and signed by an officer of such Company in substantially the form set forth in Schedule 5.12 of the Company Disclosure Letter (the “Company Representation Letter”)) as shall be necessary or appropriate to enable Day Pitney LLP (“Day Pitney”) (or if Day Pitney is unable to deliver, another nationally recognized law firm proposed by the Companies that is reasonably satisfactory to Parent) to deliver the Company Tax Opinions. After the date of this Agreement, if the Companies reasonably determine on advice of their counsel that there is a material risk that the Mergers will not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, at the election of the Companies, the Companies and Parent shall consummate, immediately after the Mergers, a second-step merger under which the Surviving Companies will merge with and into a newly formed, limited liability company wholly-owned by Parent that is disregarded as an entity separate from Parent for U.S. federal income tax purposes (“Second Merger Sub”) with the Second Merger Sub surviving, in accordance with Delaware law (such second-step merger, the “Second Merger”). If such Second Merger occurs, (i) the Parties agree to treat the Mergers and the Second Merger as one integrated transaction for U.S. federal income tax purposes in accordance with Revenue Ruling 2001-46; (ii) the Company Representation Letter and the Parent Representation Letter may be amended, with the consent of both parties (not to be unreasonably conditioned, delayed or withheld), to reflect the more relaxed requirements to qualify as a “reorganization” under the new structure; and (iii) references to the Companies or the Surviving Companies (in each case, after the effective time of the Second Merger) and all other provisions of this Agreement shall be interpreted mutatis mutandis to take into account the Second Merger as set forth herein.

5.13           Extension Fees Deposit. In the event that Parent reasonably and in good faith determines that it has become impossible for the Mergers to be consummated by the Outside Date, Jerry Tang, if requested by Parent on or after October 2, 2022 but no later than October 28, 2022, shall deposit in the Parent Trust $977,500 (the “Extension Fee”) within five (5) business days of receipt of such request by wire transfer of immediately available funds to an account designated in writing by the trust agent of the Parent Trust to extend the life of Parent until the date (the “Extension Date”) that is three (3) months after the Outside Date (the “Extension”); provided that Parent shall take such steps as are required under the Parent Trust Agreement and the Parent Charter to effect the Extension. In respect of the Extension Fee, Jerry Tang will receive a non-interest-bearing promissory note on terms and subject to conditions reasonably acceptable to Jerry Tang, payable in cash upon the Closing.

ARTICLE VI
COVENANTS OF PARENT AND MERGER SUBS

6.01           Access to Books and Records. For a period of three years from and after the Closing Date, Parent will cause the Surviving Companies to provide the Stockholder Representative and its authorized Representatives with access (for the purpose of examining and copying) in connection with general business purposes, during normal business hours, upon reasonable notice, to the books and records of the Companies with respect to periods or occurrences prior to or on the Closing Date, including with respect to any Tax audits, Tax Returns, insurance claims, governmental investigations, legal compliance, financial statement preparation or any other matter. Unless otherwise consented to in writing by the Stockholder Representative, Parent will not, and will not permit the Surviving Companies or their Subsidiaries to, for a period of three years following the Closing Date, destroy, alter or otherwise dispose of any of the material books and records of any Company for any period prior to the Closing Date without first giving reasonable prior notice to the Stockholder Representative and offering to surrender to the Stockholder Representative such books and records or any portion thereof that Parent or the Surviving Company may intend to destroy, alter or dispose of. Prior to the Closing, Parent will provide the Stockholder Representative and its authorized Representatives with access (for the purpose of examining and copying), during normal business hours, upon reasonable notice, to the books and records of Parent and its Subsidiaries related to the Tax affairs of Parent and its Subsidiaries (including all Tax Returns and Tax workpapers).

6.02           Parent Confidentiality. Prior to the Closing, Parent shall not disclose any Confidential Information of the Companies, except to Parent’s (i) legal and financial advisors who are subject to a duty to maintain the confidentiality of any such information and (ii) employees and contractors who need to know such information for the evaluation, negotiation and consummation of the transactions contemplated hereby and have signed confidentiality agreements or are otherwise bound by confidentiality obligations at least as restrictive as those contained herein; provided that Parent shall remain responsible for each such person’s compliance with this Section 6.02. Parent shall not be in violation of this Section 6.02 with regard to any disclosure in response to a valid Order or other Legal Requirement, provided that Parent (i) gives applicable Company prompt written notice of such requirement prior to disclosure and provides reasonable assistance to such Company in efforts to obtain an order protecting such Confidential Information from public disclosure or (ii) if such notice is prohibited by law, uses reasonable efforts to seek to obtain confidential treatment for, and otherwise prevent disclosure of, such Confidential Information. Parent will notify the Companies in writing promptly upon any unauthorized use or disclosure of the Confidential Information of the Companies of which it becomes aware.

6.03           Notification. From the date hereof until the earlier of the termination of this Agreement and the Closing Date, if after the date hereof Parent has Knowledge of any fact or condition that constitutes a breach of any representation or warranty made in Article IV or any covenant that would cause the conditions set forth in Section 8.02(a) or Section 8.02(b), as applicable, not to be satisfied as of the Closing Date, Parent will disclose in writing to the Companies such breach. Notwithstanding any provision in this Agreement to the contrary, unless each Company provides Parent with a termination notice within ten (10) Business Days after disclosure of such breach by Parent (which termination notice may be delivered only if each Company is entitled to terminate this Agreement pursuant to Section 11.01(d)), such Company will be deemed to have waived its right to terminate this Agreement or prevent the consummation of the transactions contemplated by this Agreement pursuant to Section 8.02(a) or Section 8.02(b).

6.04           Efforts to Consummate. Subject to the terms and conditions herein provided, from the date hereof until the earlier of the termination of this Agreement and the Closing Date, Parent and Merger Subs will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the Closing conditions set forth in Article VIII). The Parties acknowledge and agree that nothing contained in this Section 6.04 will limit, expand or otherwise modify in any way any efforts standard explicitly applicable to any of Parent’s and/or Merger Subs’ respective obligations under this Agreement.

6.05           Contact with Customers and Suppliers. Each of Parent and Merger Subs hereby agrees that from the date hereof until the Closing Date or the earlier termination of this Agreement, it is not authorized to, and will not (and will not permit any of its Representatives or Affiliates to) contact or communicate with the employees, customers, providers, licensors, collaborators, service providers or suppliers of any Company without the prior consultation with and prior written approval of an executive officer of such Company or the Stockholder Representative; provided, however, that this Section 6.05 will not prohibit any contacts by Parent or Parent’s Representatives with the customers, providers, service providers and suppliers of any Company in the Ordinary Course of Business and unrelated to the transactions contemplated hereby.

6.06           Employee Matters. Each of Parent and Merger Subs acknowledges and agrees that all of the employees of the Companies as of immediately prior to the Effective Time shall continue to be employees of the applicable Company as of the Effective Time.

6.07           Tax-Free Reorganization. Each of Parent and Merger Subs shall cooperate and use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper and advisable (including delivering executed copies of a representation letter on the Closing Date and signed by an officer of Parent in substantially the form set forth in Schedule 6.07 of the Parent Disclosure Letter (the “Parent Representation Letter”)) as shall be necessary or appropriate to enable Day Pitney (defined in Section 13.01) (or if Day Pitney is unable to deliver, another nationally recognized law firm proposed by each Company that is reasonably satisfactory to Parent) to deliver the Company Tax Opinions.

ARTICLE VII
ACTIONS PRIOR TO THE CLOSING

The respective parties hereto covenant and agree to take the following actions:

7.01           The Registration Statement and the Offer.

(a)                As promptly as practicable after the date hereof, Parent shall prepare, with the reasonable assistance of the Companies, and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration of the Closing Merger Consideration Shares and the Gamma Earnout Consideration Shares to be issued under this Agreement. The Registration Statement will also contain a proxy statement relating to the Offer and the Mergers (as amended or supplemented from time to time, the “Proxy Statement”) and provide holders of Parent Public Shares with the opportunity to redeem up to 9,775,000 Parent Public Shares in conjunction with a stockholder vote on the Mergers, all in accordance with and as required by the applicable Parent Governing Documents, applicable Law, and any applicable rules and regulations of the SEC and Nasdaq.

(b)                Without limitation, in the Proxy Statement, Parent shall (i) seek, in accordance with the Parent Governing Documents and applicable securities laws, rules and regulations, including DGCL and rules and regulations of Nasdaq, from the Parent Stockholders: (A) approval of this Agreement and the transactions contemplated hereby, (B) approval of the change of the name of Parent with effect from the Closing to “VCV Digital Technology, Inc.,” (C) approval and adoption of the amended and restated certificate of incorporation of Parent substantially in the form of Exhibit B to be filed immediately following the Closing, (D) approval and adoption by Parent of Parent Equity Incentive Plan, that provides for the granting of Parent Common Shares to employees of each Company and Parent or certain Subsidiaries of each Company and Parent in the form of stock options, restricted stock units, restricted stock or other equity-based awards at and following the Effective Time of the Mergers for a number of Parent Common Shares equal to the sum of fifteen percent (15%) of the aggregate number of Parent Common Shares issued and outstanding immediately following the Effective Time (giving effect to the Redemption and shares issued in any private financing), (E)  election of five members of the Parent Board with effect from and after the Effective Time, and (F) approval to obtain any and all other approvals necessary or advisable to effect the consummation of the Mergers (the proposals set forth in the forgoing clauses (A) through (F) are referred to as the “Parent Proposals”), and (ii) file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with the applicable proxy solicitation rules set forth in the Exchange Act (the Registration Statement and the documents included or referred to therein pursuant to which the Offer will be made, together with any supplements, amendments and/or exhibits thereto, the “Offer Documents”).

(c)                As soon as practicable after the Registration Statement is “cleared” by the SEC, Parent shall cause the Registration Statement to be disseminated to the Parent Stockholders. Concurrently with such dissemination, Parent shall commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer by disseminating the other Offer Documents to the holders of Parent Public Shares. The Offer shall provide the holders of Parent Public Shares with the opportunity to redeem all or a portion of their Parent Public Shares, up to that number of Parent Public Shares that would permit Parent to maintain net tangible assets of at least $5,000,001, at a price per share equal to the Redemption Price, all in accordance with and as required by the applicable Parent Governing Documents, applicable Law, and any applicable rules and regulations of the SEC. In accordance with the Parent Governing Documents, the proceeds held in the Parent Trust will be used for the redemption of the Parent Public Shares held by Parent Stockholders who have elected to redeem such Parent Public Shares.

(d)                Parent shall not terminate or withdraw the Offer other than in connection with the valid termination of this Agreement in accordance with Article XI. Parent shall extend the Offer for any minimum period required by any rule, regulation, interpretation or position of the SEC, Nasdaq or the respective staff thereof that is applicable to the Offer. Nothing in this Section 7.01(d) shall (i) impose any obligation on Parent to extend the Offer beyond November 5, 2022 (as the same may be extended in accordance with Parent Governing Documents, the “Outside Date”) or (ii) be deemed to impair, limit or otherwise restrict in any manner the right of Parent to terminate this Agreement in accordance with Article XI. If any holders of Parent Public Shares accept the Offer, and Parent has not withdrawn the Offer in accordance with this Agreement, Parent shall, promptly after the Closing, pay such redeeming Parent Stockholder, on a pro rata basis, cash equal to the applicable Redemption Price.

(e)                Except with respect to the information provided by the Companies for inclusion in the Registration Statement and the other Offer Documents, Parent shall ensure that, when filed, the Registration Statement and the other Offer Documents will comply in all material respects with the requirements of United States federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise (the “Federal Securities Laws”), the DGCL and the Nasdaq rules. The Companies shall promptly provide to Parent such information concerning the Companies and the Company Stockholders as is either required by the Federal Securities Laws or reasonably requested by Parent for inclusion in the Registration Statement, including, if applicable, the Required Information (defined in Section 13.01). Parent shall provide copies of the proposed forms of the Offer Documents (including any amendments or supplements thereto) to the Companies and their Representatives as soon as practicable such that the Companies and their Representatives are afforded a reasonable amount of time prior to the dissemination or filing thereof to review such material and comment thereon, and Parent shall reasonably consider in good faith any comments of such Persons. Parent and the Companies shall respond promptly to any comments of the SEC or its staff with respect to the Offer Documents and promptly correct any information provided by them for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by the Federal Securities Laws. Parent shall amend or supplement, as promptly as practicable, the Offer Documents and cause the Offer Documents, as so amended or supplemented, to be filed with the SEC and to be disseminated to the Parent Stockholders, in each case as and to the extent required by the Federal Securities Laws and subject to the terms and conditions of this Agreement and the applicable Parent Governing Documents. Parent shall provide the Companies with copies of any written comments, and shall inform the Companies of any material oral comments, that Parent or any of its Representatives receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and shall give each Company and its Representatives a reasonable opportunity prior to responding thereto to review and comment on any proposed written or material oral responses to such comments. Parent shall reasonably consider in good faith any such comments of such Persons. Parent shall use commercially reasonable efforts to “clear” comments from the SEC and its staff with respect to the Offer Documents and to permit the Company to participate with Parent or its Representatives in any discussions or meetings with the SEC and its staff regarding the Offer Documents. Each Company shall make its respective directors, officers and employees and use commercially reasonable efforts to make their accountants, in each case upon reasonable advance notice, reasonably available to Parent and its Representatives in connection with the drafting of the public filings with respect to the Mergers (including the Offer Documents) and responding in a timely manner to comments thereon from the SEC or its staff.

(f)                 If at any time prior to the Effective Time, any information relating to Parent, or each Company, or any of their respective Subsidiaries, Affiliates, officers or directors, should be discovered by the Companies or Parent, as applicable, that should be set forth in an amendment or supplement to the Offer Documents, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify each other Party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the Parent Stockholders.

(g)                Notwithstanding anything else to the contrary in this Agreement or any Transaction Document, Parent may make any public filing with respect to the Mergers to the extent required by applicable Law.

7.02           Regulatory Filings. Within twenty (20) Business Days after the date hereof, the Parties shall make, or cause to be made, the filing required (if any) of each of them or any of their respective Subsidiaries or Affiliates under the HSR Act with respect to the transactions contemplated hereby. The Parties shall make, or cause to be made, as promptly as practicable, all filings necessary to obtain all Regulatory Approvals (defined in Section 13.01) other than the HSR Clearance (defined in Section 13.01). The Parties shall use their reasonable best efforts to: (a) respond to any requests for additional information made by any Governmental Entity; (b) provide the other Party with a reasonable opportunity to review and comment on any filing, submission, response to an information request or other (oral or written) communication to be submitted or made to any Governmental Entity and such receiving Party shall consider any such received comments in good faith; (c) advise the other Party (and, where applicable, provide a copy) of any written or oral communications that it receives from any Governmental Entity in respect of such filings (including in respect of any supplementary filings or submissions) and otherwise in connection with satisfying the Regulatory Approvals; and (d) provide the other Party with a reasonable opportunity to participate in any meetings with any Governmental Entity (subject to any opposition by a Governmental Entity to a particular party’s participation in such meeting) and participate in, or review, any material communication before it is made to any Governmental Entity. Notwithstanding the foregoing, each Party has the right to redact or otherwise exclude a Party from receiving any confidential competitively sensitive information otherwise required to be shared under this Section 7.02, provided that such other Party’s external counsel shall be entitled to receive such confidential competitively sensitive information on an external counsel only basis. The Parties shall: (i) not agree to an extension of any waiting period or review being undertaken by a Governmental Entity without the other Party’s prior written consent; (ii) cause any applicable waiting periods to terminate or expire at the earliest possible date; and (iii) resist vigorously, at their respective cost and expense, any Order challenging the completion of the Mergers or any temporary or permanent injunction which could delay or prevent the Closing, all to the end of expediting consummation of the Mergers contemplated herein. Without limiting the generality of Parent’s undertaking pursuant to this Section 7.02, Parent agrees to use commercially reasonable efforts to take any and all steps necessary to avoid or eliminate each and every impediment under any Antitrust Law or competition or trade regulation Law that may be asserted by any Governmental Entity or any other party so as to enable the Parties to close the transactions contemplated by this Agreement as promptly as possible, including proposing, negotiating, committing to and effecting, by consent decree, order, hold separate orders, or otherwise, the sale, divestiture or disposition of any of its assets, properties or businesses or of the assets, properties or businesses to be acquired by it pursuant to this Agreement as are required to be divested, or otherwise offering to take or offering to commit to take any action which it is capable of taking and if the offer is accepted, taking or committing to take such action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of Parent, the Surviving Company or their respective Subsidiaries, in each case, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Order in any suit or proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of the Mergers contemplated by this Agreement. In addition, Parent shall use its commercially reasonable efforts to defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any Order (whether temporary, preliminary or permanent) that would prevent the Closing. Any filing fee required in connection with seeking the Regulatory Approvals shall be paid one hundred percent (100%) by each Company as a Company Transaction Expense. This Section 7.02 shall not apply with respect to Tax matters.

7.03           Stockholder Vote; Recommendation of the Parent Board. Parent, through the Parent Board, shall recommend that Parent’s Stockholders vote in favor of adopting and approving all Parent Proposals, and Parent shall include such recommendation in the Proxy Statement. Prior to the termination of this Agreement in accordance with Article XI, neither the Parent Board nor any committee or agent or Representative thereof shall (i) withdraw (or modify in any manner adverse to each Company), or propose to withdraw (or modify in any manner adverse to each Company), the Parent Board’s recommendation in favor of any Parent Proposal, (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Parent Acquisition Transaction, (iii) approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or allow Parent to execute or enter into, any agreement related to a Parent Acquisition Transaction, (iv) enter into any agreement, letter of intent, or agreement in principle requiring Parent to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, (v) fail to recommend against any Parent Acquisition Transaction, (vi) fail to re-affirm the aforementioned Parent Board recommendation of the Parent Proposals at the written request of such Company within five (5) Business Days or (vii) resolve or agree to do any of the foregoing.

7.04           Parent Stockholders’ Meeting.

(a)                Parent shall take all action necessary under applicable Law to, in consultation with each Company, establish a record date for, call, give notice of and hold a meeting of Parent Stockholders to consider and vote on the Parent Proposals (such meeting, the “Parent Stockholders’ Meeting”). The Parent Stockholders’ Meeting shall be held as promptly as practicable, in accordance with applicable Law and the Parent Governing Documents, after the Proxy Statement is “cleared” by the SEC. Parent shall take reasonable measures to ensure that all proxies solicited in connection with the Parent Stockholders’ Meeting are solicited in compliance with all applicable Law. Notwithstanding anything to the contrary contained herein, if on the date of the Parent Stockholders’ Meeting, or a date preceding the date on which the Parent Stockholders’ Meeting is scheduled, Parent reasonably believes that (i) it will not receive proxies sufficient to obtain the Parent Required Vote, whether or not a quorum would be present or (ii) it will not have sufficient Parent Common Shares represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholders’ Meeting, Parent may postpone or adjourn, or make one or more successive postponements or adjournments of, the Parent Stockholders’ Meeting as long as the date of the Parent Stockholders’ Meeting is not postponed or adjourned more than an aggregate of 30 calendar days in connection with any postponements or adjournments.

(b)                Parent’s obligation to call, give notice of and hold the Parent Stockholders’ Meeting in accordance with Section 7.04(a) shall not be limited or otherwise affected by any breach by Parent of Section 7.03.

7.05           Listing. From the date of this Agreement through the Closing, Parent shall use all reasonable efforts that are necessary or desirable for Parent to remain listed as a public company on, and for Parent Common Shares to be tradable over, the applicable Nasdaq market(s).

7.06           Operations of Parent Prior to the Closing. Between the date hereof and the Closing, and except as contemplated by this Agreement or with the prior written approval of each Company or in accordance with the Prospectus, Parent shall, and shall cause Merger Subs to (i) conduct their respective businesses, in all material respects, in the Ordinary Course of Business, (ii) comply with all applicable Laws, (iii) use commercially reasonable efforts to keep available the services of their respective officers and employees and (iv) not take any of the following actions:

(a)                make any amendment or modification to any of the Parent Governing Documents;

(b)                take any action in violation or contravention of any of the Parent Governing Documents, applicable Law or any applicable rules and regulations of the SEC and Nasdaq;

(c)                split, combine or reclassify the Parent Common Shares;

(d)                authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other security interests, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such equity securities or other security interests;

(e)                make any redemption or purchase of its equity interests, except pursuant to the Offer;

(f)                 declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its equity securities;

(g)                effect any recapitalization, reclassification, equity split or like change in its capitalization;

(h)                make any amendment or modification to the Parent Trust Agreement;

(i)                 make or allow to be made any reduction or increase in the Parent Trust Amount, other than as expressly permitted by the Parent Governing Documents;

(j)                 incur any Indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of Parent or Merger Subs or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any Person for indebtedness;

(k)                contact (or permit any of its employees, agents, Representatives or Affiliates to contact) any customer, supplier, distributor, joint-venture partner, lessor, lender or other material business relation of any Company regarding any Company, its business or the Mergers;

(l)                 establish any Subsidiary or acquire any interest in any asset;

(m)              prepare or file any Tax Return materially inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is materially inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including materially inconsistent positions, elections or methods that would have the effect of deferring income to periods ending after the Closing Date or accelerating deductions to periods ending on or before the Closing Date);

(n)                settle or otherwise compromise any material Claim relating to Taxes, enter into any closing agreement or similar agreement relating to Taxes, otherwise settle any material dispute relating to Taxes, or request any ruling or similar guidance with respect to Taxes;

(o)                amend, waive or terminate, in whole or in part, the Parent Voting Agreement or any other material agreement to which Parent or each Merger Sub is a party;

(p)                adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(q)                adopt any Parent Employee Benefit Plan; or

(r)                 enter into any agreement or commitment to do any of the foregoing, or any action or omission that would result in any of the foregoing.

7.07           No Claim Against Parent Trust. Each Company acknowledges that it has read the Prospectus and that Parent has established the Parent Trust from the proceeds of its initial public offering (“IPO”) and from certain private placements occurring simultaneously with the IPO for the benefit of the stockholders of Parent Public Shares (the “Public Stockholders”) and certain parties (including the underwriters of the IPO) and that, except for a portion of the interest earned on the amounts held in the Parent Trust, Parent may disburse monies from the Parent Trust only: (a) to the Public Stockholders in the event they elect to redeem Parent Public Share in connection with the consummation of Parent’s initial business combination (as such term is defined in the Parent Charter) (“Business Combination”), (b) to the Public Stockholders if Parent fails to consummate a Business Combination within twenty-one months from the closing of the IPO, (c) any amounts necessary to pay any Taxes or (d) to, or on behalf of, Parent after or concurrently with the consummation of a Business Combination. Each Company hereby agrees that, it does not now and shall not at any time hereafter have (other than its rights upon Closing) any right, title, interest or claim of any kind in or to any monies in the Parent Trust or distributions therefrom, or make any claim prior to Closing against the Parent Trust, regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Claims”). Each Company hereby irrevocably waives any Claims it may have against the Parent Trust (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Parent and will not, prior to the Closing, seek recourse against the Parent Trust (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement). For the avoidance of doubt, notwithstanding anything to the contrary contained herein, the waivers under this Section 7.07 will continue to apply at and after the Closing or termination of this Agreement (as applicable) to distributions made to redeeming Public Stockholders and for transaction expenses paid. Each Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Parent to induce it to enter into this Agreement. This Section 7.07 shall not limit each Company’s right to seek specific performance against Parent pursuant to Section 14.18, including the right to seek specific performance against Parent to require Parent to take such actions contemplated by this Agreement subject to the satisfaction of Parent’s conditions to the Closing in Section 8.01, and to comply with the terms of the Parent Trust Agreement, including distribution of funds from the Parent Trust upon the Closing in accordance with the terms of this Agreement.

7.08           Exclusive Dealing. During the period from the date hereof through the Closing or the earlier termination of this Agreement, Parent will not take any action to knowingly initiate, solicit or engage in discussions or negotiations with, or knowingly provide any information to, any Person (other than each Company and each Company’s Representatives) concerning any alternative business combination transaction involving Parent, including any purchase or sale of equity or assets of Parent by any other Person, any purchase or sale of equity or assets of any other Person by Parent, any merger, combination or recapitalization of Parent or any Subsidiary thereof or any merger, combination or recapitalization of any other Person in a transaction to which Parent or any Subsidiary thereof is a party (each such transaction, a “Parent Acquisition Transaction”); provided that this Section 7.08 will not apply to Parent in connection with communications to its stockholders related to the transactions contemplated by this Agreement. Parent will, and will cause its Subsidiaries to, cease and cause to be terminated any existing discussions, communications or negotiations with any Person (other than each Company and each Company’s Representatives) conducted heretofore with respect to any Parent Acquisition Transaction.

ARTICLE VIII
CONDITIONS TO CLOSING

8.01           Conditions to Parent’s and Merger Subs’ Obligations. The obligations of Parent and Merger Subs to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by applicable Law, waiver by Parent and Merger Subs in writing) of the following conditions as of the Closing Date:

(a)                All of the representations and warranties of the Companies set forth in this Agreement and in any certificate delivered by the Companies, shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Companies.

(b)                Each Company will have performed and complied with in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;

(c)                There will not have been a Material Adverse Effect since the date hereof;

(d)                Each Company will have delivered to Parent each of the following:

(i)                 a certificate of an authorized officer of such Company, solely in his or her capacity as such and not in his or her personal capacity, dated as of the Closing Date, stating that the conditions specified in Section 8.01(a) and Section 8.01(b), as they relate to such Company, have been satisfied;

(ii)               a certificate signed by the chief executive officer of such Company, solely in his capacity as such and not in his personal capacity, setting forth all Company Transaction Expenses along with final invoices from service providers to such Company in respect of the Mergers and all transactions in connection therewith stating that the amount set forth in such invoice represents payment in full for all such services provided by the service provider to such Company for services performed through the Closing Date;

(iii)              a good standing certificate (or similar documents applicable for such jurisdictions) for each Company certified as of a date no later than thirty (30) days prior to the Closing Date from the proper Governmental Entity of the jurisdiction of organization of such Company;

(iv)              the Written Stockholder Consent specified in Section 5.07;

(v)                certified copies of resolutions duly adopted by such Company’s board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby;

(e)                the net proceeds from the PIPE Investment or other investment or financing shall be sufficient that, after giving effect of the Mergers, the Offer and the receipt of such net proceeds, Parent, with its reasonable efforts, will satisfy any requirements or comments from Nasdaq with regards to financial positions of Parent immediately following the Mergers;

(f)                 Parent shall have received a fully executed Lock-Up Agreement from each Company Stockholder as of immediately prior to the Effective Time that will hold more than 5% of the Parent Common Shares to be issued and outstanding immediately following the Closing, other than any Dissenting Stockholder;

(g)                Parent shall have received a fully executed Escrow Agreement from the Stockholder Representative, as of immediately prior to the Effective Time;

(h)                Parent shall have received Non-Disclosure and Restrictive Covenant Agreements from each of the Persons set forth on Schedule 8.01(h) of the Company Disclosure Letter in favor of and for the benefit of Parent, each Company and each of the other covered parties in substantially the form attached as Exhibit G hereto (each, a “Non-Disclosure and Restrictive Covenant Agreement”), duly executed by each such Person and the Company; and

If the Closing occurs, all Closing conditions set forth in this Section 8.01 that have not been fully satisfied as of the Closing will be deemed to have been waived by Parent and Merger Subs.

8.02           Conditions to the Companies’ Obligations. The obligation of each Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or, if permitted by applicable Law, waiver by such Company in writing) of the following conditions as of the Closing Date:

(a)                Representations and Warranties. All of the representations and warranties of Parent and Merger Subs set forth in this Agreement and in any certificate delivered by Parent pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, Parent;

(b)                Parent and Merger Subs will have performed and complied with in all material respects all the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing;

(c)                Sigma shall have obtained an opinion of Day Pitney (or if Day Pitney is unable to issue such an opinion, of another nationally recognized law firm proposed by the Companies that is reasonably acceptable to Parent), dated as of the Closing Date and in form and substance reasonably satisfactory to Sigma, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Sigma Merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and Gamma shall have obtained an opinion of Day Pitney (or if Day Pitney is unable to issue such an opinion, of another nationally recognized law firm proposed by the Companies that is reasonably acceptable to Parent), dated as of the Closing Date and in form and substance reasonably satisfactory to Gamma, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Gamma Merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code, each of which opinions will be subject to customary exceptions, assumptions and qualifications (such opinions being referred to collectively herein as the “Company Tax Opinions”);

(d)                Each Company shall have received a duly executed counterpart signature page for Parent to the Lock-Up Agreements and the Escrow Agreement;

(e)                There will not have been a Parent Material Adverse Effect since the date hereof; and

(f)                 Parent will have delivered to the Companies each of the following:

(i)                 a certificate of an authorized officer of each of Parent and Merger Subs in his or her capacity as such, dated as of the Closing Date, stating that the conditions specified in Section 8.02(a) and Section 8.02(b), as they relate to such entity, have been satisfied;

(ii)               certified copies of resolutions of the requisite holders of the voting shares of Merger Subs approving the consummation of the transactions contemplated by this Agreement;

(iii)              a good standing certificate (or similar documents applicable for such jurisdictions) for Parent and Merger Subs certified as of a date no later than thirty sixty (30) days prior to the Closing Date from the proper Governmental Entity of the jurisdiction of organization of each of Parent and Merger Subs.

(iv)              certified copies of the resolutions duly adopted by Parent Board (or its equivalent governing body) and Merger Subs’ board of directors authorizing the execution, delivery and performance of this Agreement; and

(v)                written resignations, in forms satisfactory to each Company, dated as of the Closing Date and effective as of the Closing, executed by (A) all officers of Parent and (B) all persons serving as directors of Parent immediately prior to the Closing who are not set forth on Schedule 1.04(b) of the Company Disclosure Letter.

If the Closing occurs, all closing conditions set forth in this Section 8.02 that have not been fully satisfied as of the Closing will be deemed to have been waived by the Companies.

8.03           Conditions to Each Party’s Obligations. The obligation of each Party to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or, if permitted by applicable Law, waiver by each Party in writing) of the following conditions as of the Closing Date

(a)                Required Parent Stockholder Approval. The Parent Stockholder Approval shall be obtained;

(b)                The applicable waiting periods, if any, under the HSR Act will have expired or been terminated;

(c)                Requisite Regulatory Approvals. All Regulatory Approvals required to be obtained or made in order to consummate the transactions contemplated by this Agreement shall have been obtained or made;

(d)                No Order will have been entered and no Law will be in effect that prevents or makes illegal the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declares unlawful the transactions contemplated by this Agreement or causes such transactions to be rescinded;

(e)                Nasdaq Approval. Nasdaq shall have advised Parent that, upon completion of the Mergers, Parent shall continue to be listed on Nasdaq and all outstanding deficiencies have been addressed to the satisfaction of Nasdaq;

(f)                 Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing;

(g)                Parent shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the closing of the Offer including proceeds from any PIPE Investment; and

(h)                The persons identified in Schedule 1.04(b) of the Parent Disclosure Letter shall have been approved and duly elected or appointed to the Parent Board, effective as of the Closing.

If the Closing occurs, all closing conditions set forth in this Section 8.03 that have not been fully satisfied as of the Closing will be deemed to have been waived by each Party.

ARTICLE IX
INDEMNIFICATION OF OFFICERS AND DIRECTORS

9.01           Indemnification of Officers and Directors. If the Closing occurs,  the Parties agree, to the extent permitted by applicable Law, that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Companies, Parent or Merger Subs and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of each Company, Parent or Merger Subs (the “D&O Indemnified Parties”) as provided in their respective Governing Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Party and the Companies, Parent or Merger Subs, in each case as in effect on the date of this Agreement, shall survive the Mergers and continue in full force and effect.  For a period of six (6) years commencing at the Effective Time, Parent shall cause the Governing Documents of Parent and the Surviving Companies to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Parties than are set forth as of the date of this Agreement in the Governing Documents of Parent and the Surviving Companies, respectively, to the extent permitted by applicable Law, and during such six-year period such provision shall not be repealed, amended or otherwise modified in any manner that would materially and adversely affect the rights thereunder of any of the D&O Indemnified Parties, except as required by applicable Law. The obligations of Parties under this Section 9.01 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Parties to whom this Section 9.01 applies without the consent of such affected any D&O Indemnified Parties (it being expressly agreed that the any D&O Indemnified Parties to whom this Section 9.01 applies shall be intended third-party beneficiaries of this Section 9.01). If the Closing occurs, Parent shall pay or cause the Surviving Companies to pay all expenses to any D&O Indemnified Parties incurred in successfully enforcing the indemnity or other obligations provided for in this Section 9.01. Notwithstanding the foregoing, all rights to indemnification or advancement of expenses in respect of any pending or asserted Legal Proceeding or any claim made within such period shall continue until the disposition of such Legal Proceeding or resolution of such claim. The Parties shall not have any obligation under this Section 9.01 to any D&O Indemnified Party when and if a court of competent jurisdiction shall determine, in a final, non-appealable judgement, that the indemnification of such D&O Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

9.02           Indemnification by Successors and Assigns. In the event Parent, the Surviving Companies or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets or stock or other equity interests to any Person, then and in each such case, Parent shall ensure that proper provision shall be made so that the successors and assigns of Parent or the Surviving Companies, as the case may be (or their respective successors and assigns), shall assume the obligations set forth in this Article IX.

9.03           Tail Policy. For the benefit of Parent’s and Merger Subs’ directors and officers, for a period of six (6) years commencing at the Effective Time, Parent shall or shall cause one or more of its Subsidiaries to maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by any directors’ and officers’ liability insurance policies of Parent or Merger Subs on terms not less favorable than the terms of such current insurance coverage; provided that Parent may, prior to the Effective Time, obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the Effective Time for events occurring prior to the Effective Time (the “Parent D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than Parent’s existing policy or, if substantially equivalent insurance coverage is unavailable, comparable coverage. Parent shall maintain the Parent D&O Tail Insurance or such other liability insurance in full force and effect, and continue to honor the obligations thereunder, and Parent shall timely pay all premiums with respect to the Parent D&O Tail Insurance or such other liability insurance. For the benefit of the Companies’ directors and officers, for a period of six (6) years commencing at the Effective Time, Parent shall or shall cause one or more of its Subsidiaries to maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by any directors’ and officers’ liability insurance policies of any of the Companies (copies of which have been heretofore made available to Parent or its Representatives) on terms not less favorable than the terms of such current insurance coverage; provided that Parent may, prior to the Effective Time, obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the Effective Time (the “Company D&O Tail Insurance”) for events occurring prior to the Effective Time that is substantially equivalent to and in any event not less favorable in the aggregate than such Company’s existing policy or, if substantially equivalent insurance coverage is unavailable, comparable coverage. For purposes of this Agreement, the purchase of such Parent D&O Tail Insurance or other liability insurance shall be treated as a Company Transaction Expense. In the event if Parent does not have sufficient working capital to pay the premium of such Parent D&O Tail Insurance prior to the Effective Time, upon request by Parent, either Company shall pay such premium no earlier than five (5) Business Days before the anticipated Closing Date in exchange for issuance to such Company by Parent of a non-interest-bearing, unsecured promissory note in an aggregate principal amount equal to the amount of the premium of such Parent D&O Tail Insurance, on terms and subject to conditions reasonably acceptable to such Company and payable in full by Parent upon consummation of the Mergers. If obtained, Parent and the Surviving Companies shall maintain the Company D&O Tail Insurance or such other liability insurance in full force and effect, and continue to honor the obligations thereunder, and shall timely pay all premiums with respect to the Company D&O Tail Insurance or such other liability insurance.

ARTICLE X
[INTENTIONALLY OMITTED]

ARTICLE XI
TERMINATION

11.01        Termination. This Agreement may be terminated at any time prior to the Closing:

(a)                by the mutual written consent of Parent and the Companies;

(b)                by Parent at any time before the Written Stockholder Consent has been obtained, by written notice to the Companies, if the Written Stockholder Consent shall not have been provided to Parent within three (3) Business Days following the date on which the Registration Statement is declared effective by the SEC Parent notifies the Companies of such effectiveness;

(c)                by Parent by written notice to the Companies, if any of the representations or warranties of each Company set forth in Article III will not be true and correct, or if the Companies have failed to perform any covenant or agreement on the part of the Companies set forth in this Agreement (including an obligation to consummate the Closing), such that any condition to the Closing set forth in either Section 8.01(a) or Section 8.01(b) would not be satisfied at or prior to the Outside Date and the breach or breaches causing such representations or warranties not to be true and correct, or the failure to perform any covenant or agreement, as applicable, are not cured (if capable of being cured) within 30 days after written notice thereof is delivered to the Companies; provided that Parent and/or Merger Subs are not then in breach of this Agreement so as to cause any condition to the Closing set forth in either Section 8.02(a) or Section 8.02(b) to not be satisfied at or prior to the Outside Date;

(d)                by the Companies by written notice to Parent, if any of the representations or warranties of Parent or Merger Subs set forth in Article IV will not be true and correct, or if Parent or Merger Subs have failed to perform any covenant or agreement on the part of Parent or Merger Subs, respectively, set forth in this Agreement (including an obligation to consummate the Closing), such that any condition to the Closing set forth in either Section 8.02(a) or Section 8.02(b) would not be satisfied at or prior to the Outside Date and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, are not cured (if capable of being cured) within 30 days after written notice thereof is delivered to Parent or Merger Subs; provided that each Company is not then in breach of this Agreement so as to cause any condition to the Closing set forth in Section 8.01(a) or Section 8.01(b) from being satisfied at or prior to the Outside Date;

(e)                by Parent or the Companies by written notice to the opposing party, as applicable, if the Closing has not occurred on or prior to the Outside Date and the Party seeking to terminate this Agreement pursuant to this Section 11.01(e) (including, in the case of Parent, Merger Subs) will not have breached in any material respect its obligations under this Agreement in any manner that will have proximately caused the failure to consummate the transactions contemplated by this Agreement on or prior to the Outside Date;

(f)                 by Parent or the Companies, by written notice from Parent or the Companies to the opposing party, as applicable, if any Governmental Entity of competent jurisdiction shall have issued an Order, enacted any Law or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby and, in the case of Orders and other actions, such Order or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 11.01(f) shall not be available to the party seeking to terminate if any action of such party or any failure of such party to act has contributed to such Order or other action and such action or failure constitutes a breach of this Agreement;

(g)                by the Companies by written notice to Parent, if (i) all of the conditions to the Closing set forth in Section 8.01 and Section 8.03 have been satisfied or waived (other than conditions that, by their nature, are to be satisfied at the Closing), (ii) the Closing has not occurred on or prior to the fifth Business Day after the satisfaction or waiver of each condition to the Closing set forth in Section 8.01 and Section 8.03 (other than conditions that, by their nature, are to be satisfied at the Closing) and (iii) at least two Business Days prior to exercising their termination right under this Section 11.01(g), the Companies have notified Parent in writing that they are ready, willing and able to consummate the Mergers;

(h)                by Parent by written notice to the Companies, if (i) all of the conditions to the Closing set forth in Section 8.02 and Section 8.03 have been satisfied or waived (other than conditions that, by their nature, are to be satisfied at the Closing), (ii) the Closing has not occurred on or prior to the fifth Business Day after the satisfaction or waiver of each condition to the Closing set forth in Section 8.02 and Section 8.03 (other than conditions that, by their nature, are to be satisfied at the Closing) and (iii) at least two Business Days prior to exercising its termination right under this Section 11.01(h), Parent has notified the Companies in writing that it is ready, willing and able to consummate the Mergers; and

(i)                 by the Companies by written notice to Parent if (i) the Parent Board withdraws (or modifies in any manner adverse to the Companies), or proposes to withdraw (or modify in any manner adverse to the Companies), the Parent Board’s recommendation in favor of the Parent Proposals, or fails to reaffirm such recommendation as promptly as practicable (and in any event within five Business Days) after receipt of any written request to do so by the Companies or (ii) if the Parent Stockholder Approval shall not have been obtained at the Parent Stockholders’ Meeting to be held in accordance with the Proxy Statement (or at any adjournment or postponement thereof).

11.02        Effect of Termination. In the event of the termination of this Agreement pursuant to Section 11.01, all obligations of the Parties hereunder (other than the last two sentences of Section 5.02, this Section 11.02, Section 11.03, Section 12.01, Article XIII and Article XIV, which will survive the termination of this Agreement (other than the provisions of Section 14.18, which will terminate)) will terminate without any liability of any Party to any other Party; provided, further, that no termination will relieve a Party from any liability arising from or relating to any Fraud or knowing and intentional breach of a representation, a warranty or a covenant by such Party prior to termination.

11.03        Expenses and Expense Reimbursement; Termination Fee.

(a)                Except as otherwise provided herein, each Party shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided, that if the Closing occurs, Parent shall bear and pay at or promptly after Closing all Parent Transaction Expenses (defined in Section 13.01) and all Company Transaction Expenses (defined in Section 13.01) outstanding as of the Closing.

(b)                Notwithstanding Section 11.02 or Section 11.03(a), in the event that there is a termination of this Agreement by the Companies pursuant to (i) Section 11.01(d) (with respect to any underlying breach by Parent of its obligations under Section 7.01, Section 7.03, Section 7.04 or Section 7.08), Section 11.01(g) or Section 11.01(i) or (ii) Section 11.01(d) or Section 11.01(e), and, solely in the case of clause (ii), within 12 months after the date of the termination of this Agreement, Parent or its Affiliates consummate an alternative initial merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business acquisition or combination, or entering into contractual arrangements, with one or more businesses or entities  (an “Alternative Business Combination”) (or enter into a definitive agreement to consummate an Alternative Business Combination, which is later consummated), Parent shall reimburse the Companies for the expenses documented and actually incurred by the Companies and their Affiliates in connection with the authorization, preparation, negotiation, execution or performance of this Agreement and the transactions contemplated hereby, up to a maximum of $500,000 (the “Company Expense Reimbursement”).

(c)                Notwithstanding Section 11.02 above or Section 11.03(a), in the event that there is a termination of this Agreement by Parent pursuant to Section 11.01(b), Section 11.01(c) or Section 11.01(e), and within 12 months after the date of the termination of this Agreement, either Company or its Affiliates consummate an Alternative Transaction (or enter into a definitive agreement to consummate an Alternative Transaction, which is later consummated), the Companies shall reimburse Parent for the expenses documented and actually incurred by Parent and its Affiliates in connection with the authorization, preparation, negotiation, execution or performance of this Agreement and the transactions contemplated hereby, up to a maximum of $500,000 (the “Parent Expense Reimbursement”). Solely in the event that (A) there is a termination of this Agreement by Parent pursuant to Section 11.01(b), Section 11.01(c) (with respect to any underlying breach by the Companies of their obligation under Section 7.01(e)), or Section 11.01(h), (B) such breach by the Companies causes Parent not able to satisfy its obligation under Section 7.01, Section 7.03, Section 7.04 or Section 7.08 or consummate the Mergers on or prior to the Outside Date, or enter into a definitive agreement to consummate an Alternative Business Combination on or prior to the Outside Date, (C) within 12 months after the date of the termination of this Agreement, either Company or its Affiliates consummate an Alternative Transaction (or enter into a definitive agreement to consummate an Alternative Transaction, which is later consummated), and (D) Parent ceases all operations except for the purpose of making required distributions to its stockholders pursuant to the Parent Charter, and any subsequent winding up of Parent’s affairs and is dissolved on the records of the appropriate Governmental Entity as a result of (i) the failure to obtain required Parent Stockholder Approval in order to consummate any Parent Acquisition Transaction or (ii) the failure to consummate an Alternative Business Combination within the deadline set forth in the Parent Charter, the Companies shall pay to Parent a termination fee equal to $500,000 (the “Termination Fee”), plus the Parent Expense Reimbursement.

(d)                If this Agreement is terminated in a circumstance in which the Company Expense Reimbursement becomes payable as provided in Section 11.03(a), then Parent shall pay, or cause to be paid, to the Companies, by wire transfer of immediately available funds to an account designated in writing by the Companies, the Company Expense Reimbursement (i) in the case of Section 11.03(a)(i), within ten (10) Business Days after Parent receives a written statement from the Company setting forth the amount of the Company Expense Reimbursement, or (ii) in the case of Section 11.03(a)(ii), within ten (10) Business Days after the consummation of such Alternative Business Combination and Parent’s receipt of a written statement from the Companies setting forth the amount of the Company Expense Reimbursement. The right of the Companies to seek the Company Expense Reimbursement will not limit the right of the Companies to seek specific performance or other injunctive relief in lieu of terminating this Agreement or to seek the remedies provided by Section 14.12 on behalf of the Company Stockholders.

(e)                If this Agreement is terminated in a circumstance in which the Parent Expense Reimbursement becomes payable as provided in Section 11.03(b), then the Companies shall pay, or cause to be paid, to Parent, by wire transfer of immediately available funds to an account designated in writing by Parent, the Parent Expense Reimbursement (i) in the case of Section 11.03(b)(i), within ten (10) Business Days after the Companies receive a written statement from Parent setting forth the amount of the Parent Expense Reimbursement or (ii) in the case of Section 11.03(b)(ii), within ten (10) Business Days after the consummation of such Alternative Transaction and the Companies’ receipt of a written statement from Parent setting forth the amount of the Parent Expense Reimbursement. If this Agreement is terminated in a circumstance in which the Termination Fee becomes payable as provided in Section 11.03(c), then the Companies shall pay, or cause to be paid, to Parent, by wire transfer of immediately available funds to an account designated in writing by Parent, the Termination Fee within five (5) Business Days after Parent’s dissolution on the records of the appropriate Governmental Entity. The right of Parent to seek the Parent Expense Reimbursement will not limit the right of Parent any to seek specific performance or other injunctive relief in lieu of terminating this Agreement.

ARTICLE XII
ADDITIONAL COVENANTS

12.01        Stockholder Representative.

(a)                Appointment. In addition to the other rights and authority granted to the Stockholder Representative elsewhere in this Agreement, upon and by virtue of the approval of the requisite holders of capital stock of each Company of this Agreement, all of the Company Stockholders collectively and irrevocably constitute and appoint the Stockholder Representative as their agent and representative to act from and after the date hereof and to do any and all things and execute any and all documents that the Stockholder Representative determines may be necessary, convenient or appropriate to facilitate the consummation of the transactions contemplated by this Agreement or otherwise to perform the duties or exercise the rights granted to the Stockholder Representative hereunder, including: (i) execution of the documents and certificates pursuant to this Agreement; (ii) receipt of payments under or pursuant to this Agreement and disbursement thereof to the Company Stockholders and others, as contemplated by this Agreement; (iii) receipt and, if applicable, forwarding of notices and communications pursuant to this Agreement; (iv) administration of the provisions of this Agreement; (v) giving or agreeing to, on behalf of all or any of the Company Stockholders, any and all consents, waivers, amendments or modifications deemed by the Stockholder Representative, in his sole and absolute discretion, to be necessary or appropriate under this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (vi) amending this Agreement or any of the instruments to be delivered to Parent pursuant to this Agreement; (vii) (A) disputing or refraining from disputing, on behalf of each Company Stockholder relative to any amounts to be received by such Company Stockholder under this Agreement or any agreements contemplated hereby, any claim made by Parent or Merger Subs under this Agreement or other agreements contemplated hereby, (B) negotiating and compromising, on behalf of each such Company Stockholder, any dispute that may arise under, and exercising, or refraining from exercising, any remedies available under, this Agreement or any other agreement contemplated hereby and (C) executing, on behalf of each such Company Stockholder, any settlement agreement, release or other document with respect to such dispute or remedy; (viii) engaging attorneys, accountants, agents or consultants on behalf of the Company Stockholders in connection with this Agreement or any other agreement contemplated hereby and paying any fees related thereto; and (ix) giving such instructions and taking action or refraining from taking such action, on behalf of such Company Stockholders, as the Stockholder Representative deems, in his sole discretion, necessary or appropriate to carry out the provisions of this Agreement. All such actions shall be deemed to be facts ascertainable outside this Agreement and shall be binding on the Company Stockholders.

(b)                Authorization. Notwithstanding Section 12.01(a), in the event that the Stockholder Representative desires further authorization or advice from the Company Stockholders on any matters concerning this Agreement, the Stockholder Representative will be entitled to seek such further authorization from the Company Stockholders prior to acting on their behalf. In such event, each Company Stockholder will vote based on each such Person’s Pro Rata Share and the authorization of a majority of such Persons will be binding on all of the Company Stockholders and will constitute the authorization of the Company Stockholders. The appointment of the Stockholder Representative is coupled with an interest and will be irrevocable by any Company Stockholder in any manner or for any reason. This authority granted to the Stockholder Representative will not be affected by the death, illness, dissolution, disability, incapacity or other inability to act of any principal pursuant to any applicable Law. Jerry Tang hereby accepts his appointment as the initial Stockholder Representative.

(c)                Vacancies. The Stockholder Representative may resign from his position as Stockholder Representative at any time by written notice delivered to Parent and the Company Stockholders. If there is a vacancy at any time in the position of the Stockholder Representative for any reason, such vacancy will be filled by the majority vote in accordance with the method set forth in Section 12.01(b) above.

(d)                No Liability. All acts of the Stockholder Representative hereunder in his or its capacity as Stockholder Representative will be deemed to be acts on behalf of the Company Stockholders and not of the Stockholder Representative individually. The Stockholder Representative in his or its capacity as the Stockholder Representative will not have any liability for any amount owed to Parent pursuant to this Agreement, if any. The Stockholder Representative will not be liable to Parent, the Companies, Merger Subs or any other Person in his or its capacity as the Stockholder Representative, for any liability of a Company Stockholder or otherwise, or for anything that he or it may do or refrain from doing in connection with this Agreement. The Stockholder Representative will not be liable to the Company Stockholders, in his or its capacity as the Stockholder Representative, for any liability of a Company Stockholder or otherwise, or for any error of judgment, or any act done or step taken or omitted by him or it in good faith, or for any mistake in fact or Law, or for anything that he or it may do or refrain from doing in connection with this Agreement, except in the case of the Stockholder Representative’s gross negligence or willful misconduct as determined in a final and non-appealable judgment of a court of competent jurisdiction. The Stockholder Representative may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or his or its duties or rights hereunder, and he or it will incur no liability in his or its capacity as the Stockholder Representative to Parent, Merger Subs, the Companies or the Company Stockholders and will be fully protected with respect to any action taken, omitted or suffered by him or it in good faith in accordance with the advice of such counsel. The Stockholder Representative will not, by reason of this Agreement, have a fiduciary relationship in respect of any Company Stockholder, except in respect of amounts received on behalf of the Company Stockholders.

(e)                Reimbursement of Stockholder Representative. After the Closing, the Companies agree to promptly reimburse the Stockholder Representative for up to $20,000.00 in the aggregate of reasonably documented out-of-pocket expenses the Stockholder Representative actually incurs in serving as the Stockholder Representative for the purposes stated in this Agreement. Other than such reimbursement for his or its out-of-pocket expenses, the Stockholder Representative will not be compensated or otherwise entitled to payment for providing services hereunder. Without limiting the foregoing, each Company Stockholder will, only to the extent of such Company Stockholder’s Pro Rata Share thereof, indemnify and defend the Stockholder Representative and hold the Stockholder Representative harmless against any Loss, damage, cost, Liability or expense actually incurred without fraud, gross negligence or willful misconduct by the Stockholder Representative (as determined in a final and non-appealable judgment of a court of competent jurisdiction) and arising out of or in connection with the acceptance, performance or administration of the Stockholder Representative’s duties under this Agreement. Any expenses or taxable income incurred by the Stockholder Representative in connection with the performance of his or its duties under this Agreement will not be the personal obligation of the Stockholder Representative but will be payable by and attributable to the Company Stockholders based on each such Person’s Pro Rata Share. Notwithstanding anything to the contrary in this Agreement, the Stockholder Representative will be entitled and is hereby granted the right to set off and deduct any unpaid or non-reimbursed expenses and unsatisfied Liabilities incurred by the Stockholder Representative in connection with the performance of his or its duties hereunder from amounts actually delivered to the Stockholder Representative pursuant to this Agreement. The Stockholder Representative may also from time to time submit invoices to the Company Stockholders (or to the Companies (on behalf of the Company Stockholders)) covering such expenses and Liabilities, which will be paid by the Company Stockholders (or the Companies (on behalf of the Company Stockholders)) promptly following the receipt thereof on a pro rata basis based on their respective Pro Rata Share. Upon the request of any Company Stockholder, the Stockholder Representative will provide such Company Stockholder with an accounting of all expenses and Liabilities paid by the Stockholder Representative in his or its capacity as such.

12.02        Disclosure Schedules. All Schedules included in the Company Disclosure Letter and the Parent Disclosure Letter (each, a “Schedule” and, collectively, the “Disclosure Schedules”) are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any of the Schedules will be deemed to refer to this entire Agreement, including all Schedules. The Schedules have been arranged for purposes of convenience in separately numbered sections corresponding to the sections of this Agreement; however, any item disclosed in any part, subpart, section or subsection of the Schedule referenced by a particular section or subsection in this Agreement will be deemed to have been disclosed with respect to every other part, subpart, section and subsection in another Schedule if the relevance of such disclosure to such other part, subpart, section or subsection is reasonably apparent on its face, notwithstanding the omission of an appropriate cross-reference. In each case, subject to the language of the applicable representations and warranties, obligations, covenants, conditions or agreements contained herein, any item of information, matter or document disclosed or referenced in, or attached to, the Schedules will not (a) be used as a basis for interpreting the terms “material,” “Material Adverse Effect” or other similar terms in this Agreement or to establish a standard of materiality, (b) represent a determination that such item or matter did not arise in the Ordinary Course of Business, (c) be deemed or interpreted to expand the scope of the Companies’, Parent’s or Merger Subs’ respective representations and warranties, obligations, covenants, conditions or agreements contained herein, (d) constitute, or be deemed to constitute, an admission of liability or obligation regarding such matter, (e) represent a determination that the consummation of the transactions contemplated by this Agreement requires the consent of any third party, (f) constitute, or be deemed to constitute, an admission to any third party concerning such item or matter, or (g) constitute, or be deemed to constitute, an admission or indication by the Companies, Parent or Merger Subs that such item meets any or all of the criteria set forth in this Agreement for inclusion in the Disclosure Schedules. In each case, subject to the language of the applicable representations and warranties, obligations, covenants, conditions or agreements contained herein, no reference in the Disclosure Schedules to any contract will be construed as an admission or indication that such contract is enforceable or in effect as of the date hereof or that there are any obligations remaining to be performed or any rights that may be exercised under such contract. No disclosure in the Schedules relating to any possible breach or violation of any agreement or Law will be construed as an admission or indication that any such breach or violation exists or has actually occurred. Capitalized terms used in the Schedules and not otherwise defined therein have the meanings given to them in this Agreement.

12.03        Proration of Straddle Period Taxes. In the case of Taxes that are payable with respect to any Straddle Period (defined in Section 13.01), the portion of any such Taxes that is attributable to the portion of such Straddle Period ending on the day on which the Reference Time (defined in Section 13.01) occurs shall be:

(a)                in the case of Taxes that are either (i) based upon or related to income or receipts, or (ii) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the Tax period of the Companies (and each partnership in which the Companies is a partner) ended with (and included) the day prior to the Closing Date; provided, however, that any deductions realized on the Closing Date in connection with the payment of any Company Transaction Expenses and the Payoff Amount shall be taken into account notwithstanding that the Reference Time is 11:59 p.m. New York City time on the day immediately preceding the day on which the Effective Time occurs; and

(b)                in the case of Taxes that are imposed on a periodic basis with respect to the assets or capital of either Company, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on and including the day prior to the Closing Date and the denominator of which is the number of calendar days in the entire period.

ARTICLE XIII
DEFINITIONS

13.01        Definitions. For purposes hereof, the following terms when used herein will have the respective meanings set forth below:

“Affiliate” or “Affiliates” of any particular Person means any other Person controlling, controlled by, or under common control with, such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Agreement” has the meaning set forth in specified in the preamble.

“Alternative Business Combination” has the meaning specified in Section 11.03(b).

“Alternative Transaction” has the meaning specified in Section 5.05.

“Annual Financial Statements” has the meaning specified in Section 5.09.

“Antitrust Law” means any federal, state or foreign Law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or the significant impediment of effective competition.

“Assumed Convertible Note(s)” has the meaning specified in Section 1.02(g).

“Assumed Gamma Convertible Note” has the meaning specified in Section 1.02(g).

“Assumed Gamma Option” has the meaning specified in Section 1.02(f).

“Assumed Gamma Restricted Stock” has the meaning specified in Section 1.02(d).

“Assumed Option” and “Assumed Options” have the meanings specified in Section 1.02(f).

“Assumed Restricted Stock” has the meaning specified in Section 1.02(d).

“Assumed Sigma Convertible Note” has the meaning specified in Section 1.02(g).

“Assumed Sigma Option” has the meaning specified in Section 1.02(f).

“Assumed Sigma Restricted Stock” has the meaning specified in Section 1.02(d).

“Business Combination” has the meaning specified in Section 7.07.

“Business Day” means a day that is neither a Saturday or a Sunday nor any other day on which banking institutions in New York, New York are authorized or obligated by Law to close.

“Buyer Group” has the meaning specified in Section 14.20.

“Cash” means, as of any time of determination, all cash, cash equivalents and marketable securities held by any Company at such time and determined in accordance with Accounting Principles, whether or not kept “on site” or held in deposit, checking, savings, brokerage or other accounts of or in any safety deposit box or other storage device. Cash will (a) be calculated net of issued but uncleared checks and drafts written or issued by any Company as of the time of determination and (b) include checks and drafts received by the Companies or deposited for the account of the Companies.

“Certificates of Merger” has the meaning specified in Section 1.01(b).

“Certificate of Gamma Merger” has the meaning specified in Section 1.01(b).

“Certificate of Sigma Merger” has the meaning specified in Section 1.01(b).

“Claims” has the meaning specified in Section 7.07.

“Closing” has the meaning specified in Section 2.01.

“Closing Date” has the meaning specified in Section 2.01.

“Closing Merger Consideration” means the sum of the Sigma Merger Consideration and the Gamma Merger Consideration.

“Closing Merger Consideration Shares” means the sum of the Sigma Merger Consideration Shares and the Gamma Merger Consideration Shares.

“Closing Price” is equal to the Redemption Price as set forth in the Parent Governing Documents.

“Code” means the Internal Revenue Code of 1986, as amended, including, but not limited to, any successor or substitute federal Tax codes or legislation.

“Company” or “Companies” has the meaning specified in the preamble.

“Company Closing Statement” has the meaning specified in Section 1.05(a).

“Company Common Stock” means the Sigma Common Stock and/or Gamma Common Stock, as applicable.

“Company Convertible Note” means a Sigma Convertible Note and/or Gamma Convertible Note, as applicable.

“Company D&O Tail Insurance” has the meaning specified in Section 9.03.

“Company Disclosure Letter” has the meaning specified in Article III.

“Company Employee Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) and all other stock purchase, stock option, restricted stock, severance, retention, employment, individual consulting, change-of-control, bonus, incentive, deferred compensation, employee loan, welfare, medical, health, disability, fringe benefit and other benefit plan, agreement, program or policy (i) that is sponsored, maintained, contributed to, or required to be contributed to, by any of the Companies for the benefit of any officer, employee, consultant or director of the Companies or (ii) with respect to which any of the Companies has any liability (including contingent liability through any ERISA Affiliate).

“Company Expense Reimbursement” has the meaning specified in Section 11.03(b).

“Company Financial Statements” has the meaning specified in Section 3.05(a).

“Company Options” has the meaning specified in Section 1.02(f).

“Company Representation Letter” has the meaning specified in Section 5.12.

“Company Restricted Stock” has the meaning specified in Section 1.02(d).

“Company Stockholder” means a record holder of Company Common Stock that is outstanding immediately prior to the Effective Time.

“Company Tax Opinions” has the meaning specified in Section 8.02(c).

“Company Transaction Expense” means any fee, expense or cost which the Companies are obligated to pay in connection with the consummation of the Mergers, this Agreement, the other Transaction Documents and the performance and compliance with all agreements and conditions contained herein or therein to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants, due diligence expenses, advisory and consulting fees, underwriting and other third-party fees, in each case, to the extent not paid prior to the Reference Time.

“Company Voting Agreement” has the meaning specified in the recitals.

“Confidential Information” means any information that one party discloses, directly or indirectly, to the other party, whether embodied in tangible form or disclosed visually or orally and whether or not designated as “confidential” or “proprietary” or by some similar designation, relating to the prior, current or prospective business of the disclosing party, including, without limitation, business models, business opportunities, business plans, financial information, market research, marketing plans, pricing and cost data, customers, suppliers, employees, contractors, ideas, improvements, products and product plans, technologies, research activities and results, information regarding genetic or other biological materials, gene sequences, cell lines, viruses, plasmids, vectors, compounds, protocols, assays and clinical trials, and any other information that should be reasonably understood by the receiving party to be the confidential or proprietary information of the disclosing party. Confidential Information shall not include information (i) that has entered the public domain through no fault of the receiving party, (ii) rightfully known by the receiving party without obligation of confidentiality to any third party prior to receipt of same from the disclosing party, (iii) independently developed by the receiving party without using any Confidential Information of the disclosing party, and (iv) generally made available by the disclosing party without obligation of confidentiality.

“Contemplated Acquisition” means an acquisition of a Person or such Person’s business or its assets by a Company, including by means of a purchase, merger or similar business combination.

“date hereof” has the meaning set forth in specified in the preamble.

“D&O Indemnified Parties” has the meaning specified in Section 9.01.

“DGCL” has the meaning specified in the recitals.

“Day Pitney” has the meaning the meaning specified in Section 5.12.

“Disclosure Schedules” has the meaning specified in Section 12.02.

“Dissenting Share” has the meaning specified in Section 1.06.

“Dissenting Stockholder” has the meaning specified in Section 1.06.

“Earnout Consideration” means $100,000,000.

“Earnout Escrow Account” has the meaning specified in Section 1.09.

“Earnout Period” has the meaning specified in Section 1.09.

“Effective Time” has the meaning specified in Section 1.01(b).

“Encumbrance” means any lease, pledge, option, easement, deed of trust, right of way, encroachment, conditional sales agreement, security interest, mortgage, adverse claim, encumbrance, covenant, condition, restriction of record, charge or restriction of any kind (except for restrictions on transfer under the Securities Act and applicable state securities laws), including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, whether voluntarily incurred or arising by operation of Law, and includes any agreement to give any of the foregoing in the future.

“Environmental Claim” means any claim, action, cause of action, written notice or demand by any Person or investigation by any Governmental Entity alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, Release or threatened Release of, or any exposure to, any Hazardous Materials at any location, whether or not owned or operated by each Company, or (b) circumstances forming the basis of any violation or alleged violation of any Environmental Law.

“Environmental Laws” means all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of human health (to the extent relating to exposure to Hazardous Materials) or the environment, including laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials.

“Environmental Permits” has the meaning specified in Section 3.16(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(l) of ERISA that includes any of the Companies.

“Escrow Agent” has the meaning specified in Section 1.09.

“Escrow Agreement” has the meaning specified in Section 1.09.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” means Vstock Transfer, LLC or another paying agent reasonably acceptable to Parent and the Stockholder Representative.

“Extension” has the meaning specified in Section 5.13.

“Extension Date” has the meaning specified in Section 5.13.

“Extension Fee” has the meaning specified in Section 5.13.

“Federal Securities Laws” has the meaning specified in Section 7.01(e).

“Fraud” means, with respect to a Company or Parent, an actual and intentional fraud with respect to the making of a material representation and warranty pursuant to Article III or Article IV (as applicable); provided, however, that such actual and intentional fraud of such party shall only be deemed to exist if any of the individuals set forth in the definition of “Knowledge” hereunder with respect to such Party had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by such party pursuant to, in the case of each Company, Article III, or, in the case of Parent, Article IV, in each case as qualified by the Disclosure Schedules, were actually breached when made, with the express intention that the other party rely thereon to its detriment.

“Fully Diluted Gamma Shares” means the aggregate number of shares of Gamma Common Stock outstanding immediately prior to the Effective Time (including shares of Gamma Restricted Stock and the Gamma Dissenting Shares but excluding the Gamma Excluded Shares).

“Fully Diluted Sigma Shares” means the aggregate number of shares of Sigma Common Stock outstanding immediately prior to the Effective Time (including shares of Sigma Restricted Stock and the Sigma Dissenting Shares but excluding the Sigma Excluded Shares).

“GAAP” means United States generally accepted accounting principles, consistently applied, as in effect from time to time.

“Gamma” has the meaning specified in the preamble.

“Gamma Common Stock” means the Class A common stock of Gamma, par value $0.0001 per share, and the Class B common stock of Gamma, par value $0.0001 per share, treated together as a single class.

“Gamma Convertible Note” means any note issued by Gamma that is outstanding at the Effective Time and convertible into shares of Gamma Common Stock.

“Gamma Dissenting Shares” has the meaning specified in Section 1.06.

“Gamma Dissenting Stockholder” has the meaning specified in Section 1.06.

“Gamma Earnout Consideration Shares” means the aggregate number of newly issued Parent Common Shares (rounded to the nearest whole share) equal to the quotient obtained by dividing (i) Earnout Consideration by (ii) the Closing Price, deliverable in accordance with Annex I attached hereto and Section 1.02(c) and Section 1.02(d).

“Gamma Earnout Exchange Ratio” means a number equal to the quotient obtained by dividing (a) the number of the Gamma Earnout Consideration Shares by (b) the Fully Diluted Gamma Shares, provided that it shall be carried out to the decimal places necessary so that the Earnout Consideration equals exactly $100,000,000.

“Gamma Exchange Ratio” means an amount equal to (i) the amount of Gamma Merger Consideration Shares, divided by (ii) the amount of Fully Diluted Gamma Shares, provided that it shall be carried out to the decimal places necessary so that the Gamma Merger Consideration equals exactly $200,000,000.

“Gamma Excluded Shares” has the meaning specified in Section 1.02(e).

“Gamma Merger” has the meaning specified in the recitals.

“Gamma Merger Consideration” means $200,000,000, which is subject to adjustments (i) if the Closing does not occur prior to November 1, 2022, (ii) to the extent that any Triggering Event has occurred prior to the Closing and (iii) for any other factors as deemed appropriate and mutually agreed by the parties.

“Gamma Merger Consideration Shares” means the aggregate number of newly issuable Parent Common Shares issuable upon the Closing (rounded to the nearest whole share) to Gamma Stockholders equal to the quotient obtained by dividing (a) the Gamma Merger Consideration by (b) the Closing Price.

“Gamma Merger Sub” has the meaning specified in the preamble.

“Gamma Option” has the meaning specified in Section 1.02(f),

“Gamma Restricted Stock” has the meaning specified in Section 1.02(d).

“Gamma Stockholder” means a record holder of Gamma Common Stock that is outstanding immediately prior to the Effective Time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws or memorandum and articles of association, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation.

“Governmental Entity” means any federal, national, state, foreign, provincial, local or other government or any governmental, regulatory, administrative or self-regulatory authority, agency, bureau, board, commission, court, judicial or arbitral body, department, political subdivision, tribunal or other instrumentality thereof.

“Hazardous Materials” means any chemical, material, waste or substance regulated under applicable Environmental Law as a hazardous waste, hazardous material, hazardous substance, extremely hazardous waste, restricted hazardous waste, pollutant, contaminant, toxic substance or toxic waste.

“HSR Act” has the meaning specified in Section 3.12.

“HSR Clearance” means the filing of a Notification and Report Form with the United States Federal Trade Commission and the United States Department of Justice under the HSR Act and the expiration or termination of any applicable waiting period thereunder, if required.

“Indebtedness” means, as of any time of determination, without duplication, (a) the unpaid principal amount of, and accrued and unpaid interest on, all indebtedness for borrowed money of the Companies, including liabilities of the Companies evidenced by bonds, debentures, notes or other similar instruments or debt securities, (b) all obligations of the Companies under leases required in accordance with the Accounting Principles to be capitalized on a balance sheet of the applicable Company, (c) any costs associated with termination of any of the Companies’ interest rate, hedge and currency swap arrangements and any other arrangement of the Companies designed to provide protection against fluctuations in interest or currency rates that is being terminated as of the Closing Date, and (d) any obligation of the Companies to any Person (other than another Company) for the deferred purchase price of property or services (other than trade payables incurred in the Ordinary Course of Business) or otherwise secured by a Lien, including any promissory notes, contractual payment obligations, earn-outs, contingent payment obligations, non-compete or other restrictive covenant payments, including any such obligation arising from the acquisition of a business.

“Intellectual Property” means all of the following owned or used by any Company: (a) patents and patent applications, including utility, utility model, and design patents, including all issued claims therein, whether published or unpublished, including provisional, national, regional and international applications as well as continuations, continuations-in-part, divisional, reissues, renewals and re-examination applications, (b) trademarks, service marks, trade names, trade dress, and logos, whether registered or unregistered, together with the goodwill of the business thereunder, (c) internet domain name registrations and applications for registration thereof together with all of the goodwill associated therewith, (d) copyrights (registered or unregistered) and registrations and applications for registration thereof, and copyrightable subject matter, including copyrights in software, (e) computer software and documentation thereof, (f) inventions (whether patentable or unpatentable and whether or not reduced to practice) and (g) Trade Secrets, including know-how and proprietary technology.

“Intended Tax Treatment” means the qualification of each Merger as a tax-free reorganization in accordance with Section 368(a) of the Code, with the effect that, for U.S. federal income tax purposes, the Company Stockholders who receive their respective portions of Closing Merger Consideration Shares or Gamma Earnout Consideration Shares will not recognize gain or loss, except with respect to the portion of any Gamma Earnout Consideration Shares that is treated as imputed interest (if any).

“IPO” has the meaning specified in Section 7.07.

“Jerry Tang” means Yuan (Jerry) Tang, an individual residing in the State of New York.

“Knowledge” means, with respect to Sigma, the actual knowledge of Jerry Tang, Matthew Feast and Carl Pombar, with respect to Gamma, the actual knowledge of Jerry Tang, Matthew Feast and Carl Pombar, and with respect to Parent, the actual knowledge of Lei Xu, Yuanmei Ma and Lei Huang, and in each case, the knowledge that such person listed herein would have after reasonable inquiry.

“Law(s)” means any law, rule, regulation, judgment, injunction, order, decree or other restriction of any Governmental Entity.

“Leased Real Property” has the meaning specified in Section 3.07(b).

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, hearings, inquiries, investigations or other proceedings (public or private) commenced, brought, conducted or heard before, or otherwise involving, any Governmental Entity or arbitrator.

“Legal Requirement” means, with respect to any Party, all applicable laws, statutes, rules, regulations, codes, ordinances, bylaws, variances, judgments, injunctions, orders, conditions and licenses of a Governmental Entity having jurisdiction over the assets or the properties of such Party or its Subsidiaries and the operations thereof.

“Liabilities” means all indebtedness, obligations and other liabilities of a Person required under GAAP to be accrued on the financial statements of such Person.

“Liens” means liens, security interests, charges or Encumbrances.

“Lock-Up Agreement” has the meaning specified in Section 1.08(d).

“Losses” means, collectively, any loss, liability, damages, cost, diminution in value, penalties, amount paid in settlement, Tax or expense (including expenses of investigation, court costs, reasonable legal fees and expenses); provided that Losses will not include (a) any exemplary, consequential, incidental, indirect, special, punitive or treble damages, except to the extent paid by a Party to a third party in connection with a Third Party Claim, (b) calculations of damages or losses using loss of future revenue, income or profits or diminution of value, (c) damages based on a multiple of value or (d) damages based on loss of business reputation or opportunity.

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts, circumstance or development that, individually or in the aggregate, has had, or would be reasonably likely to have, a materially adverse effect on (a) the business, assets, properties or condition (financial or otherwise) of the Companies, taken as a whole, or (b) the ability of the Companies to consummate the transactions contemplated hereby; provided, however, that none of the following will be deemed, either alone or in combination, to constitute, and none of the following will be taken into account in determining whether there has been, or will be, a Material Adverse Effect: any adverse change, effect, event, occurrence, state of facts, circumstance or development attributable to: (i) operating, business, regulatory or other conditions in the industry in which the Companies operate; (ii) general economic conditions, including changes in the credit, debt or financial, capital markets, in each case anywhere in the world; (iii) conditions in the securities markets, capital markets, credit markets, currency or cryptocurrency markets or other financial markets in any country or region in the world and any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in any country or region in the world; (iv) any change in the price or relative value of any digital currency or cryptocurrency, including Bitcoin and Ether, (v) any stoppage or shutdown of any Governmental Entity applicable to each Company (including any default by any such Governmental Entity or delays in payments by any such Governmental Entity or delays or failures to act by any such Governmental Entity); (vi) the announcement or pendency or consummation of the transactions contemplated by this Agreement (including the identity of Parent or any of its Affiliates) or compliance with the terms of, taking any action permitted by, or refraining from taking any action prohibited by, this Agreement, including the impact thereof on relationships, contractual or otherwise, with, or actual or potential loss or impairment of, and any other negative development (or potential negative development) of any Company with, any clients, customers, suppliers, distributors, partners, financing sources, directors, officers or other employees and/or consultants and/or on revenue, profitability and cash flows; (vii) changes in GAAP or other accounting requirements or principles or any changes in applicable Laws (including Pandemic Measures) or the interpretation thereof or other legal or regulatory conditions; (viii) actions required to be taken under applicable Laws or contracts; (ix) the failure of any Company to meet or achieve the results set forth in any budget, plan, projection or forecast (it being understood that the underlying causes of any such decline, change, decrease or failure may, if they are not otherwise excluded from the definition of Material Adverse Effect, be taken into account in determining whether a Material Adverse Effect has occurred); (x) global, national or regional political, financial, economic or business conditions, including hostilities, acts of war, sabotage or terrorism or military actions or any escalation, worsening or diminution of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway; and (xi) hurricanes, earthquakes, floods, tsunamis, tornadoes, mudslides, wild fires or other natural disasters and other force majeure events, or the occurrence, continuation or worsening of any epidemic, disease, outbreak or pandemic (including COVID-19) in the United States or any other country or region in the world; provided, however, that with respect to each of clauses (i) through (v), (vii), (x) and (xi), any change, effect, event, occurrence, state of facts, circumstance or development referred to above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such change, effect, event, occurrence, state of facts, circumstance or development has a disproportionate effect on the Companies compared to other participants in the industries in which the Companies primarily conduct their businesses.

“Material Contract” has the meaning specified in Section 3.09(a).

“Material Permits” has the meaning specified in Section 3.15(b).

“Mergers” has the meaning specified in the recitals.

“Merger Subs” or “Merger Sub” has the meaning specified in the preamble.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Non-Disclosure and Restrictive Covenant Agreement” has the meaning specified in Section 8.01(h).

“Offer” has the meaning specified in the recitals.

“Offer Documents” has the meaning specified in Section 7.01(b).

“Open Source Software” means any software in source code, object code, software library or executable form that contains or is distributed as “free software” or “open source software” or is otherwise distributed under similar distribution models that (a) require licensing or distribution of the source code of the software to licensees, (b) prohibit or limit the receipt of consideration in connection with sublicensing or distributing such software or (c) require the licensing of such software to any other Person for the purpose of making derivative works.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Entity. For clarification, a Permit is not an Order.

“Ordinary Course of Business” means, with respect to any Person, actions that are consistent in all material respects with the past practices of such Person, taken in the ordinary course of the normal day-to-day operations of such Person.

“Outside Date” has the meaning specified in Section 7.01(d).

“Pandemic Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive, guidelines or recommendations by any Governmental Entity, in each case in connection with or in response to COVID-19.

“Parent” has the meaning specified in the preamble.

“Parent 2021 Annual Report” has the meaning specified in Section 4.07(a).

“Parent Acquisition Transaction” has the meaning specified in Section 7.08.

“Parent Board” means the board of directors of Parent.

“Parent Certifications” has the meaning specified in Section 4.07(g).

“Parent Charter” has the meaning specified in the recitals.

“Parent Common Shares” means the shares of Class A common stock of Parent, par value $0.0001 per share.

“Parent Common Stock” means class A common stock, par value $0.0001 per share, and Class B common stock, par value $0.0001 per share, of Parent.

“Parent D&O Tail Insurance” has the meaning specified in Section 9.03.

“Parent Disclosure Letter” has the meaning specified in Article IV.

“Parent Expense Reimbursement” has the meaning specified in Section 11.03(c).

“Parent Governing Documents” has the meaning specified in the recitals.

“Parent Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had or would have a material adverse effect on (a) the business, assets, properties or condition (financial or otherwise) of Parent and Merger Subs, taken as a whole, or (b) the ability of Parent or Merger Subs to consummate the transactions contemplated hereby.

“Parent Proposals” has the meaning specified in Section 7.01(b).

“Parent Public Shares” means the Parent Common Shares issued in Parent’s initial public offering consummated on November 5, 2021.

“Parent Representation Letter” has the meaning specified in Section 6.07.

“Parent Required Vote” has the meaning specified in Section 4.28.

“Parent SEC Reports” has the meaning specified in Section 4.07(a).

“Parent Shares” has the meaning specified in Section 4.04(a).

“Parent Equity Incentive Plan” means the Parent Equity Incentive Plan substantially in the form of Exhibit H.

“Parent Stockholder” or “Parent Stockholders” means a holder or holders of Parent Common Stock.

“Parent Stockholder Approval” means the requisite affirmative vote of Parent Stockholders, in each case obtained in accordance with the Parent Governing Documents, the DGCL, the rules and regulations of the SEC and Nasdaq and the Proxy Statement, in favor of all Parent Proposals.

“Parent Stockholders’ Meeting” has the meaning specified in Section 7.04(a).

“Parent Transaction Expense” means any fee, expense or cost which Parent is obligated to pay in connection with the consummation of the Mergers, this Agreement, the other Transaction Documents and the performance and compliance with all agreements and conditions contained herein or therein to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants, due diligence expenses, advisory and consulting fees, underwriting and other third-party fees.

“Parent Trust” means that certain trust account of Parent with Wilmington Trust, National Association, acting as trustee, established under the Parent Trust Agreement.

“Parent Trust Agreement” means that certain Investment Management Trust Agreement, dated as of November 2, 2021 by and between Parent and Wilmington Trust, National Association.

“Parent Trust Amount” has the meaning specified in Section 4.09.

“Parent Voting Agreement” has the meaning specified in the recitals.

“Parent’s Representatives” has the meaning specified in Section 5.02.

“Party” or “Parties” has the meaning specified in the preamble.

“Payoff Amount” has the meaning specified in Section 5.06.

“Payoff Letter” has the meaning specified in Section 5.06.

“Permit” has the meaning specified in Section 3.15(b).

“Permitted Liens” means (a) statutory liens for current Taxes or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings by the Companies and for which adequate reserves have been established; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the Ordinary Course of Business for amounts that are not delinquent, unless being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established; (c) zoning, entitlement, building and other land use regulations or ordinances imposed by Governmental Entities having jurisdiction over the Leased Real Property that are not violated in any material respect by the use and operation as of the date hereof of the Leased Real Property; (d) covenants, conditions, restrictions, easements and other similar Liens of record that do not materially impair the occupancy or use of the Leased Real Property for the purposes for which it is used as of the date hereof in connection with the Companies’ businesses; (e) liens arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation; (f) liens arising in connection with sales of foreign receivables; (g) liens on goods in transit incurred pursuant to documentary letters of credit; (h) purchase money liens; (i) title to any portion of the premises lying within the right of way or boundary of any public road or private road which, individually or in the aggregate, do not materially adversely affect the value or the continued use of the Leased Real Property as it is used as of the date hereof; (j) rights of parties in possession without options to purchase or rights of first refusal; (k) liens securing Indebtedness; (l) rights of lessors or landlords to the Leased Real Property; and (m) Liens set forth on Schedule 13.01 of the Company Disclosure Letter.

“Permitted Releases” has the meaning specified in Section 4.09.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity.

“Personnel” has the meaning specified in Section 3.10(e).

“PIPE Investment” has the meaning specified in the recitals.

“Privileged Communications” has the meaning specified in Section 14.19.

“Pro Rata Share” means, (a) with respect to any Sigma Stockholder, the proportion (expressed as a percentage) obtained by dividing the number of shares of Sigma Common Stock held by such Sigma Stockholder on an as-converted basis immediately prior to the Effective Time by the Fully Diluted Sigma Shares and then multiplying such quotient by the quotient obtained by dividing the Sigma Merger Consideration by the Closing Merger Consideration; and (b) with respect to any Gamma Stockholder, the proportion (expressed as a percentage) obtained by dividing the number of shares of Gamma Common Stock held by such Gamma Stockholder on an as-converted basis immediately prior to the Effective Time by the Fully Diluted Gamma Shares and then multiplying such quotient by the quotient obtained by dividing the Gamma Merger Consideration by the Closing Merger Consideration.

“Prospectus” means that certain final prospectus, dated as of November 3, 2021, of Parent.

“Proxy Statement” has the meaning specified in Section 7.01(a).

“Public Stockholders” has the meaning specified in Section 7.07.

“Quarterly Financial Statements” has the meaning specified in Section 5.09.

“R&C” has the meaning specified in Section 14.20.

“Real Property Leases” means all leases, subleases, licenses, and other contracts or agreements for the use or occupancy of the Leased Real Property, and any ancillary documents pertaining thereto, including, for example, amendments, modifications, supplements, exhibits, Schedules, addenda and restatements thereto and thereof.

“Redemption Price” has the meaning specified in Parent Governing Documents, as of the date hereof.

“Reference Time” means 11:59 p.m. New York City time on the day immediately preceding the day the Effective Time occurs.

“Registration Statement” has the meaning specified in Section 7.01(a).

“Regulatory Approvals” means any clearance, consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity.

“Related Claims” means all claims or causes of action (whether in contract or tort, in law or in equity, or granted by statute or otherwise) that may be based upon, arise out of or relate to this Agreement and any other document or instrument delivered pursuant to this Agreement, or the negotiation, execution, termination, validity, interpretation, construction, enforcement, performance or nonperformance of this Agreement or otherwise arising from the transactions contemplated hereby (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with, or as an inducement to enter into, this Agreement).

“Release” means any release, spill, emission, discharge, leak, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any real property, including the movement of Hazardous Materials through or in the ambient air, soil, surface water, groundwater or real property.

“Released Party” has the meaning specified in Section 14.21.

“Representatives” means the officers, directors, managers, employees, attorneys, accountants, advisors, representatives, consultants and agents of a Person.

“Required Information” means (a) the GAAP audited consolidated Financial Statements of the Companies for the fiscal years ended December 31, 2021 and 2020, (b) the GAAP unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Companies for (i) each subsequent calendar quarter ended at least 45 days prior to the Closing Date and (ii) each calendar month after the most recent calendar quarter for which financial statements were delivered and ended at least 35 days prior to the Closing Date, and (c) audited and unaudited financial statements and other financial information of businesses acquired or to be acquired by the Companies to the extent required to be included in the Proxy Statement under Regulation S-X of the SEC.

“Schedule” has the meaning specified in Section 12.02.

“SEC” has the meaning specified in Section 4.07(a).

“Second Merger” has the meaning specified in Section 5.12.

“Second Merger Sub” has the meaning specified in Section 5.12.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Group” has the meaning specified in Section 14.19.

“Sigma” has the meaning specified in the preamble.

“Sigma Common Stock” means the Class A common stock of Sigma, par value $0.0001 per share, and the Class B common stock of Sigma, par value $0.0001 per share, treated together as a single class.

“Sigma Convertible Note” means any note issued by Sigma that is convertible into shares of Sigma Common Stock.

“Sigma Dissenting Shares” has the meaning specified in Section 1.06.

“Sigma Dissenting Stockholder” has the meaning specified in Section 1.06.

“Sigma Exchange Ratio” means an amount equal to (i) the number of Sigma Merger Consideration Shares, divided by (ii) the Fully Diluted Sigma Shares, provided that it shall be carried out to the decimal places necessary so that the Sigma Merger Consideration equals exactly $50,000,000.

“Sigma Excluded Shares” has the meaning specified in Section 1.02(e).

“Sigma Merger” has the meaning specified in the preamble.

“Sigma Merger Consideration” means $50,000,000, which is subject to adjustments (i) if the Closing does not occur prior to November 1, 2022, and (ii) for any other factors as deemed appropriate and mutually agreed by the Parties.

“Sigma Merger Consideration Shares” means the aggregate number of newly issuable Parent Common Shares issuable upon the Closing (rounded to the nearest whole share) to Sigma Stockholders equal to the quotient obtained by dividing (a) the Sigma Merger Consideration by (b) the Closing Price.

“Sigma Merger Sub” has the meaning specified in the preamble.

“Sigma Option” has the meaning specified in Section 1.02(f).

“Sigma Restricted Stock” has the meaning specified in Section 1.02(d).

“Sigma Stockholder” means a record holder of Sigma Common Stock that is outstanding immediately prior to the Effective Time.

“Sponsor” has the meaning specified in the recitals.

“Stockholder Representative” has the meaning specified in the preamble.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, limited liability company, association or other business entity of which a majority of the partnership, limited liability company or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, limited liability company, association or other business entity or is or controls the managing member or general partner or similar position of such partnership, limited liability company, association or other business entity.

“Surviving Companies” and “Surviving Company” have the meanings specified in the recitals.

“Surviving Gamma” has the meaning specified in the recitals.

“Surviving Sigma” has the meaning specified in the recitals.

“Tax” or “Taxes” means (i) any federal, state, local or foreign net income, gross income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, including under Section 59A of the Code, customs, duties, real property, special assessment, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing and (ii) any liability for the payment of amounts determined by reference to amounts described in clause (i) as a result of being or having been a member of any group of corporations that files, will file, or has filed Tax Returns on a combined, consolidated or unitary basis, as a result of any obligation under any agreement or arrangement (including any Tax sharing arrangement), as a result of being a transferee or successor, or by contract (other than a contract the principal subject matter of which is not Taxes).

“Tax Returns” means any return, report, information return or other document (including Schedules or any related or supporting information) filed or required to be filed with any Governmental Entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws or administrative requirements relating to any Tax.

“Termination Fee” has the meaning specified in Section 11.03(c).

“Trade Secrets” means confidential and proprietary information, trade secrets and know-how, including confidential processes, schematics, databases, formulae, drawings, prototypes, models, designs, know-how, concepts, methods, devices, technology, research and development results and records, inventions, compositions, reports, data, mailing lists, business plans, and customer lists, in each case, to the extent protectable under applicable Law as a trade secret.

“Transaction Documents” means, collectively, this Agreement and all of the certificates, instruments, agreements and other documents required to be delivered by any of the Parties at the Closing or otherwise necessary for the consummation of the transactions contemplated by this Agreement.

“Treasury Regulations” means the regulations issued by the U.S. Department of Treasury interpreting the Code, as amended.

“Triggering Event” has the meaning specified in Annex I.

“Written Stockholder Consent” has the meaning specified in Section 5.07.

13.02        Other Definitional Provisions.

(a)                Accounting Terms. Accounting terms that are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

(b)                Successor Laws. Any reference to any particular Code section or Law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

ARTICLE XIV
MISCELLANEOUS

14.01        Press Releases and Public Announcements. No Party will issue any press release or make any similar public announcement relating to the subject matter of this Agreement without the prior written approval of each Company and Parent; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable Law (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties in writing and to provide the other Parties with the opportunity to review such disclosure and comment thereon, and the disclosing Party shall consider such comments in good faith, prior to making the disclosure).

14.02        Transfer Taxes. All transfer Taxes, recording fees and other similar Taxes that are imposed on any of the parties hereto by any Governmental Entity incurred in connection with the consummation of the transactions contemplated by this Agreement, shall be borne and paid when due by the Companies as a Company Transaction Expense. Parent shall timely file all necessary Tax Returns and other documentation with respect to all such Tax Returns and, if required by applicable Laws, the Company Stockholders will join in the execution of any such Tax Return or documentation.

14.03        Non-Survival. The representations, warranties, agreements and covenants of the Parties in this Agreement or in any certificate or instrument delivered by or on behalf of any of the Parties pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements shall terminate at the Effective Time, and, from and after the Effective Time, no Legal Proceeding shall be brought and no recourse shall be had against or from any Person in respect of such non-surviving representations, warranties, covenants or agreements, other than in the case of Fraud. Notwithstanding the foregoing, (a) those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing shall survive the Effective Time and continue until fully performed in accordance with their terms, but only with respect to such portion of such covenant or agreement that is expressly to be performed after the Closing and (b) the last two sentences of Section 5.02, Section 11.02, Section 11.03, Section 12.01, Article XIII and this Article XIV (other than the provisions of Section 14.18, which will terminate at the Effective Time), and any definitions of terms used in such Sections and Articles that are set forth elsewhere in this Agreement, shall survive the Effective Time.

14.04        Notices. Unless otherwise provided herein, all notices, requests, demands, claims, consents, approvals and other communications hereunder will be in writing. Any notice, request, demand, claim, consent, approval or other communication hereunder will be deemed duly given (a) when delivered personally to the recipient, (b) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), (c) three Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and (d) on the date delivered in the place of delivery if sent by email prior to 5:00 p.m. local time at the recipient’s location, and otherwise on the next succeeding Business Day, in each case addressed to the intended recipient as set forth below:

Notices to Parent or Merger Subs:

Fortune Rise Acquisition Corporation
48 Bridge Street, Building A

Metuchen, New Jersey
Attention: Yuanmei Ma

Email: sunnymei2005@gmail.com

with a copy (which will not constitute notice) to:

Robinson & Cole LLP
Chrysler East Building
666 Third Avenue, 20th Floor

New York, New York 10017
Attention: Arila Zhou
Email: azhou@rc.com

Notices to the Stockholder Representative:

Jerry Tang
1540 Broadway, Suite 1010
New York, New York 10036
Email: jerry.tang@vcvdigital.com

Notices to the Companies:

VCV Power Sigma, Inc.

VCV Power Gamma, Inc.
1540 Broadway, Suite 1010
New York, New York 10036
Attn: Jerry Tang
Email: jerry.tang@vcvdigital.com

with a copy (which will not constitute notice) to:

Day Pitney LLP
605 Third Avenue, 31st Floor

New York, New York 10158

Attn:      Scott W. Goodman

Richard D. Harris

Email:     sgoodman@daypitney.com

rdharris@daypitney.com

Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

14.05        Succession and Assignment. This Agreement will inure to the benefit of, and be binding upon, the successors and permitted assigns of the Parties. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assignable by each of Parent, Merger Subs, the Companies or the Stockholder Representative without the prior written consent of the other Parties. Any attempted assignment in violation of the terms of this Section 14.05 shall be null and void, ab initio.

14.06        Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

14.07        References. The table of contents and the Section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the Parties, and will not in any way affect the meaning or interpretation of this Agreement or any Exhibit hereto. All references to days (excluding Business Days or trading days) or months will be deemed references to calendar days or months. All references to “$” will be deemed references to United States dollars. Unless the context otherwise requires, any reference to a “Section,” “Exhibit,” “Disclosure Schedule” or “Schedule” will be deemed to refer to a Section of this Agreement, an Exhibit to this Agreement or a Schedule to this Agreement, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “including” or any variation thereof means “including, without limitation” and will not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. The word “or” shall be disjunctive but not exclusive, and the phrase “to the extent” means the degree to which a thing extends (rather than if). Any reference to any federal, state, local or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. All terms defined in this Agreement will have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

14.08        Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

14.09        Amendment and Waiver. Any provision of this Agreement or the Disclosure Schedules hereto (except with respect to updates to the Disclosure Schedules at Closing) may be amended or waived only in a writing signed (a) in the case of any amendment, by each of the Companies (or the Surviving Companies following the Closing), Parent and the Stockholder Representative and (b) in the case of a waiver, by the Party or Parties waiving rights hereunder; provided, however, that after the receipt of the Written Stockholder Consent, no amendment to this Agreement will be made that by Law requires further approval by any of the Company Stockholders without such further approval by such Company Stockholders. No waiver of any provision hereunder or any breach or default thereof will extend to or affect in any way any other provision or prior or subsequent breach or default.

14.10        Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties, and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, in each case, to the extent they relate to the subject matter hereof. The exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof as if set forth in full herein.

14.11        Third-Party Beneficiaries. Certain provisions of this Agreement are intended for the benefit of the Company Stockholders and will be enforceable by the Stockholder Representative on behalf of the Company Stockholders; provided that, except as set forth below, no Company Stockholder will have the right to directly take any action or enforce any provision of this Agreement, it being understood and agreed that all such actions will be taken solely by the Stockholder Representative on behalf of the Company Stockholders as provided in Section 12.01. Prior to the Effective Time, each Company Stockholder shall be a third-party beneficiary of this Agreement for purposes of pursuing claims for damage (including damages based on the loss of the economic benefits of the Mergers, including the loss of premium offered to such Company Stockholder) under this Agreement in the event of a failure by Parent or Merger Subs to effect the transactions contemplated hereby or a material breach by Parent or Merger Subs; provided, however, that the rights granted pursuant to this sentence shall be enforceable only by the Stockholder Representative or each Company in its sole and absolute discretion, in each case, on behalf of the Company Stockholders, and any amounts received by each Company in connection therewith may be retained by such Company. In addition, (a) the Stockholder Representative will have the right, but not the obligation, to enforce any rights of each Company or the Company Stockholders under this Agreement, (b) the Company Stockholders will have the right to enforce their rights under Section 14.19, (c) each of D&O Indemnified Parties will have the right to enforce his or her respective rights under Article IX, (d)  Day Pitney will have the right to enforce its rights under Section 14.19 and (e) R&C will have the right to enforce its rights under Section 14.20. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

14.12        WAIVER OF TRIAL BY JURY. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

14.13        Parent Deliveries. Parent agrees and acknowledges that all documents or other items delivered or made available to Parent or Parent’s Representatives will be deemed to be delivered or made available, as the case may be, to Parent for all purposes hereunder.

14.14        Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which will constitute one agreement. Execution and delivery of this Agreement by exchange of electronically transmitted counterparts bearing the signature of a Party (including “pdf,” “tif” or “jpg” formats or electronic signatures, including DocuSign or AdobeSign) will be equally as effective as delivery of a manually executed counterpart of such Party.

14.15        Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to principles of conflicts of law that would result in the application of the substantive law of another jurisdiction.

14.16        Submission to Jurisdiction; Consent to Service of Process.

(a)                Each Party hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware, or, if no federal court in the State of Delaware accepts jurisdiction, any state court within the State of Delaware) over all Related Claims (defined in Section 13.01), and each Party hereby irrevocably agrees that all Related Claims may be heard and determined in such courts. Each Party hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection which it may now or hereafter have to the laying of venue of any such Related Claim brought in any such court or any defense of inconvenient forum for the maintenance of such dispute. Each Party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(b)                Each Party hereby consents to process being served by any other Party in any Related Claim by the delivery of a copy thereof in accordance with the provisions of Section 14.04 (other than by email) along with a notification that service of process is being served in conformance with this Section 14.16(b). Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

14.17        Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

14.18        Specific Performance.

(a)                Each Party agrees that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, in addition to any other remedies available under this Agreement, the Parties agree that, prior to the termination of this Agreement, each Party will be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent the other Party’s breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including the Companies’ or Parent’s obligation to consummate the transactions contemplated by this Agreement if required to do so hereunder). Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement, and hereby waives (i) any defenses in any Legal Proceeding for an injunction, specific performance or other equitable relief, including the defense that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity and (ii) any requirement under Law to post a bond, undertaking or other security as a prerequisite to obtaining equitable relief.

(b)                In no event will the exercise of each Company’s right to specific performance or other equitable relief pursuant to this Section 14.18 reduce, restrict or otherwise limit such Company’s right to terminate this Agreement pursuant to Sections 11.01 and 11.02.

(c)                To the extent any Party brings any Legal Proceeding to enforce specifically the performance of the terms and provisions of this Agreement prior to the Closing, the Outside Date will automatically be extended to (i) the 20th (twentieth) Business Day after such Legal Proceeding is no longer pending or (ii) such other date established by the court presiding over such Legal Proceeding.

14.19        Legal Representation by Day Pitney. Each Party acknowledges and agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, that at and prior to the Closing, Day Pitney may act as counsel for each of the Companies, the Company Stockholders, the Stockholder Representative and their respective Affiliates (collectively, the “Seller Group”) in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and agrees that subsequent to the Closing, any member of the Seller Group, and any director, member, partner, officer, employee or Affiliate of the Seller Group, shall have the right to retain Day Pitney to represent its respective interests, including in any dispute relating in any manner to this Agreement or the transactions contemplated herein or hereby. Parent irrevocably waives, consents to and covenants not to assert (and agrees following Closing to cause the Surviving Company and its other Affiliates to waive, and not to assert) any objection, based on conflict of interest or otherwise, to any representation of any member of the Seller Group by Day Pitney, including in connection with any such dispute. Each of the Parties further agrees to take the steps necessary to ensure any privilege attaching as a result of Day Pitney’s service as counsel to each of the Companies in connection with this Agreement and the consummation of the transactions contemplated hereby will survive the Closing and will remain in effect, provided that such privilege from and after the Closing will belong solely to the Company Stockholders (and not to any Surviving Company or its Subsidiaries) and will be controlled solely by the Stockholder Representative on behalf of the Company Stockholders. As to any privileged attorney-client communications between Day Pitney and the Companies or Day Pitney and any of the Companies’ Affiliates prior to the Closing Date (collectively, the “Privileged Communications”), Parent, the Surviving Company, and each of its Subsidiaries together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no such party may have access to, use or rely on any of the Privileged Communications in connection with any action against or involving any of the Parties after the Closing. Notwithstanding anything to the contrary in this Section 14.19, in the event that, after the Closing, any dispute arises between Parent, the Surviving Companies, or their Subsidiaries, or any of their respective Affiliates, Subsidiaries, successors or assigns, on the one hand, and a third party, on the other hand, the Surviving Companies may assert the attorney-client privilege to prevent disclosure of any Privileged Communications to such third party; provided, however, that the Surviving Companies may not waive such privilege without the prior written consent of the Stockholder Representative.

14.20        Legal Representation by R&C. Each Party acknowledges and agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, that at and prior to the Closing, Robin & Cole LLP (“R&C”) may act as counsel for each of Parent, Sponsor, Merger Subs, and their respective Affiliates (collectively, the “Buyer Group”) in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and agrees that subsequent to the Closing, any member of the Buyer Group, and any director, member, partner, officer, employee or Affiliate of the Buyer Group, shall have the right to retain R&C to represent its respective interests, including in any dispute relating in any manner to this Agreement or the transactions contemplated herein or hereby. Parent irrevocably waives, consents to and covenants not to assert (and agrees following Closing to cause the Surviving Companies and its other Affiliates to waive, and not to assert) any objection, based on conflict of interest or otherwise, to any representation of any member of the Buyer Group by R&C, including in connection with any such dispute.

14.21        No Recourse. Except in the case of Fraud, all actions, claims, obligations, liabilities or causes of actions (whether in contract or in tort, in law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (a) this Agreement, (b) the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), (c) any breach of this Agreement and (d) any failure of the Mergers to be consummated, may be made only against (and, without prejudice to the rights of any express third-party beneficiary to whom rights under this Agreement inure pursuant to Section 14.11, are those solely of) the Persons that are expressly identified as parties to this Agreement and not against any Released Party (as defined below). Except in the case of Fraud, no other Person, including any director, officer, employee, incorporator, member, partner, manager, stockholder, optionholder, Affiliate, agent, attorney or representative of, or any financial advisor or lender to, any party to this Agreement, or any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney or Representative of, or any financial advisor or lender to any of the foregoing (each of the foregoing, a “Released Party”) shall have any liabilities (whether in contract or in tort, in law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d) and each Party, on behalf of itself and its Affiliates, hereby irrevocably releases and forever discharges each of the Released Parties from any such liability or obligation.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Merger on the day and year first above written.

Parent:	FORTUNE RISE ACQUISITION CORPORATION

	By:	/s/ Yuanmei Ma
	Name:	Yuanmei Ma
	Title:	Chief Financial Officer

Merger Sub:	SIGMA MERGER SUB INC.

	By:	/s/ Yuanmei Ma
	Name:	Yuanmei Ma
	Title:	CEO, Sole Director, and Chairwoman

Merger Sub:	GAMMA MERGER SUB INC.

	By:	/s/ Yuanmei Ma
	Name:	Yuanmei Ma
	Title:	CEO, Sole Director, and Chairwoman

the Company:	VCV POWER SIGMA, INC.

	By:	/s/ Yuan Tang
	Name:	Yuan Tang
	Title:	Chief Executive Officer

the Company:	VCV POWER GAMMA, INC.

	By:	/s/ Yuan Tang
	Name:	Yuan Tang
	Title:	Chief Executive Officer

/s/ Yuan Tang
YUAN (JERRY) TANG
solely in his capacity as the Stockholder Representative and for the limited purposes set forth in Section 5.13

[Signature Page to Agreement and Plan of Merger]

Annex I

Earnout Merger Consideration

This Annex I sets forth the criteria for the release from the Earnout Escrow Account of the Gamma Earnout Consideration Shares. Terms used but not defined in this Annex I have the meanings ascribed to such terms in the other parts of this Agreement to which this Annex I is a part.

During the Earnout Period, each one forth (1/4) of the Gamma Earnout Consideration Shares shall be released and delivered to Gamma Stockholders from the Earnout Escrow Account pursuant to Sections 1.02(b), 1.08(c) and 1.09 of the Agreement, upon the achievement of each of the following events (each, a “Triggering Event”):

a)	Deployment of 4,500 aggregate miners by the Companies, the Surviving Companies, Parent or any Subsidiaries of any of the foregoing, including by means of a merger or asset acquisition, as reflected in the applicable mining pool monitor; and

b)	Each additional deployment of 2,000 miners by the Companies, the Surviving Companies, Parent or any Subsidiaries of any of the foregoing, including by means of a merger or asset acquisition, as reflected in the applicable mining pool monitor.

A miner shall be deemed “deployed” for purposes of the above provisions if a serial number for the miner has been provided and it has run for at least 24 hours as reflected in the applicable mining pool monitor.

Notwithstanding the foregoing, to the extent any Triggering Event has been achieved prior to the Closing, the applicable portion of the Gamma Earnout Consideration Shares shall become vested and be delivered directly to Gamma Stockholders at the Closing.

The right to receive the Gamma Earnout Consideration Shares pursuant to Section 1.02(c) or Section 1.02(d) of the Agreement shall not be assignable or transferable by any Gamma Stockholder, except, in the case of a Gamma Stockholder who is an individual, to such Gamma Stockholder’s immediate family members, for estate planning purposes, or upon his or her death, pursuant to his or her will, trust or similar instrument or pursuant to the laws of descent and distribution; provided, in each case, that Parent is provided with written notice prior to any such assignment or transfer. Any assignment or transfer in violation of this paragraph shall be null and void and need not be recognized by Parent.

 Exhibit A-I

Final Form

EXHIBIT A-I

to

Merger Agreement

Form of

Certificate Of Merger

merging

SIGMA MERGER SUB INC.
(a Delaware corporation)

with and into

VCV POWER SIGMA, INC.
(a Delaware corporation)

Pursuant to Title 8, Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”), the undersigned corporation hereby certifies the following information relating to the merger of Sigma Merger Sub Inc., a Delaware corporation, with and into VCV Power Sigma, Inc., a Delaware corporation (the “Merger”):

FIRST: The name of each constituent corporation of the Merger is VCV Power Sigma, Inc., a Delaware corporation and Sigma Merger Sub Inc., a Delaware corporation.

SECOND: An agreement and plan of merger, which was entered into by the constituent corporations, has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 251(c) of the DGCL.

THIRD: The name of the surviving corporation of the Merger is VCV Power Sigma, Inc., a Delaware corporation, which shall continue its existence as the surviving corporation under the name VCV Power Sigma, Inc.

FOURTH: The Certificate of Incorporation of the surviving corporation, as in effect immediately prior to the Merger, shall be the Certificate of Incorporation of the surviving corporation.

FIFTH: The Merger shall become effective immediately upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

SIXTH: The executed agreement and plan of merger is on file at the principal place of business of the surviving corporation, located at 1540 Broadway, Suite 1010, New York, New York 10036.

SEVENTH: A copy of the agreement and plan of merger will be furnished by the surviving corporation, on request and without cost, to any stockholder of either constituent corporation.

[Remainder of page intentionally left blank. Signature follows.]

IN WITNESS WHEREOF, the surviving corporation. VCV Power Sigma, Inc. has caused this Certificate of Merger to be executed on this ___ day of __________, 2022.

VCV POWER SIGMA, INC.

By:
Name:
Title:

Exhibit A-II

Final Form

EXHIBIT A-II

to

Merger Agreement

Form of

Certificate Of Merger

merging

GAMMA MERGER SUB INC.
(a Delaware corporation)

with and into

VCV POWER GAMMA, INC.
(a Delaware corporation)

Pursuant to Title 8, Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”), the undersigned corporation hereby certifies the following information relating to the merger of Gamma Merger Sub Inc., a Delaware corporation, with and into VCV Power Gamma, Inc., a Delaware corporation (the “Merger”):

FIRST: The name of each constituent corporation of the Merger is VCV Power Gamma, Inc., a Delaware corporation and Gamma Merger Sub Inc., a Delaware corporation.

SECOND: An agreement and plan of merger, which was entered into by the constituent corporations, has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 251(c) of the DGCL.

THIRD: The name of the surviving corporation of the Merger is VCV Power Gamma, Inc., a Delaware corporation, which shall continue its existence as the surviving corporation under the name VCV Power Gamma, Inc.

FOURTH: The Certificate of Incorporation of the surviving corporation, as in effect immediately prior to the Merger, shall be the Certificate of Incorporation of the surviving corporation.

FIFTH: The Merger shall become effective immediately upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

SIXTH: The executed agreement and plan of merger is on file at the principal place of business of the surviving corporation, located at 1540 Broadway, Suite 1010, New York, New York 10036.

SEVENTH: A copy of the agreement and plan of merger will be furnished by the surviving corporation, on request and without cost, to any stockholder of either constituent corporation.

[Remainder of page intentionally left blank. Signature follows.]

IN WITNESS WHEREOF, the surviving corporation. VCV Power Gamma, Inc. has caused this Certificate of Merger to be executed on this ___ day of __________, 2022.

VCV POWER GAMMA, INC.

By:
Name:

Exhibit B

Final Form

FORM OF SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

FORTUNE RISE ACQUISITION CORPORATION

[DATE], 2022

Fortune Rise Acquisition Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.            The present name of the Corporation is “Fortune Rise Acquisition Corporation”. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 1, 2021.

2.            The Corporation’s First Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 1, 2021.

3.            The Corporation’s Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”) was filed with the Secretary of State of the State of Delaware on October 28, 2021.

4.            This Second Amended and Restated Certificate of Incorporation (this “Second Amended and Restated Certificate”), which both restates and amends the provisions of the Amended and Restated Certificate, was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”), and was duly approved by the stockholders of the Corporation in accordance with the applicable provisions of Section 211 of the DGCL.

5.            This Second Amended and Restated Certificate shall become effective on the date of filing with Secretary of State of Delaware.

6.            The text of the Amended and Restated Certificate, as amended to the date hereof, is hereby restated and amended in its entirety to read as follows:

ARTICLE I
NAME

The name of the corporation is VCV Digital Technology, Inc. (the “Corporation”).

ARTICLE II
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

ARTICLE III
REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 1013 Centre Road, Suite 403-B, Wilmington, DE 19805, New Castle County. The name of the Corporation’s registered agent at such address is Vcorp Services, LLC.

ARTICLE IV
CAPITALIZATION

Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is [62,000,000] shares, consisting of (i) [60,000,000]1 shares of Class A Common Stock (“Class A Common Stock”), and (ii) 2,000,000 shares of preferred stock (the “Preferred Stock”).

Section 4.2 Preferred Stock. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions. Subject to the rights provided for any series in a Preferred Stock Designation, the Board is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series; provided that the Board may not (i) decrease the number of shares in any series below the number of shares of such series then outstanding or (ii) increase the number of shares of any series by more than the number of remaining authorized but undesignated shares of Preferred Stock at the time of such increase. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series.

1 Need to run numbers to ensure that is sufficient to cover, in addition to existing common shares of FRLA, merger consideration shares, earnout shares, option issuable, convertible note issuable, rest of incentive plan, warrant shares of FRLA, etc.

Section 4.3 Class A Common Stock.

(a)            Voting.

(i)            Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of Class A Common Stock shall exclusively possess all voting power with respect to the Corporation.

(ii)            Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of shares of Class A Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Class A Common Stock are entitled to vote.

(iii)            Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, holders of Class A Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), holders of shares of Class A Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled exclusively, either separately or together with the holders of one or more other such series of Preferred Stock, to vote thereon pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.

(b)            Dividends. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of shares of Class A Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c)            Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Class A Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Class A Common Stock held by them.

Section 4.4 Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

ARTICLE V
BOARD OF DIRECTORS

Section 5.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Second Amended and Restated Certificate or the By-Laws of the Corporation, as they may be amended from time to time (“By-Laws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Second Amended and Restated Certificate, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such By-Laws had not been adopted.

Section 5.2 Number, Election and Term.

(a)            The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.

(b)            Subject to Section 5.5 hereof, the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III. The authorized number of directors may be changed only by resolution of the Board. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. Subject to Section 5.5 hereof, if the number of directors that constitutes the Board is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Board shorten the term of any incumbent director. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.

(c)            Subject to Section 5.5 hereof, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d)            Unless and except to the extent that the By-Laws shall so require, the election of directors need not be by written ballot. The holders of shares of Class A Common Stock shall not have cumulative voting rights.

Section 5.3 Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director, and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been duly elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4 Removal. Subject to Sections 5.5 hereof and except as otherwise required by this Second Amended and Restated Certificate, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.5 Preferred Stock - Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Second Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

ARTICLE VI
BY-LAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the By-Laws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the By-Laws. The By-Laws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Second Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the By-Laws; and provided further, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such By-Laws had not been adopted.

ARTICLE VII
MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1 Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, the Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders may not be called by another person or persons.

Section 7.2 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the By-Laws.

Section 7.3 Action by Written Consent. Except as may be otherwise provided for or fixed pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

ARTICLE VIII
LIMITED LIABILITY; INDEMNIFICATION

Section 8.1 Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended, unless such director violated such director’s duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from actions as director. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.2 Indemnification and Advancement of Expenses.

(a)            To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b)            The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Second Amended and Restated Certificate, the By-Laws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c)            Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Second Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d)            This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE IX
CORPORATE OPPORTUNITY

To the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Second Amended and Restated Certificate or in the future, and the Corporation renounces any expectancy that any of the directors or officers of the Corporation will offer any such corporate opportunity of which he or she may become aware to the Corporation, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of the Corporation with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of the Corporation and (i) such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue and (ii) the director or officer is permitted to refer that opportunity to the Corporation without violating any legal obligation.

ARTICLE X
AMENDMENT OF SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Second Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Second Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article X.

ARTICLE XI
EXCLUSIVE FORUM FOR CERTAIN LAWSUITS; CONSENT TO JURISDICTION

Section 11.1 Forum. Subject to the last sentence in this Section 11.1, and unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by the applicable law, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Second Amended and Restated Certificate or the By-Laws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction. Notwithstanding the foregoing, (i) the provisions of this Section 11.1 will not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction and (ii) to the fullest extent permitted by the applicable law, the federal district courts of the United States of America for the District of Delaware and the Court of Chancery of the State of Delaware shall have concurrent jurisdiction for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Section 11.2 Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 11.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 11.1 immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 11.3 Severability. If any provision or provisions of this Article XI shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XI (including, without limitation, each portion of any sentence of this Article XI containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI.

[Remainder of page intentionally left blank]

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

FORTUNE RISE ACQUISITION CORPORATION

By:
Name:
Title:

[Signature Page to Second Amended and Restated Certificate of Incorporation – Fortune Rise Acquisition Corporation]

Exhibit C

Final Form

FORM OF AMENDED AND RESTATED BY-LAWS
OF
VCV DIGITAL TECHNOLOGY, INC.

ARTICLE I
OFFICES

Section 1.1 Registered Office. The registered office of VCV Digital Technology, Inc. (the “Corporation”) within the State of Delaware shall be located at either (a) the principal place of business of the Corporation in the State of Delaware or (b) the office of the corporation or individual acting as the Corporation’s registered agent in Delaware.

Section 1.2 Additional Offices. The Corporation may, in addition to its registered office in the State of Delaware, have such other offices and places of business, both within and outside the State of Delaware, as the Board of Directors of the Corporation (the “Board”) may from time to time determine or as the business and affairs of the Corporation may require.

ARTICLE II
STOCKHOLDERS MEETINGS

Section 2.1 Annual Meetings. The annual meeting of stockholders shall be held at such place, either within or without the State of Delaware, and time and on such date as shall be determined by the Board and stated in the notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a). At each annual meeting, the stockholders entitled to vote on such matters shall elect those directors of the Corporation to fill any term of a directorship that expires on the date of such annual meeting and may transact any other business as may properly be brought before the meeting.

Section 2.2 Special Meetings. Subject to the rights of the holders of any outstanding series of the preferred stock of the Corporation (“Preferred Stock”), and to the requirements of applicable law, special meetings of stockholders, for any purpose or purposes, may be called only by the Chairman of the Board, the Chief Executive Officer, or the Board pursuant to a resolution adopted by a majority of the Board, and may not be called by any other person. Special meetings of stockholders shall be held at such place, either within or without the State of Delaware, and at such time and on such date as shall be determined by the Board and stated in the Corporation’s notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a).

Section 2.3 Notices. Written notice of each stockholders meeting stating the place, if any, date, and time of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given in the manner permitted by Section 9.3 to each stockholder entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting, by the Corporation not less than 10 nor more than 60 days before the date of the meeting unless otherwise required by the General Corporation Law of the State of Delaware (the “DGCL”). If said notice is for a stockholders meeting other than an annual meeting, it shall in addition state the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in the Corporation’s notice of meeting (or any supplement thereto). Any meeting of stockholders as to which notice has been given may be postponed, and any meeting of stockholders as to which notice has been given may be cancelled, by the Board upon public announcement (as defined in Section 2.7(c)) given before the date previously scheduled for such meeting.

Section 2.4 Quorum. Except as otherwise provided by applicable law, the Corporation’s Certificate of Incorporation, as the same may be amended or restated from time to time (the “Certificate of Incorporation”) or these By-Laws, the presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of the Corporation representing a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. If a quorum shall not be present or represented by proxy at any meeting of the stockholders of the Corporation, the chairman of the meeting may adjourn the meeting from time to time in the manner provided in Section 2.6 until a quorum shall attend. The stockholders present at a duly convened meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the voting power of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any such other corporation to vote shares held by it in a fiduciary capacity.

Section 2.5 Voting of Shares.

(a)            Voting Lists. The Secretary of the Corporation (the “Secretary”) shall prepare, or shall cause the officer or agent who has charge of the stock ledger of the Corporation to prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders of record entitled to vote at such meeting; provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order and showing the address and the number and class of shares registered in the name of each stockholder. Nothing contained in this Section 2.5(a) shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If a meeting of stockholders is to be held solely by means of remote communication as permitted by Section 9.5(a), the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of meeting. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list required by this Section 2.5(a) or to vote in person or by proxy at any meeting of stockholders.

(b)            Manner of Voting. At any stockholders meeting, every stockholder entitled to vote may vote in person or by proxy. If authorized by the Board, the voting by stockholders or proxy holders at any meeting conducted by remote communication may be effected by a ballot submitted by electronic transmission (as defined in Section 9.3), provided that any such electronic transmission must either set forth or be submitted with information from which the Corporation can determine that the electronic transmission was authorized by the stockholder or proxy holder. The Board, in its discretion, or the chairman of the meeting of stockholders, in such person’s discretion, may require that any votes cast at such meeting shall be cast by written ballot.

(c)            Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. Proxies need not be filed with the Secretary until the meeting is called to order, but shall be filed with the Secretary before being voted. Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder as proxy, either of the following shall constitute a valid means by which a stockholder may grant such authority. No stockholder shall have cumulative voting rights.

(i)            A stockholder may execute a writing authorizing another person or persons to act for such stockholder as proxy. Execution may be accomplished by the stockholder or such stockholder’s authorized officer, director, employee or agent signing such writing or causing such person’s signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature.

(ii)            A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

(d)            Required Vote. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, at all meetings of stockholders at which a quorum is present, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. All other matters presented to the stockholders at a meeting at which a quorum is present shall be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the Certificate of Incorporation, these By-Laws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.

(e)            Inspectors of Election. The Board may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more persons as inspectors of election, who may be employees of the Corporation or otherwise serve the Corporation in other capacities, to act at such meeting of stockholders or any adjournment thereof and to make a written report thereof. The Board may appoint one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspectors of election or alternates are appointed by the Board, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall ascertain and report the number of outstanding shares and the voting power of each; determine the number of shares present in person or represented by proxy at the meeting and the validity of proxies and ballots; count all votes and ballots and report the results; determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. No person who is a candidate for an office at an election may serve as an inspector at such election. Each report of an inspector shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors.

Section 2.6 Adjournments. Any meeting of stockholders, annual or special, may be adjourned by the chairman of the meeting, from time to time, whether or not there is a quorum, to reconvene at the same or some other place. Notice need not be given of any such adjourned meeting if the date, time, and place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting the stockholders, or the holders of any class or series of stock entitled to vote separately as a class, as the case may be, may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting in accordance with Section 9.2, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Section 2.7 Advance Notice for Business.

(a)            Annual Meetings of Stockholders. No business may be transacted at an annual meeting of stockholders, other than business that is either (i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the annual meeting by or at the direction of the Board or (iii) otherwise properly brought before the annual meeting by any stockholder of the Corporation (x) who is a stockholder of record entitled to vote at such annual meeting on the date of the giving of the notice provided for in this Section 2.7(a) and on the record date for the determination of stockholders entitled to vote at such annual meeting and (y) who complies with the notice procedures set forth in this Section 2.7(a). Notwithstanding anything in this Section 2.7(a) to the contrary, only persons nominated for election as a director to fill any term of a directorship that expires on the date of the annual meeting pursuant to Section 3.2 will be considered for election at such meeting.

(i)            In addition to any other applicable requirements, for business (other than nominations) to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary and such business must otherwise be a proper matter for stockholder action. Subject to Section 2.7(a)(iii), a stockholder’s notice to the Secretary with respect to such business, to be timely, must be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date (or if there has been no prior annual meeting), notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Corporation. The public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 2.7(a).

(ii)            To be in proper written form, a stockholder’s notice to the Secretary with respect to any business (other than nominations) must set forth as to each such matter such stockholder proposes to bring before the annual meeting (A) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend these By-Laws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting, (B) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (D) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (E) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business and (F) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

(iii)            The foregoing notice requirements of this Section 2.7(a) shall be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified the Corporation of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such stockholder has complied with the requirements of such Rule for inclusion of such proposal in a proxy statement prepared by the Corporation to solicit proxies for such annual meeting. No business shall be conducted at the annual meeting of stockholders except business brought before the annual meeting in accordance with the procedures set forth in this Section 2.7(a), provided, however, that once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this Section 2.7(a) shall be deemed to preclude discussion by any stockholder of any such business. If the Board or the chairman of the annual meeting determines that any stockholder proposal was not made in accordance with the provisions of this Section 2.7(a) or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 2.7(a), such proposal shall not be presented for action at the annual meeting. Notwithstanding the foregoing provisions of this Section 2.7(a), if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the Corporation to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such matter may have been received by the Corporation.

(iv)            In addition to the provisions of this Section 2.7(a), a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 2.7(a) shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(b)            Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting only pursuant to Section 3.2.

(c)            Public Announcement. For purposes of these By-Laws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed or furnished by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act (or any successor thereto).

Section 2.8 Conduct of Meetings. The chairman of each annual and special meeting of stockholders shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the President or if the President is not a director, such other person as shall be appointed by the Board. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairman of the meeting. The Board may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with these By-Laws or such rules and regulations as adopted by the Board, the chairman of any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairman of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The secretary of each annual and special meeting of stockholders shall be the Secretary or, in the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary so appointed to act by the chairman of the meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

Section 2.9 Consents in Lieu of Meeting. Unless otherwise provided by the Certificate of Incorporation, until the Corporation consummates an initial public offering (“Offering”), any action required to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock entitled to vote thereon having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.

Every written consent shall bear the date of signature of each stockholder who signs the consent, and no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered in the manner required by this section and the DGCL to the Corporation, written consents signed by a sufficient number of holders entitled to vote to take action are delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.

ARTICLE III
DIRECTORS

Section 3.1 Powers; Number. The business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these By-Laws required to be exercised or done by the stockholders. Directors need not be stockholders or residents of the State of Delaware. Subject to the Certificate of Incorporation, the number of directors shall be fixed exclusively by resolution of the Board.

Section 3.2 Advance Notice for Nomination of Directors.

(a)            Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation, except as may be otherwise provided by the terms of one or more series of Preferred Stock with respect to the rights of holders of one or more series of Preferred Stock to elect directors. Nominations of persons for election to the Board at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in the Corporation’s notice of such special meeting, may be made (i) by or at the direction of the Board or (ii) by any stockholder of the Corporation (x) who is a stockholder of record entitled to vote in the election of directors on the date of the giving of the notice provided for in this Section 3.2 and on the record date for the determination of stockholders entitled to vote at such meeting and (y) who complies with the notice procedures set forth in this Section 3.2.

(b)            In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary. To be timely, a stockholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of the Corporation (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date (or if there has been no prior annual meeting), notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Corporation; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting or special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 3.2.

(c)            Notwithstanding anything in paragraph (b) to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is greater than the number of directors whose terms expire on the date of the annual meeting and there is no public announcement by the Corporation naming all of the nominees for the additional directors to be elected or specifying the size of the increased Board before the close of business on the 90th day prior to the anniversary date of the immediately preceding annual meeting of stockholders, a stockholder’s notice required by this Section 3.2 shall also be considered timely, but only with respect to nominees for the additional directorships created by such increase that are to be filled by election at such annual meeting, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the date on which such public announcement was first made by the Corporation.

(d)            To be in proper written form, a stockholder’s notice to the Secretary must set forth (i) as to each person whom the stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially or of record by the person and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (ii) as to the stockholder giving the notice (A) the name and record address of such stockholder as they appear on the Corporation’s books and the name and address of the beneficial owner, if any, on whose behalf the nomination is made, (B) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, (C) a description of all arrangements or understandings relating to the nomination to be made by such stockholder among such stockholder, the beneficial owner, if any, on whose behalf the nomination is made, each proposed nominee and any other person or persons (including their names), (D) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (E) any other information relating to such stockholder and the beneficial owner, if any, on whose behalf the nomination is made that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

(e)            If the Board or the chairman of the meeting of stockholders determines that any nomination was not made in accordance with the provisions of this Section 3.2, or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 3.2, then such nomination shall not be considered at the meeting in question. Notwithstanding the foregoing provisions of this Section 3.2, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting of stockholders of the Corporation to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Corporation.

(f)             In addition to the provisions of this Section 3.2, a stockholder shall also comply with all of the applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 3.2 shall be deemed to affect any rights of the holders of Preferred Stock to elect directors pursuant to the Certificate of Incorporation.

Section 3.3 Compensation. Unless otherwise restricted by the Certificate of Incorporation or these By-Laws, the Board shall have the authority to fix the compensation of directors, including for service on a committee of the Board, and may be paid either a fixed sum for attendance at each meeting of the Board or other compensation as director. The directors may be reimbursed their expenses, if any, of attendance at each meeting of the Board. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of committees of the Board may be allowed like compensation and reimbursement of expenses for service on the committee.

ARTICLE IV
BOARD MEETINGS

Section 4.1 Annual Meetings. The Board shall meet as soon as practicable after the adjournment of each annual stockholders meeting at the place of the annual stockholders meeting unless the Board shall fix another time and place and give notice thereof in the manner required herein for special meetings of the Board. No notice to the directors shall be necessary to legally convene this meeting, except as provided in this Section 4.1.

Section 4.2 Regular Meetings. Regularly scheduled, periodic meetings of the Board may be held without notice at such times, dates and places (within or without the State of Delaware) as shall from time to time be determined by the Board.

Section 4.3 Special Meetings. Special meetings of the Board (a) may be called by the Chairman of the Board or President and (b) shall be called by the Chairman of the Board, President or Secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be, and shall be held at such time, date and place (within or without the State of Delaware) as may be determined by the person calling the meeting or, if called upon the request of directors or the sole director, as specified in such written request. Notice of each special meeting of the Board shall be given, as provided in Section 9.3, to each director (i) at least 24 hours before the meeting if such notice is oral notice given personally or by telephone or written notice given by hand delivery or by means of a form of electronic transmission and delivery; (ii) at least two days before the meeting if such notice is sent by a nationally recognized overnight delivery service; and (iii) at least five days before the meeting if such notice is sent through the United States mail. If the Secretary shall fail or refuse to give such notice, then the notice may be given by the officer who called the meeting or the directors who requested the meeting. Any and all business that may be transacted at a regular meeting of the Board may be transacted at a special meeting. Except as may be otherwise expressly provided by applicable law, the Certificate of Incorporation, or these By-Laws, neither the business to be transacted at, nor the purpose of, any special meeting need be specified in the notice or waiver of notice of such meeting. A special meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with Section 9.4.

Section 4.4 Quorum; Required Vote. A majority of the Board shall constitute a quorum for the transaction of business at any meeting of the Board, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by applicable law, the Certificate of Incorporation or these By-Laws. If a quorum shall not be present at any meeting, a majority of the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

Section 4.5 Consent In Lieu of Meeting. Unless otherwise restricted by the Certificate of Incorporation or these By-Laws, any action required or permitted to be taken at any meeting of the Board or any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions (or paper reproductions thereof) are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 4.6 Organization. The chairman of each meeting of the Board shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or in the absence (or inability or refusal to act) of the President or if the President is not a director, a chairman elected from the directors present. The Secretary shall act as secretary of all meetings of the Board. In the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary shall perform the duties of the Secretary at such meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

ARTICLE V
COMMITTEES OF DIRECTORS

Section 5.1 Establishment. The Board may by resolution of the Board designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board when required by the resolution designating such committee. The Board shall have the power at any time to fill vacancies in, to change the membership of, to name the chair or acting chair of, or to dissolve any such committee.

Section 5.2 Available Powers. Any committee established pursuant to Section 5.1 hereof, to the extent permitted by applicable law and by resolution of the Board, shall have and may exercise all of the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it.

Section 5.3 Alternate Members. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member.

Section 5.4 Procedures. Unless the Board otherwise provides, the time, date, place, if any, and notice of meetings of a committee shall be determined by such committee. At meetings of a committee, a majority of the number of members of the committee (but not including any alternate member, unless such alternate member has replaced any absent or disqualified member at the time of, or in connection with, such meeting) shall constitute a quorum for the transaction of business. The act of a majority of the members present at any meeting at which a quorum is present shall be the act of the committee, except as otherwise specifically provided by applicable law, the Certificate of Incorporation, these By-Laws or the Board. If a quorum is not present at a meeting of a committee, the members present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present. Unless the Board otherwise provides and except as provided in these By-Laws, each committee designated by the Board may make, alter, amend and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board is authorized to conduct its business pursuant to Article III and Article IV of these By-Laws.

ARTICLE VI
OFFICERS

Section 6.1 Officers. The officers of the Corporation elected by the Board shall be a Chief Executive Officer, a Chief Financial Officer, a Secretary and such other officers (including without limitation, a Chairman of the Board, Presidents, Vice Presidents, Assistant Secretaries and a Treasurer) as the Board from time to time may determine. Officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article VI. Such officers shall also have such powers and duties as from time to time may be conferred by the Board. The Chief Executive Officer or President may also appoint such other officers (including without limitation one or more Vice Presidents and Controllers) as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers shall have such powers and duties and shall hold their offices for such terms as may be provided in these By-Laws or as may be prescribed by the Board or, if such officer has been appointed by the Chief Executive Officer or President, as may be prescribed by the appointing officer.

(a)             Chairman of the Board. The Chairman of the Board shall preside when present at all meetings of the stockholders and the Board. The Chairman of the Board shall have general supervision and control of the acquisition activities of the Corporation subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters. In the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The powers and duties of the Chairman of the Board shall not include supervision or control of the preparation of the financial statements of the Corporation (other than through participation as a member of the Board). The position of Chairman of the Board and Chief Executive Officer may be held by the same person.

(b)            Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer of the Corporation, shall have general supervision of the affairs of the Corporation and general control of all of its business subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters, except to the extent any such powers and duties have been prescribed to the Chairman of the Board pursuant to Section 6.1(a) above. In the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The position of Chief Executive Officer and President may be held by the same person.

(c)            President. The President shall make recommendations to the Chief Executive Officer on all operational matters that would normally be reserved for the final executive responsibility of the Chief Executive Officer. In the absence (or inability or refusal to act) of the Chairman of the Board and Chief Executive Officer, the President (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The President shall also perform such duties and have such powers as shall be designated by the Board. The position of President and Chief Executive Officer may be held by the same person.

(d)            Vice Presidents. In the absence (or inability or refusal to act) of the President, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board) shall perform the duties and have the powers of the President. Any one or more of the Vice Presidents may be given an additional designation of rank or function.

(e)            Secretary.

(i)             The Secretary shall attend all meetings of the stockholders, the Board and (as required) committees of the Board and shall record the proceedings of such meetings in books to be kept for that purpose. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board and shall perform such other duties as may be prescribed by the Board, the Chairman of the Board, Chief Executive Officer or President. The Secretary shall have custody of the corporate seal of the Corporation and the Secretary, or any Assistant Secretary, shall have authority to affix the same to any instrument requiring it, and when so affixed, it may be attested by his or her signature or by the signature of such Assistant Secretary. The Board may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing thereof by his or her signature.

(ii)            The Secretary shall keep, or cause to be kept, at the principal executive office of the Corporation or at the office of the Corporation’s transfer agent or registrar, if one has been appointed, a stock ledger, or duplicate stock ledger, showing the names of the stockholders and their addresses, the number and classes of shares held by each and, with respect to certificated shares, the number and date of certificates issued for the same and the number and date of certificates cancelled.

(f)             Assistant Secretaries. The Assistant Secretary or, if there be more than one, the Assistant Secretaries in the order determined by the Board shall, in the absence (or inability or refusal to act) of the Secretary, perform the duties and have the powers of the Secretary.

(g)            Chief Financial Officer. The Chief Financial Officer shall perform all duties commonly incident to that office (including, without limitation, the care and custody of the funds and securities of the Corporation, which from time to time may come into the Chief Financial Officer’s hands and the deposit of the funds of the Corporation in such banks or trust companies as the Board, the Chief Executive Officer or the President may authorize).

(h)            Treasurer. The Treasurer shall, in the absence (or inability or refusal to act) of the Chief Financial Officer, perform the duties and exercise the powers of the Chief Financial Officer.

Section 6.2 Term of Office; Removal; Vacancies. The elected officers of the Corporation shall be appointed by the Board and shall hold office until their successors are duly elected and qualified by the Board or until their earlier death, resignation, retirement, disqualification, or removal from office. Any officer may be removed, with or without cause, at any time by the Board. Any officer appointed by the Chief Executive Officer or President may also be removed, with or without cause, by the Chief Executive Officer or President, as the case may be, unless the Board otherwise provides. Any vacancy occurring in any elected office of the Corporation may be filled by the Board. Any vacancy occurring in any office appointed by the Chief Executive Officer or President may be filled by the Chief Executive Officer or President, as the case may be, unless the Board then determines that such office shall thereupon be elected by the Board, in which case the Board shall elect such officer.

Section 6.3 Other Officers. The Board may delegate the power to appoint such other officers and agents, and may also remove such officers and agents or delegate the power to remove same, as it shall from time to time deem necessary or desirable.

Section 6.4 Multiple Officeholders; Stockholder and Director Officers. Any number of offices may be held by the same person unless the Certificate of Incorporation or these By-Laws otherwise provide. Officers need not be stockholders or residents of the State of Delaware.

ARTICLE VII
SHARES

Section 7.1 Certificated and Uncertificated Shares. The shares of the Corporation may be certificated or uncertificated, subject to the sole discretion of the Board and the requirements of the DGCL.

Section 7.2 Multiple Classes of Stock. If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the Corporation shall (a) cause the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights to be set forth in full or summarized on the face or back of any certificate that the Corporation issues to represent shares of such class or series of stock or (b) in the case of uncertificated shares, within a reasonable time after the issuance or transfer of such shares, send to the registered owner thereof a written notice containing the information required to be set forth on certificates as specified in clause (a) above; provided, however, that, except as otherwise provided by applicable law, in lieu of the foregoing requirements, there may be set forth on the face or back of such certificate or, in the case of uncertificated shares, on such written notice a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or rights.

Section 7.3 Signatures. Each certificate representing capital stock of the Corporation shall be signed by or in the name of the Corporation by (a) the Chairman of the Board, Chief Executive Officer, the President or a Vice President and (b) the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Corporation. Any or all the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar on the date of issue.

Section 7.4 Consideration and Payment for Shares.

(a)            Subject to applicable law and the Certificate of Incorporation, shares of stock may be issued for such consideration, having in the case of shares with par value a value not less than the par value thereof, and to such persons, as determined from time to time by the Board. The consideration may consist of any tangible or intangible property or any benefit to the Corporation including cash, promissory notes, services performed, contracts for services to be performed or other securities, or any combination thereof.

(b)            Subject to applicable law and the Certificate of Incorporation, shares may not be issued until the full amount of the consideration has been paid, unless upon the face or back of each certificate issued to represent any partly paid shares of capital stock or upon the books and records of the Corporation in the case of partly paid uncertificated shares, there shall have been set forth the total amount of the consideration to be paid therefor and the amount paid thereon up to and including the time said certificate representing certificated shares or said uncertificated shares are issued.

Section 7.5 Lost, Destroyed or Wrongfully Taken Certificates.

(a)            If an owner of a certificate representing shares claims that such certificate has been lost, destroyed or wrongfully taken, the Corporation shall issue a new certificate representing such shares or such shares in uncertificated form if the owner: (i) requests such a new certificate before the Corporation has notice that the certificate representing such shares has been acquired by a protected purchaser; (ii) if requested by the Corporation, delivers to the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, wrongful taking or destruction of such certificate or the issuance of such new certificate or uncertificated shares; and (iii) satisfies other reasonable requirements imposed by the Corporation.

(b)            If a certificate representing shares has been lost, apparently destroyed or wrongfully taken, and the owner fails to notify the Corporation of that fact within a reasonable time after the owner has notice of such loss, apparent destruction or wrongful taking and the Corporation registers a transfer of such shares before receiving notification, the owner shall be precluded from asserting against the Corporation any claim for registering such transfer or a claim to a new certificate representing such shares or such shares in uncertificated form.

Section 7.6 Transfer of Stock.

(a)            If a certificate representing shares of the Corporation is presented to the Corporation with an endorsement requesting the registration of transfer of such shares or an instruction is presented to the Corporation requesting the registration of transfer of uncertificated shares, the Corporation shall register the transfer as requested if:

(i)             in the case of certificated shares, the certificate representing such shares has been surrendered;

(ii)            (A) with respect to certificated shares, the endorsement is made by the person specified by the certificate as entitled to such shares; (B) with respect to uncertificated shares, an instruction is made by the registered owner of such uncertificated shares; or (C) with respect to certificated shares or uncertificated shares, the endorsement or instruction is made by any other appropriate person or by an agent who has actual authority to act on behalf of the appropriate person;

(iii)           the Corporation has received a guarantee of signature of the person signing such endorsement or instruction or such other reasonable assurance that the endorsement or instruction is genuine and authorized as the Corporation may request;

(iv)           the transfer does not violate any restriction on transfer imposed by the Corporation that is enforceable in accordance with Section 7.8(a); and

(v)            such other conditions for such transfer as shall be provided for under applicable law have been satisfied.

(b)            Whenever any transfer of shares shall be made for collateral security and not absolutely, the Corporation shall so record such fact in the entry of transfer if, when the certificate for such shares is presented to the Corporation for transfer or, if such shares are uncertificated, when the instruction for registration of transfer thereof is presented to the Corporation, both the transferor and transferee request the Corporation to do so.

Section 7.7 Registered Stockholders. Before due presentment for registration of transfer of a certificate representing shares of the Corporation or of an instruction requesting registration of transfer of uncertificated shares, the Corporation may treat the registered owner as the person exclusively entitled to inspect for any proper purpose the stock ledger and the other books and records of the Corporation, vote such shares, receive dividends or notifications with respect to such shares and otherwise exercise all the rights and powers of the owner of such shares, except that a person who is the beneficial owner of such shares (if held in a voting trust or by a nominee on behalf of such person) may, upon providing documentary evidence of beneficial ownership of such shares and satisfying such other conditions as are provided under applicable law, may also so inspect the books and records of the Corporation.

Section 7.8 Effect of the Corporation’s Restriction on Transfer.

(a)            A written restriction on the transfer or registration of transfer of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, if permitted by the DGCL and noted conspicuously on the certificate representing such shares or, in the case of uncertificated shares, contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares within a reasonable time prior to or after the issuance or transfer of such shares, may be enforced against the holder of such shares or any successor or transferee of the holder including an executor, administrator, trustee, guardian or other fiduciary entrusted with like responsibility for the person or estate of the holder.

(b)            A restriction imposed by the Corporation on the transfer or the registration of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, even if otherwise lawful, is ineffective against a person without actual knowledge of such restriction unless: (i) the shares are certificated and such restriction is noted conspicuously on the certificate; or (ii) the shares are uncertificated and such restriction was contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares within a reasonable time prior to or after the issuance or transfer of such shares.

Section 7.9 Regulations. The Board shall have power and authority to make such additional rules and regulations, subject to any applicable requirement of law, as the Board may deem necessary and appropriate with respect to the issue, transfer or registration of transfer of shares of stock or certificates representing shares. The Board may appoint one or more transfer agents or registrars and may require for the validity thereof that certificates representing shares bear the signature of any transfer agent or registrar so appointed.

ARTICLE VIII
INDEMNIFICATION

Section 8.1 Right to Indemnification. To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such proceeding; provided, however, that, except as provided in Section 8.3 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify an Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the Board.

Section 8.2 Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 8.1, an Indemnitee shall also have the right to be paid by the Corporation to the fullest extent not prohibited by applicable law the expenses (including, without limitation, attorneys’ fees) incurred in defending or otherwise participating in any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an Indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon the Corporation’s receipt of an undertaking (hereinafter an “undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Article VIII or otherwise.

Section 8.3 Right of Indemnitee to Bring Suit. If a claim under Section 8.1 or Section 8.2 is not paid in full by the Corporation within 60 days after a written claim therefor has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including a determination by its directors who are not parties to such action, a committee fof such directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, shall be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.

Section 8.4 Non-Exclusivity of Rights. The rights provided to any Indemnitee pursuant to this Article VIII shall not be exclusive of any other right, which such Indemnitee may have or hereafter acquire under applicable law, the Certificate of Incorporation, these By-Laws, an agreement, a vote of stockholders or disinterested directors, or otherwise.

Section 8.5 Insurance. The Corporation may maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 8.6 Indemnification of Other Persons. This Article VIII shall not limit the right of the Corporation to the extent and in the manner authorized or permitted by law to indemnify and to advance expenses to persons other than Indemnitees. Without limiting the foregoing, the Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation and to any other person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Article VIII with respect to the indemnification and advancement of expenses of Indemnitees under this Article VIII.

Section 8.7 Amendments. Any repeal or amendment of this Article VIII by the Board or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these By-Laws inconsistent with this Article VIII, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision; provided however, that amendments or repeals of this Article VIII shall require the affirmative vote of the stockholders holding at least 66.7% of the voting power of all outstanding shares of capital stock of the Corporation.

Section 8.8 Certain Definitions. For purposes of this Article VIII, (a) references to “other enterprise” shall include any employee benefit plan; (b) references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; (c) references to “serving at the request of the Corporation” shall include any service that imposes duties on, or involves services by, a person with respect to any employee benefit plan, its participants, or beneficiaries; and (d) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation” for purposes of Section 145 of the DGCL.

Section 8.9 Contract Rights. The rights provided to Indemnitees pursuant to this Article VIII shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

Section 8.10 Severability. If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article VIII shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article VIII (including, without limitation, each such portion of this Article VIII containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

ARTICLE IX
MISCELLANEOUS

Section 9.1 Place of Meetings. If the place of any meeting of stockholders, the Board or committee of the Board for which notice is required under these By-Laws is not designated in the notice of such meeting, such meeting shall be held at the principal business office of the Corporation; provided, however, if the Board has, in its sole discretion, determined that a meeting shall not be held at any place, but instead shall be held by means of remote communication pursuant to Section 9.5 hereof, then such meeting shall not be held at any place.

Section 9.2 Fixing Record Dates.

(a)            In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the business day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 9.2(a) at the adjourned meeting.

(b)            In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

Section 9.3 Means of Giving Notice.

(a)            Notice to Directors. Whenever under applicable law, the Certificate of Incorporation or these By-Laws notice is required to be given to any director, such notice shall be given either (i) in writing and sent by mail, or by a nationally recognized delivery service, (ii) by means of facsimile telecommunication or other form of electronic transmission, or (iii) by oral notice given personally or by telephone. A notice to a director will be deemed given as follows: (i) if given by hand delivery, orally, or by telephone, when actually received by the director, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iv) if sent by facsimile telecommunication, when sent to the facsimile transmission number for such director appearing on the records of the Corporation, (v) if sent by electronic mail, when sent to the electronic mail address for such director appearing on the records of the Corporation, or (vi) if sent by any other form of electronic transmission, when sent to the address, location or number (as applicable) for such director appearing on the records of the Corporation.

(b)            Notice to Stockholders. Whenever under applicable law, the Certificate of Incorporation or these By-Laws notice is required to be given to any stockholder, such notice may be given (i) in writing and sent either by hand delivery, through the United States mail, or by a nationally recognized overnight delivery service for next day delivery, or (ii) by means of a form of electronic transmission consented to by the stockholder, to the extent permitted by, and subject to the conditions set forth in Section 232 of the DGCL. A notice to a stockholder shall be deemed given as follows: (i) if given by hand delivery, when actually received by the stockholder, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, and (iv) if given by a form of electronic transmission consented to by the stockholder to whom the notice is given and otherwise meeting the requirements set forth above, (A) if by facsimile transmission, when directed to a number at which the stockholder has consented to receive notice, (B) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice, (C) if by a posting on an electronic network together with separate notice to the stockholder of such specified posting, upon the later of (1) such posting and (2) the giving of such separate notice, and (D) if by any other form of electronic transmission, when directed to the stockholder. A stockholder may revoke such stockholder’s consent to receiving notice by means of electronic communication by giving written notice of such revocation to the Corporation. Any such consent shall be deemed revoked if (1) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (2) such inability becomes known to the Secretary or an Assistant Secretary or to the Corporation’s transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

(c)            Electronic Transmission. “Electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process, including but not limited to transmission by telex, facsimile telecommunication, electronic mail, telegram and cablegram.

(d)            Notice to Stockholders Sharing Same Address. Without limiting the manner by which notice otherwise may be given effectively by the Corporation to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these By-Laws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. A stockholder may revoke such stockholder’s consent by delivering written notice of such revocation to the Corporation. Any stockholder who fails to object in writing to the Corporation within 60 days of having been given written notice by the Corporation of its intention to send such a single written notice shall be deemed to have consented to receiving such single written notice.

(e)            Exceptions to Notice Requirements. Whenever notice is required to be given, under the DGCL, the Certificate of Incorporation or these By-Laws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

Whenever notice is required to be given by the Corporation, under any provision of the DGCL, the Certificate of Incorporation or these By-Laws, to any stockholder to whom (1) notice of two consecutive annual meetings of stockholders and all notices of stockholder meetings or of the taking of action by written consent of stockholders without a meeting to such stockholder during the period between such two consecutive annual meetings, or (2) all, and at least two payments (if sent by first-class mail) of dividends or interest on securities during a 12-month period, have been mailed addressed to such stockholder at such stockholder’s address as shown on the records of the Corporation and have been returned undeliverable, the giving of such notice to such stockholder shall not be required. Any action or meeting that shall be taken or held without notice to such stockholder shall have the same force and effect as if such notice had been duly given. If any such stockholder shall deliver to the Corporation a written notice setting forth such stockholder’s then current address, the requirement that notice be given to such stockholder shall be reinstated. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate need not state that notice was not given to persons to whom notice was not required to be given pursuant to Section 230(b) of the DGCL. The exception in subsection (1) of the first sentence of this paragraph to the requirement that notice be given shall not be applicable to any notice returned as undeliverable if the notice was given by electronic transmission.

Section 9.4 Waiver of Notice. Whenever any notice is required to be given under applicable law, the Certificate of Incorporation, or these By-Laws, a written waiver of such notice, signed by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to such required notice. All such waivers shall be kept with the books of the Corporation. Attendance at a meeting shall constitute a waiver of notice of such meeting, except where a person attends for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.5 Meeting Attendance via Remote Communication Equipment.

(a)            Stockholder Meetings. If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders entitled to vote at such meeting and proxy holders not physically present at a meeting of stockholders may, by means of remote communication:

(i)             participate in a meeting of stockholders; and

(ii)            be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (A) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder, (B) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and, if entitled to vote, to vote on matters submitted to the applicable stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (C) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such votes or other action shall be maintained by the Corporation.

(b)            Board Meetings. Unless otherwise restricted by applicable law, the Certificate of Incorporation or these By-Laws, members of the Board or any committee thereof may participate in a meeting of the Board or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Such participation in a meeting shall constitute presence in person at the meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.6 Dividends. The Board may from time to time declare, and the Corporation may pay, dividends (payable in cash, property or shares of the Corporation’s capital stock) on the Corporation’s outstanding shares of capital stock, subject to applicable law and the Certificate of Incorporation.

Section 9.7 Reserves. The Board may set apart out of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

Section 9.8 Contracts and Negotiable Instruments. Except as otherwise provided by applicable law, the Certificate of Incorporation or these By-Laws, any contract, bond, deed, lease, mortgage or other instrument may be executed and delivered in the name and on behalf of the Corporation by such officer or officers or other employee or employees of the Corporation as the Board may from time to time authorize. Such authority may be general or confined to specific instances as the Board may determine. The Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or any Vice President may execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation. Subject to any restrictions imposed by the Board, the Chairman of the Board Chief Executive Officer, President, the Chief Financial Officer, the Treasurer or any Vice President may delegate powers to execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation to other officers or employees of the Corporation under such person’s supervision and authority, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.

Section 9.9 Fiscal Year. The fiscal year of the Corporation shall be fixed by the Board.

Section 9.10 Seal. The Board may adopt a corporate seal, which shall be in such form as the Board determines. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

Section 9.11 Books and Records. The books and records of the Corporation may be kept within or outside the State of Delaware at such place or places as may from time to time be designated by the Board.

Section 9.12 Resignation. Any director, committee member or officer may resign by giving notice thereof in writing or by electronic transmission to the Chairman of the Board, the Chief Executive Officer, the President or the Secretary. The resignation shall take effect at the time it is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 9.13 Surety Bonds. Such officers, employees and agents of the Corporation (if any) as the Chairman of the Board, Chief Executive Officer, President or the Board may direct, from time to time, shall be bonded for the faithful performance of their duties and for the restoration to the Corporation, in case of their death, resignation, retirement, disqualification or removal from office, of all books, papers, vouchers, money and other property of whatever kind in their possession or under their control belonging to the Corporation, in such amounts and by such surety companies as the Chairman of the Board, Chief Executive Officer, President or the Board may determine. The premiums on such bonds shall be paid by the Corporation and the bonds so furnished shall be in the custody of the Secretary.

Section 9.14 Securities of Other Corporations. Powers of attorney, proxies, waivers of notice of meeting, consents in writing and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chairman of the Board, Chief Executive Officer, President, any Vice President or any officers authorized by the Board. Any such officer, may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities, or to consent in writing, in the name of the Corporation as such holder, to any action by such corporation, and at any such meeting or with respect to any such consent shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed. The Board may from time to time confer like powers upon any other person or persons.

Section 9.15 Amendments. The Board shall have the power to adopt, amend, alter or repeal the By-Laws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the By-Laws. The By-Laws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by applicable law or the Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power (except as otherwise provided in Section 8.7) of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the By-Laws.

  Exhibit D

Final Form

Exhibit D

to

Merger Agreement

FORM OF
LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is made as of [●], 2022 by and among Fortune Rise Acquisition Corporation, a Delaware corporation, which will be known after the consummation of the transactions contemplated by the Merger Agreement (as defined below) as “VCV Digital Technology, Inc.” (including any successor entity thereto, the “Parent”), and the undersigned (“Holder”), pursuant to the Merger Agreement. Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Merger Agreement.

WHEREAS, on [●], 2022, the Parent entered into that certain Agreement and Plan of Merger (as amended from time to time in accordance with the terms thereof, the “Merger Agreement”), by and among (i) the Parent, (ii) Sigma Merger Sub Inc., a Delaware corporation and direct, wholly owned subsidiary of the Parent (“Sigma Merger Sub”), (iii) Gamma Merger Sub Inc., a Delaware corporation and direct, wholly owned subsidiary of the Parent (“Gamma Merger Sub”), (iv) VCV Power Sigma, Inc., a Delaware corporation (“Sigma”), and (v) VCV Power Gamma, Inc., a Delaware corporation (“Gamma” and, together with Sigma, the “Companies” and each individually, a “Company”), and (vi) Yuan Tang, solely (1) in his capacity as the Stockholder Representative and (2) for the limited purposes set forth in Section 5.13 thereof;

WHEREAS, pursuant to the Merger Agreement, among other things, (i) Sigma Merger Sub will merge with and into Sigma (the “Sigma Merger”), with Sigma surviving the Sigma Merger as a wholly owned subsidiary of the Parent, and (ii) Gamma Merger Sub will merge with and into Gamma (the “Gamma Merger” and, together with the Sigma Merger, the “Mergers”), with Gamma surviving the Gamma Merger as a wholly owned subsidiary of the Parent;

WHEREAS, as a result of the Mergers, among other things, upon the terms and subject to the conditions set forth in the Merger Agreement, (i) all of the issued and outstanding shares of capital stock of the Companies as of immediately prior to the consummation of the Mergers (the “Closing”) will be cancelled and exchanged for the right to receive shares of Parent Common Stock, subject to the withholding of the applicable Gamma Earnout Consideration Shares being deposited in the Earnout Escrow Account in accordance with the terms and conditions of the Merger Agreement and the Escrow Agreement, (ii) each Company Option shall be assumed by the Parent and automatically converted into an option to purchase Parent Common Shares and each share of Company Restricted Stock will be automatically converted into the right to receive shares of Parent Common Stock, in each case, subject to the same terms as were applicable prior to the Closing, and (iii) each outstanding Assumed Convertible Note will be assumed by the Parent and convertible into shares of Parent Common Stock;

WHEREAS, as of immediately prior to the Closing, Holder is a holder of shares of capital stock of one or both the Companies; and

WHEREAS, pursuant to the Merger Agreement, and in view of the valuable consideration to be received by Holder thereunder, the Parent and Holder desire to enter into this Agreement, pursuant to which Holder agrees to certain limitations on the disposition of the Closing Merger Consideration Shares and Gamma Earnout Consideration Shares received by Holder in the Mergers (all such securities, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Locked-Up Securities”).

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereby agree as follows:

1.            Lock-Up Provisions.

(a)            Holder hereby agrees not to Transfer (as defined below) the Locked-Up Securities held by Holder at any time commencing from the Closing until (i) with respect to 50% of such Locked-Up Securities, the earlier to occur of six (6) months after the Closing, or the date on which the closing price of Parent Common Stock, as reported on The Nasdaq Stock Market LLC, equals or exceeds $12.50 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after the Closing; and (ii) with respect to the remaining 50% of such Locked-Up Securities, six (6) months after the Closing (the “Lock-Up Period”).

(b)            “Transfer” shall mean to:

(i)	sell or assign, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidation with respect to or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to, any Locked-Up Securities;

(ii)	enter into any swap, short sale, hedge or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Locked-Up Securities;

(iii)	publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (i) or (ii) above is to be settled by delivery of Locked-Up Securities or other securities, in cash or otherwise (any of the foregoing described in clauses (i), (ii), or (iii), a “Prohibited Transfer”).

2

The restrictions and obligations contemplated by this Agreement shall not apply to:

(c)            Transfers of the Holder’s Locked-Up Securities (other than Gamma Earnout Consideration Shares until such Gamma Earnout Consideration Shares are disbursed to Holder from the Earnout Escrow Account in accordance with the Merger Agreement and the Escrow Agreement):

(i)	if Holder is a natural person, (A) to any person related to Holder by blood or adoption who is an immediate family member of Holder, or by marriage or domestic partnership (a “Family Member”), or to a trust formed for the benefit of Holder or any of Holder’s Family Members, (B) to Holder’s estate, following the death of Holder, by will, intestacy or other operation of law, (C) as a bona fide gift to a charitable organization, (D) by operation of law pursuant to a qualified domestic order or in connection with a divorce settlement or (E) to any partnership, corporation or limited liability company which is controlled by Holder and/or by any such Family Member(s);

(ii)	if Holder is a corporation, partnership or other business entity, (A) to another corporation, partnership or other business entity that is an affiliate (as defined under Rule 12b-2 of the Exchange Act) of Holder, including investment funds or other entities under common control or management with Holder, (B) as a distribution or dividend to equity holders (including, without limitation, general or limited partners and members) of Holder (including upon the liquidation and dissolution of Holder pursuant to a plan of liquidation approved by Holder’s equity holders) or (C) as a bona fide gift to a charitable organization; or

(iii)	if Holder is a trust, to any grantors or beneficiaries of the trust;

provided that, in the case of any Transfer pursuant to this clause (c), such Transfer is not for value and each donee, heir, beneficiary or other transferee or distributee shall sign and deliver to the Parent a lock-up agreement in the form of this Agreement with respect to the Locked-Up Securities that have been so Transferred;

(d)            the exercise of an option (including a net or cashless exercise of an option) to purchase shares of Parent Common Stock, and any related Transfer of shares of Parent Common Stock to the Parent for the purpose of paying the exercise price of such options or for paying taxes (including estimated taxes) due as a result of the exercise of such options (or the disposition to the Parent of any shares of restricted stock granted pursuant to the terms of any employee benefit plan or restricted stock purchase agreement); provided that, for the avoidance of doubt, the underlying shares of Parent Common Stock shall continue to be subject to the restrictions on transfer set forth in this Agreement; or

3

(e)            Transfers by Holder of any securities that are not Locked-Up Securities, including any shares of Parent Common Stock purchased by Holder on the open market following the Closing Date.

provided that, with respect to each of clause (a) and (b), no filing by any party (including any donor, donee, transferor, transferee, distributor or distributee) under the Exchange Act or other public announcement shall be required or shall be made voluntarily in connection with such transfer or disposition during the Lock-Up Period (other than (i) any exit filings or public announcements that may be required under applicable federal and state securities laws or (ii) in respect of a required filing under the Exchange Act in connection with the exercise of an option to purchase Parent Common Stock following such individual’s termination of employment with the Parent that would otherwise expire during the Lock-Up Period, provided that reasonable notice shall be provided to the Parent prior to any such filing).

2.            If any Prohibited Transfer is made or attempted contrary to the provisions of this Agreement, such purported Prohibited Transfer shall be null and void, ab initio, and the Parent shall refuse to recognize any such purported transferee of the Locked-Up Securities as one of its equity holders for any purpose. In order to enforce this Section 2, the Parent may impose stop-transfer instructions with respect to the Locked-Up Securities of Holder (and permitted transferees and assigns thereof) until the end of the Lock-Up Period.

3.            During the Lock-Up Period (and with respect to any Gamma Earnout Consideration Shares, if longer, during the period when such Gamma Earnout Consideration Shares are held in the Earnout Escrow Account), each certificate evidencing any Locked-Up Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [●], 2022, BY AND AMONG THE ISSUER OF SUCH SECURITIES (“PARENT”) AND PARENT’S STOCKHOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY PARENT TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

4.            For the avoidance of any doubt, Holder shall retain all of its rights as a stockholder of the Parent during the Lock-Up Period, including the right to vote any Locked-Up Securities.

5.            Holder hereby represents and warrants that Holder has full power and authority to enter into this Agreement. All authority herein conferred or agreed to be conferred and any obligations of Holder shall be binding upon the successors, assigns, heirs or personal representatives of Holder.

6.            Miscellaneous.

(a)            Closing. Notwithstanding anything to the contrary contained herein, this Agreement and all rights and obligations of the parties hereunder shall be of no force or effect until and unless the Closing occurs pursuant to the Merger Agreement.

4

(b)            Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement and all obligations of Holder are personal to Holder and may not be transferred or delegated by Holder at any time. The Parent may freely assign any or all of its rights under this Agreement, in whole or in part, to any successor entity (whether by merger, consolidation, equity sale, asset sale or otherwise) without obtaining the consent or approval of Holder.

(c)            Governing Law; Jurisdiction. The terms and provisions of this Agreement shall be construed and enforced in accordance with the laws of the State of New York without reference to its conflict of law provisions. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any state or federal court located in New York County, New York (or in any court in which appeal from such courts may be taken) in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of New York for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

(d)            WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6(d).

(e)            Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

5

(f)             Notices. Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be completed in accordance with Section 14.04 of the Merger Agreement.

(g)            Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Parent and Holder. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(h)            Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(i)             Specific Performance. Holder acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by Holder, money damages may be inadequate and the Parent may have not adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Holder in accordance with their specific terms or were otherwise breached. Accordingly, the Parent shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement by Holder and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

(j)             Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly cancelled; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Merger Agreement or any Transaction Document. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of the Parent or any of the obligations of Holder under any other agreement between Holder and the Parent or any certificate or instrument executed by Holder in favor of the Parent, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of the Parent or any of the obligations of Holder under this Agreement.

(k)            Further Assurances. From time to time, at the other party’s request and without further consideration (but at the requesting party’s reasonable cost and expense), each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

6

(l)             Counterparts; Facsimile. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Execution and delivery of this Agreement by exchange of electronically transmitted counterparts bearing the signature of a party (including “pdf,” “tif” or “jpg” formats or electronic signatures, including DocuSign or AdobeSign) facsimile signature or by email in portable document format will be equally as effective as delivery of a manually executed counterpart of such party.

[Signature Pages Follow]

7

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

PARENT:

FORTUNE RISE ACQUISITION CORPORATION

By:
Name: Yuanmei Ma
Title: Chief Financial Officer

[Signature Page to Lock-Up Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

HOLDER:

[Name of the Holder]

By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

Exhibit E

Final Form

EXHIBIT E

to

Merger Agreement

FORM OF ESCROW AGREEMENT

This ESCROW AGREEMENT (this “Agreement”) is made and entered into as of [●], 2022, by and among: (i) Fortune Rise Acquisition Corporation, a Delaware corporation, which will be known as “VCV Digital Technology, Inc.” upon the consummation of the transactions contemplated by the Merger Agreement (as defined below) (including any successor entity thereto, the “Parent”); (ii) Yuan (Jerry) Tang (“Tang”), solely in his capacity under the Merger Agreement as the Stockholder Representative (the “Stockholder Representative”); and (iii) Vstock Transfer, LLC, as escrow agent (the “Escrow Agent”). Capitalized terms used herein but not defined herein shall have the meanings given to such terms in the Merger Agreement (as defined below).

WHEREAS, on [●], 2022, (i) the Parent, (ii) Sigma Merger Sub Inc., a Delaware corporation and direct, wholly owned subsidiary of the Parent (“Sigma Merger Sub”), (iii) Gamma Merger Sub Inc., a Delaware corporation and direct, wholly owned subsidiary of Parent (“Gamma Merger Sub”), (iv) VCV Power Sigma, Inc., a Delaware corporation (“Sigma”), and (v) VCV Power Gamma, Inc., a Delaware corporation (“Gamma” and, together with Sigma, the “Companies” and each individually, a “Company”), and (vi) Tang, entered into an Agreement and Plan of Merger (as amended from time to time in accordance with the terms thereof, the “Merger Agreement”);

WHEREAS, pursuant to the Merger Agreement, among other things, upon the terms and subject to the conditions set forth in the Merger Agreement, (a) Sigma Merger Sub will merge with and into Sigma (the “Sigma Merger”), with Sigma surviving the Sigma Merger as a wholly owned subsidiary of the Parent and (b) Gamma Merger Sub will merge with and into Gamma (the “Gamma Merger”), with Gamma surviving the Gamma Merger as a wholly owned subsidiary of the Parent (the “Gamma Merger” and, together with the Sigma Merger, the “Mergers”);

WHEREAS, as a result of the Mergers, among other things, upon the terms and subject to the conditions set forth in the Merger Agreement, all of the issued and outstanding shares of capital stock of the Companies, immediately prior to the consummation of the Mergers (the “Closing”), will be cancelled and exchanged for the right to receive shares of Parent Common Stock, subject to the withholding of the Gamma Earnout Consideration Shares being deposited in the Earnout Escrow Account in accordance with the terms and conditions of the Merger Agreement and the Escrow Agreement, each Company Option shall be assumed by the Parent and automatically converted into an option to purchase Parent Common Shares and each share of Company Restricted Stock will be automatically converted into the right to receive shares of Parent Common Stock, in each case, subject to the same terms as were applicable prior to the Closing, and each outstanding Assumed Convertible Note will be assumed by the Parent and convertible into shares of Parent Common Stock, all upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, in accordance with the Merger Agreement and this Agreement, at the Closing, the Parent will deposit with the Escrow Agent [●] Gamma Earnout Consideration Shares (the “Gamma Earnout Consideration Shares”), less any portion of Gamma Earnout Consideration Shares that becomes vested and deliverable to Gamma Stockholders at the Closing if any Triggering Event set forth in Annex I to the Merger Agreement has been achieved prior to the Closing, to be held by the Escrow Agent in a segregated escrow account (the “Earnout Escrow Account”) and disbursed therefrom in accordance with the terms of Annex I to the Merger Agreement and Section 1.08(c) and Section 1.09 of the Merger Agreement and this Agreement;

WHEREAS, in accordance with the Merger Agreement and this Agreement, if any portion of the Gamma Earnout Consideration Shares becomes eligible for release in accordance with the terms of Annex I to the Merger Agreement and Section 1.08(c) and Section 1.09 of the Merger Agreement and this Agreement, the Escrow Agent will release the applicable portion of Gamma Earnout Consideration Shares from the Earnout Escrow Account in accordance with the terms of Section 1.08(c) and disburse to each Gamma Stockholder the applicable portion of Gamma Earnout Consideration Shares therefrom in accordance with the terms of  Section 1.08(c) and Section 1.09 of the Merger Agreement and this Agreement;

WHEREAS, pursuant to the Merger Agreement, the Gamma Stockholders have appointed the Stockholder Representative as their representative and agent to represent each of them, and to act on their behalf, for purposes of this Agreement, in accordance with Section 12.01 of the Merger Agreement; and

WHEREAS, the Escrow Agent is willing to administer the Earnout Escrow Account under the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

Section 1.               Appointment. the Parent and the Stockholder Representative, for and on behalf of the Gamma Stockholders, hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby agrees to perform the duties of their escrow agent under this Agreement. The escrow services to be rendered by the Escrow Agent under this Agreement will not begin until the Escrow Agent has received the documentation necessary to establish the Earnout Escrow Account on its books and has received the Gamma Earnout Consideration Shares (less any portion of Gamma Earnout Consideration Shares that becomes vested and deliverable to Gamma Stockholders at the Closing if any Triggering Event set forth in Annex I to the Merger Agreement has been achieved prior to the Closing) in accordance with this Agreement.

Section 2.               Transfer of Shares.

(a)            At the Closing, the Parent shall cause to be deposited with the Escrow Agent the Gamma Earnout Consideration Shares to be held by the Escrow Agent in the Earnout Escrow Account and disbursed therefrom in accordance with the terms of Annex I to the Merger Agreement and Section 1.08(c) and Section 1.09 of the Merger Agreement and this Agreement. The Gamma Earnout Consideration Shares to be deposited in the Earnout Escrow Account shall be issued, on the basis of the Gamma Earnout Consideration Shares allocable to each Gamma Stockholder pursuant to Section 1.08(c) of the Merger Agreement, in the name of the Gamma Stockholders who would receive the Gamma Earnout Consideration Shares pursuant to Section 1.08(c) of the Merger Agreement (in restricted book entry form).

2

(b)            Upon the making of book entries for such Gamma Earnout Consideration Shares, the Escrow Agent shall send a written acknowledgement of its receipt to the Parent and the Stockholder Representative.

Section 3.               Maintenance of the Gamma Earnout Consideration Shares.

(a)            The parties hereto agree that any dividends, distributions or other income paid on or otherwise accruing to the Gamma Earnout Consideration Shares shall be distributed by the Escrow Agent to the Stockholder Representative for payment to the Gamma Stockholders on a current basis.

(b)            During the term of this Agreement, each Gamma Stockholder shall be entitled to vote all Gamma Earnout Consideration Shares that have been issued in such Gamma Stockholder’s name, except any portion disbursed to the Parent in accordance with the terms of Section 1.09 of the Merger Agreement;

(c)            During the term of this Agreement, the Escrow Agent shall hold the Gamma Earnout Consideration Shares in the Earnout Escrow Account and shall not sell, transfer, dispose of, lend or otherwise subject to a Lien any of the Gamma Earnout Consideration Shares except until and to the extent that they are disbursed in accordance with Section 4 hereof. Except as the Parent and the Stockholder Representative may otherwise agree in joint written instructions executed and delivered to the Escrow Agent by the Stockholder Representative and the Parent, no part of the Gamma Earnout Consideration Shares may be withdrawn except as expressly provided in this Agreement.

Section 4.               Release of the Gamma Earnout Consideration Shares. The Escrow Agent shall release the Gamma Earnout Consideration Shares to either the Parent or the Gamma Stockholders, as applicable, in accordance with the following procedures:

(a)            Promptly (but in no event more than five (5) Business Days) following the determination that all or any portion of the Gamma Earnout Consideration Shares is payable pursuant to Annex I to the Merger Agreement, the Parent will instruct the Escrow Agent to release the applicable portion of Gamma Earnout Consideration Shares from the Earnout Escrow Account to the Gamma Stockholders in accordance with Section 1.08(c) of the Merger Agreement. If a portion of the Gamma Earnout Consideration Shares does not become payable within the time period provided therefor in Annex I to the Merger Agreement, the Parent and the Stockholder Representative will jointly instruct the Escrow Agent (a “Joint Instruction”) to release the relevant portion of the Gamma Earnout Consideration Shares from the Earnout Escrow Account to the Parent and the Parent shall cancel such portion of the Gamma Earnout Consideration Shares.

(b)            Any Joint Instructions delivered pursuant to this Agreement shall specify the number of shares of Gamma Earnout Consideration Shares to be released and such other information as may be required to permit the Escrow Agent to release such Gamma Earnout Consideration Shares.

3

Section 5.               Tax Matters.

(a)            the Parent and the Stockholder Representative, for and on behalf of the Gamma Stockholders, agree and acknowledge that, for U.S. federal, state and local income tax purposes and foreign tax purposes, except as required by applicable Law, the Gamma Stockholders shall be the owner of the Gamma Earnout Consideration Shares, as applicable, while held in the Earnout Escrow Account, as applicable, and until released to the Gamma Stockholders, or the Exchange Agent for distribution to the Gamma Stockholders, and all dividends, earnings or income, if any, earned with respect to the Gamma Earnout Consideration Shares while held by the Escrow Agent shall be treated, for U.S. federal, state and local income tax purposes and foreign tax purposes, as earned by the Gamma Stockholders.

(b)            The Escrow Agent shall have the right to deduct and withhold taxes from any payments to be made hereunder if such withholding is required by Law and to request and receive any necessary tax forms, including Form W-9 (or if applicable, the appropriate Internal Revenue Service Form W-8 or Form W-8BEN), or any similar information, from the applicable recipient of the Gamma Earnout Consideration Shares.

Section 6.               Duties. The Escrow Agent’s duties are entirely ministerial and not discretionary, and the Escrow Agent will be under no duty or obligation to do or to omit the doing of any action with respect to the Gamma Earnout Consideration Shares, except to give notice, provide monthly reports, make disbursements, keep an accurate record of all transactions with respect to the Gamma Earnout Consideration Shares and hold the Gamma Earnout Consideration Shares, all in accordance with the terms and conditions of this Agreement and Section 1.08(c) and Section 1.09 of the Merger Agreement, and to comply with any other duties expressly set forth in this Agreement. The Escrow Agent shall not have any interest in the Gamma Earnout Consideration Shares but shall serve as escrow holder only and have only possession thereof. Nothing contained herein shall be construed to create any obligation or liability whatsoever on the part of the Escrow Agent to anyone other than the parties to this Agreement. There are no third party beneficiaries to this Agreement.

Section 7.               Monthly Reports. The Escrow Agent shall provide monthly account statements to the Parent and the Stockholder Representative with respect to the Earnout Escrow Account. the Parent and the Stockholder Representative have one hundred twenty (120) days to object in writing to such reports. If no written notice detailing a party’s objections has been received by the Escrow Agent within this period, an acceptance of such reports shall be deemed to have occurred.

Section 8.               Good Faith. In the absence of gross negligence or willful misconduct on the part of the Escrow Agent, the Escrow Agent shall not be liable for any action taken by it in good faith and reasonably believed by it to be authorized or within the rights or powers conferred upon it by this Agreement and may consult with counsel of its own choice and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel.

Section 9.               Right to Resign. The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving written notice to the Parent and the Stockholder Representative of such resignation specifying a date when such resignation shall take effect, which shall be a date not less than sixty (60) days after the date of the notice of such resignation. Similarly, the Escrow Agent may be removed and replaced following the giving of thirty (30) days’ joint written notice to the Escrow Agent by the Parent and the Stockholder Representative. In either event, the Parent and the Stockholder Representative shall agree upon a successor escrow agent. If the Stockholder Representative and the Parent are unable to agree upon a successor or shall have failed to appoint a successor prior to the expiration of sixty (60) days following the date of resignation or thirty (30) days following the date of removal, the then-acting escrow agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or otherwise appropriate relief, and any such resulting appointment shall be binding upon all of the parties hereto. Any successor escrow agent shall execute and deliver to the predecessor Escrow Agent, the Parent and the Stockholder Representative an instrument accepting such appointment and the transfer of the Gamma Earnout Consideration Shares and agreeing to the terms of this Agreement, upon which successor shall be considered the Escrow Agent for all purposes hereunder.

4

Section 10.             Compensation. The Escrow Agent shall be entitled to receive the fees as set forth on Exhibit B for the services to be rendered hereunder, and to be paid or reimbursed for all reasonable and documented out-of-pocket expenses, disbursements and advances, including reasonable and documented out-of-pocket attorneys’ fees, incurred or paid in connection with carrying out its duties hereunder, such amounts to be paid by the Parent.

Section 11.             Indemnification. the Parent hereby agrees to indemnify the Escrow Agent for, and to hold it harmless against any loss, liability or expense incurred without gross negligence, willful misconduct or bad faith on the part of the Escrow Agent, arising out of or in connection with its entering into this Agreement and carrying out its duties hereunder.

Section 12.             Disputes. If a controversy arises between the parties hereto as to whether or not or to whom the Escrow Agent shall transfer all or any portion of the Gamma Earnout Consideration Shares or as to any other matter arising out of or relating to this Agreement or the Gamma Earnout Consideration Shares, the Escrow Agent shall not be required to determine the same, shall not make any transfer of and shall retain the Gamma Earnout Consideration Shares in dispute without liability to anyone until the rights of the parties to the dispute shall have finally been determined by mutual written agreement of the Parent and the Stockholder Representative, or by a final non-appealable judgment or order of any state or federal court located in New York County, New York, (or, if any state or federal court located in New York County, New York declines to accept jurisdiction over a particular matter, any state or federal court located within the State of New York) or in any court in which appeal from such courts may be taken, but the Escrow Agent shall be under no duty whatsoever to institute or defend any such proceedings. The Escrow Agent shall be entitled to assume that no such controversy has arisen unless it has received notice of such controversy or conflicting written notices from the parties to this Agreement.

5

Section 13.             Notices. Unless otherwise provided herein, all notices, requests, demands, claims, consents, approvals and other communications hereunder will be in writing. Any notice, request, demand, claim, consent, approval or other communication hereunder will be deemed duly given (a) when delivered personally to the recipient, (b) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), (c) three Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and (d) on the date delivered in the place of delivery if sent by email or facsimile (with a written or electronic confirmation of delivery) prior to 5:00 p.m. local time at the recipient’s location, and otherwise on the next succeeding Business Day, in each case addressed to the intended recipient as set forth below:

Notices to the Parent:

Fortune Rise Acquisition Corporation

48 Bridge Street, Building A

Metuchen, New Jersey 08840

Attention: Yuanmei Ma

Email: sunnymei2005@gmail.com

with a copy to (which will not constitute notice):

Robinson & Cole LLP

Chrysler East Building

666 Third Avenue, 20th Floor

New York, New York 10017

Attention: Arila Zhou

Email: azhou@rc.com

Notices to the Stockholder Representative:

Yuan (Jerry) Tang

1540 Broadway, Suite 1010

New York, New York 10036

Email: jerry.tang@vcvdigital.com

Notices to the Escrow Agent:

VStock Transfer, LLC

18 Lafayette Place,

Woodmere, NY 11598

Attn: Chief Executive Officer

Section 14.             Term. This Agreement shall terminate upon the final, proper and complete distribution of all Gamma Earnout Consideration Shares in accordance with the terms hereof; provided, that the Parent’s obligations under Section 11 hereof shall survive any termination of this Agreement.

Section 15.             Entire Agreement. The terms and provisions of this Agreement (including the Exhibits hereto, which are hereby incorporated by reference herein) and Sections 1.08(c) and 1.09 of the Merger Agreement, including the capitalized terms used herein and defined in the Merger Agreement, constitute the entire agreement between the Escrow Agent and the other parties hereto with respect to the subject matter hereof. Notwithstanding the foregoing, as between the Parent and the Stockholder Representative, the terms of the Merger Agreement shall control and govern over the terms of this Agreement in the event of any conflict or inconsistency between this Agreement and the Merger Agreement. The actions of the Escrow Agent shall be governed solely by this Agreement.

6

Section 16.             Amendment; Waiver. This Agreement may be amended or modified only by a written instrument duly signed by the parties hereto, and any provision hereof may be waived only by a written instrument duly signed by the party against whom enforcement of such waiver is sought.

Section 17.             Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 18.             Further Assurances. From time to time on and after the date hereof, the Parent and the Stockholder Representative, for and on behalf of the Gamma Stockholders, shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do and cause to be done such further acts as the Escrow Agent shall reasonably request (it being understood that the Escrow Agent shall have no obligation to make any such request) to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

Section 19.             Accounting. In the event of the resignation or removal of the Escrow Agent, upon the termination of this Agreement or upon demand at any time of either the Parent or the Stockholder Representative under reasonable circumstances, the Escrow Agent shall render to the Parent, the Stockholder Representative and the successor escrow agent (if any) an accounting (free of charge) in writing of the Gamma Earnout Consideration Shares.

Section 20.             Interpretation. The parties acknowledge and agree that: (a) this Agreement is the result of negotiations between the parties and will not be deemed or construed as having been drafted by any one party, (b) each party and its counsel have reviewed and negotiated the terms and provisions of this Agreement (including any Exhibits attached hereto) and have contributed to its revision and (c) the rule of construction to the effect that any ambiguities are resolved against the drafting party will not be employed in the interpretation of this Agreement. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (i) words of the masculine, feminine or neuter gender will include the masculine, neuter or feminine gender, and words in the singular number or in the plural number will each include, as applicable, the singular number or the plural number; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (iii) reference to any law means such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder; (iv) any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent and references to all attachments thereto and instruments incorporated therein; (v) the term “or” is inclusive; (vi) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; (vii) the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”; and (viii) reference to any Section or Exhibit means such Section hereof or Exhibit hereto.

7

Section 21.             Successors and Assigns. This Agreement and the rights and obligations hereunder may not be assigned without the prior written consent of each of the parties hereto; provided, however, that if the Stockholder Representative is replaced in accordance with the terms of the Merger Agreement, the replacement stockholder representative shall automatically become a party to this Agreement as if they were the Stockholder Representative hereunder upon providing (i) written notice to the Escrow Agent and the Parent of such replacement and accepting its rights and obligations under this Agreement and (ii) the Escrow Agent with the documentation referenced in Section 26 hereof from such replacement stockholder representative and any replacement authorized individuals to act on behalf of the Stockholder Representative for purposes of Exhibit A. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

Section 22.             Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor will any single or partial exercise of any such right preclude any other (or further) exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to or exclusive of, any rights or remedies otherwise available to a party hereunder.

Section 23.             Governing Law; Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of law that would result in the application of the substantive law of another jurisdiction. Subject to Section 13, each party hereby irrevocably submits to the exclusive jurisdiction of any state or federal court located in New York County, New York (or, if any state or federal court located in New York County, New York declines to accept jurisdiction over a particular matter, any state or federal court located within the State of New York), over all claims or causes of action (whether in contract or tort, in law or in equity, or granted by statute or otherwise) that may be based upon, arise out of or relate to this Agreement and any other document or instrument delivered pursuant to this Agreement, or the negotiation, execution, termination, validity, interpretation, construction, enforcement, performance or nonperformance of this Agreement or otherwise arising from the transactions contemplated hereby or the relationship among the parties (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with, or as an inducement to enter into, this Agreement) (collectively, “Related Claims”), and each party hereby irrevocably agrees that all Related Claims may be heard and determined in such courts. Each party hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection which it may now or hereafter have to the laying of venue of any such Related Claim brought in any such court or any defense of inconvenient forum for the maintenance of such dispute. Each party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party hereby consents to process being served by any other party in any Related Claim by the delivery of a copy thereof in accordance with the provisions of Section 13 (other than by email) along with a notification that service of process is being served in conformance with this Section 23. Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by law.

8

Section 24.             Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 25.             Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 26.             U.S. Patriot Act. The Parent and the Stockholder Representative agree to provide the Escrow Agent with the information reasonably requested by the Escrow Agent to verify and record the Parent’s and the Stockholder Representative’s respective identities pursuant to the Escrow Agent’s procedures for compliance with the U.S. Patriot Act and any other applicable laws.

Section 27.             Representations of the Parties. Each of the parties hereto hereby represents and warrants that as of the date hereof: (a) it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and all such actions have been duly and validly authorized by all necessary proceedings; and (b) this Agreement has been duly authorized, executed and delivered by it, and constitutes a legal, valid and binding agreement of it.

{REMAINDER OF PAGE INTENTIONALLY LEFT BLANK}

9

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first written above.

PARENT:

FORTUNE RISE ACQUISITION CORPORATION

By:
Name: Yuanmei Ma
Title: Chief Financial Officer

The Stockholder Representative:

Yuan Tang, solely in the capacity under the Merger Agreement as the Stockholder Representative

The Escrow Agent: VStock Transfer, LLC

By:
Name: [●]
Title: [●]

[Signature Page to Escrow Agreement]

EXHIBIT A
AUTHORIZED SIGNERS

The Parent:

Individuals authorized by the Parent:

Name	Telephone Number	Specimen Signature

1.

2.

3.

Stockholder Representative:

Individuals authorized by the Stockholder Representative:

Name	Telephone Number	Specimen Signature

1.

2.

3.

11

EXHIBIT B
FEE INFORMATION

[To be provided]

12

Exhibit F

Final Form

WRITTEN CONSENT

OF

THE STOCKHOLDERS

OF

VCV POWER SIGMA, INC.

Dated: April ___, 2022

The undersigned, being [all of] the stockholders (the “Stockholders”) of VCV Power Sigma, Inc., a Delaware corporation (the “Corporation”), acting by written consent without a meeting pursuant to Section 228 of the General Corporation Law of the State of Delaware (the “DGCL”), do hereby consent to the adoption of the following resolutions and direct that this Consent be filed with the minutes of the proceedings of the Stockholders:

WHEREAS, the Board of Directors of the Corporation (the “Board”) has determined that it is fair and advisable, and in the best interests of the Corporation and the Stockholders, to enter into, and take such action as may be necessary to enter into, that certain Agreement and Plan of Merger, dated as of [•], 2022, a copy of which is attached as Exhibit A hereto (the “Merger Agreement”), by and among Fortune Rise Acquisition Corporation, a Delaware corporation (“Parent”), Sigma Merger Sub Inc., a Delaware corporation and direct, wholly owned subsidiary of Parent (“Sigma Merger Sub”), Gamma Merger Sub Inc., a Delaware corporation and direct, wholly owned subsidiary of Parent (“Gamma Merger Sub”), the Corporation, and VCV Power Gamma, Inc., a Delaware corporation (“Gamma”), and Yuan Tang, solely in his capacity as the representative for the Stockholders pursuant to Section 12.01 of the Merger Agreement (the “Stockholder Representative”);

WHEREAS, the Merger Agreement contemplates that: (i) Sigma Merger Sub will merge with and into the Corporation (the “Sigma Merger”), with the Corporation surviving the Sigma Merger as a wholly owned subsidiary of Parent; and (ii) Gamma Merger Sub will merge with and into Gamma (the “Gamma Merger” and, together with the Sigma Merger, the “Mergers”), with Gamma surviving the Gamma Merger as a wholly owned subsidiary of Parent; and

WHEREAS, in connection with the Merger Agreement and the Mergers, the Stockholders wish to consent to the appointment of the Stockholder Representative to serve as representative for the Stockholders pursuant to Section 12.01 of the Merger Agreement.

NOW, THEREFORE, BE IT:

RESOLVED, that the Merger Agreement is hereby adopted and approved, in accordance with Section 251 of the DGCL, and the Stockholders do hereby consent to and ratify (i) the form, terms and provisions thereof, including the transactions contemplated thereby and all exhibits and schedules attached thereto; and (ii) the execution, delivery and performance of the Merger Agreement (including all exhibits and schedules attached thereto); and be it further

RESOLVED, that in order to consummate the Sigma Merger, the Stockholders authorize and approve the Certificate of Merger to be filed with the Delaware Secretary of State (the “Certificate of Merger”), substantially in the form attached as Exhibit B hereto, which Certificate of Merger has been approved by the Board; and be it further

RESOLVED, that the Stockholders hereby consent to the appointment of the Stockholder Representative to serve as representative for the Stockholders pursuant to Section 12.01 of the Merger Agreement; and be it further

RESOLVED, that any specific resolutions that may be required to have been adopted by the Stockholders in connection with the transactions contemplated by the foregoing resolutions be, and the same hereby are, adopted and approved, and that each officer of the Corporation be, and hereby is, authorized in the name and on behalf of the Corporation to certify as to the adoption of any and all such resolutions; and be it further

RESOLVED, that the proper officers of the Corporation are, and each of them hereby is, authorized and directed to execute and deliver, in the name and on behalf of the Corporation, all such other agreements, instruments, certificates and documents, to do or cause to be done all such further acts and things, and to pay or cause to be paid all necessary fees and expenses, as they or any of them may deem necessary or advisable in connection with the transactions contemplated by the foregoing resolutions or to effectuate the purpose and intent of the foregoing resolutions, such approval to be conclusively evidenced by the taking of any such action or the execution and delivery of any such instrument by such officer; and be it further

RESOLVED, that any and all acts heretofore taken by any officer of the Corporation in connection with the documents and transactions referred or contemplated by the foregoing resolutions (including, without limitation, the execution and delivery of any agreement or instrument in the name and on behalf of the Corporation) shall be deemed to be ratified, confirmed and approved as the acts and deeds of the Corporation and shall conclusively evidence the due authorization thereof by such officer on behalf of the Corporation; and be it further

RESOLVED, that this Consent may be executed in any number of counterparts, and each counterpart hereof shall be deemed to be an original instrument, and all such counterparts together shall constitute but one Consent; and be it further

RESOLVED, that the Stockholders may execute this Consent by delivery of an electronic or facsimile signature, which signature shall have the same force and effect as an original signature.

[Signature page follows]

2

IN WITNESS WHEREOF, the undersigned have executed this Consent as of the date first written above.

STOCKHOLDERS:

Matthew Feast	Yuan Tang

Patricia Feast	Greg Murphy

FEAST FAMILY TRUST	Elia global management llc

By:	By:
Name:	Name:
Title:	Title:

COAT FAMILY LLC	black dog power llc

By:	By:
Name:	Name:
Title:	Title:

[Signature Page to Consent Authorizing Merger]

Exhibit A

[Merger Agreement]

Exhibit B

[Certificate of Merger]

Final Form

WRITTEN CONSENT

OF

THE STOCKHOLDERS

OF

VCV POWER GAMMA, INC.

Dated: April ___, 2022

The undersigned, being [all of] the stockholders (the “Stockholders”) of VCV Power Gamma, Inc., a Delaware corporation (the “Corporation”), acting by written consent without a meeting pursuant to Section 228 of the General Corporation Law of the State of Delaware (the “DGCL”), do hereby consent to the adoption of the following resolutions and direct that this Consent be filed with the minutes of the proceedings of the Stockholders:

WHEREAS, the Board of Directors of the Corporation (the “Board”) has determined that it is fair and advisable, and in the best interests of the Corporation and the Stockholders, to enter into, and take such action as may be necessary to enter into, that certain Agreement and Plan of Merger, dated as of [•], 2022, a copy of which is attached as Exhibit A hereto (the “Merger Agreement”), by and among Fortune Rise Acquisition Corporation, a Delaware corporation (“Parent”), Sigma Merger Sub Inc., a Delaware corporation and direct, wholly owned subsidiary of Parent (“Sigma Merger Sub”), Gamma Merger Sub Inc., a Delaware corporation and direct, wholly owned subsidiary of Parent (“Gamma Merger Sub”), VCV Power Sigma, Inc., a Delaware corporation (“Sigma”), and the Corporation, and Yuan Tang, solely in his capacity as the representative for the Stockholders pursuant to Section 12.01 of the Merger Agreement (the “Stockholder Representative”);

WHEREAS, the Merger Agreement contemplates that: (i) Sigma Merger Sub will merge with and into Sigma (the “Sigma Merger”), with Sigma surviving the Sigma Merger as a wholly owned subsidiary of Parent; and (ii) Gamma Merger Sub will merge with and into the Corporation (the “Gamma Merger” and, together with the Sigma Merger, the “Mergers”), with the Corporation surviving the Gamma Merger as a wholly owned subsidiary of Parent; and

WHEREAS, in connection with the Merger Agreement and the Mergers, the Stockholders wish to consent to the appointment of the Stockholder Representative to serve as representative for the Stockholders pursuant to Section 12.01 of the Merger Agreement.

NOW, THEREFORE, BE IT:

RESOLVED, that the Merger Agreement is hereby adopted and approved, in accordance with Section 251 of the DGCL, and the Stockholders do hereby consent to and ratify (i) the form, terms and provisions thereof, including the transactions contemplated thereby and all exhibits and schedules attached thereto; and (ii) the execution, delivery and performance of the Merger Agreement (including all exhibits and schedules attached thereto); and be it further

RESOLVED, that in order to consummate the Gamma Merger, the Stockholders authorize and approve the Certificate of Merger to be filed with the Delaware Secretary of State (the “Certificate of Merger”), substantially in the form attached as Exhibit B hereto, which Certificate of Merger has been approved by the Board; and be it further

RESOLVED, that the Stockholders hereby consent to the appointment of the Stockholder Representative to serve as representative for the Stockholders pursuant to Section 12.01 of the Merger Agreement; and be it further

RESOLVED, that any specific resolutions that may be required to have been adopted by the Stockholders in connection with the transactions contemplated by the foregoing resolutions be, and the same hereby are, adopted and approved, and that each officer of the Corporation be, and hereby is, authorized in the name and on behalf of the Corporation to certify as to the adoption of any and all such resolutions; and be it further

RESOLVED, that the proper officers of the Corporation are, and each of them hereby is, authorized and directed to execute and deliver, in the name and on behalf of the Corporation, all such other agreements, instruments, certificates and documents, to do or cause to be done all such further acts and things, and to pay or cause to be paid all necessary fees and expenses, as they or any of them may deem necessary or advisable in connection with the transactions contemplated by the foregoing resolutions or to effectuate the purpose and intent of the foregoing resolutions, such approval to be conclusively evidenced by the taking of any such action or the execution and delivery of any such instrument by such officer; and be it further

RESOLVED, that any and all acts heretofore taken by any officer of the Corporation in connection with the documents and transactions referred or contemplated by the foregoing resolutions (including, without limitation, the execution and delivery of any agreement or instrument in the name and on behalf of the Corporation) shall be deemed to be ratified, confirmed and approved as the acts and deeds of the Corporation and shall conclusively evidence the due authorization thereof by such officer on behalf of the Corporation; and be it further

RESOLVED, that this Consent may be executed in any number of counterparts, and each counterpart hereof shall be deemed to be an original instrument, and all such counterparts together shall constitute but one Consent; and be it further

RESOLVED, that the Stockholders may execute this Consent by delivery of an electronic or facsimile signature, which signature shall have the same force and effect as an original signature.

[Signature page follows]

2

IN WITNESS WHEREOF, the undersigned have executed this Consent as of the date first written above.

STOCKHOLDERS:

Matthew Feast

FEAST FAMILY TRUST	Elia global management llc

By:	By:
Name:	Name:
Title:	Title:

COAT FAMILY LLC	olive vision ventures limited

By:	By:
Name:	Name:
Title:	Title:

[Signature Page to Consent Authorizing Merger]

Exhibit A

[Merger Agreement]

Exhibit B

[Certificate of Merger]

Exhibit G

Final Version

NON-DISCLOSURE AND RESTRICTIVE COVENANT AGREEMENT

This NON-DISCLOSURE AND RESTRICTIVE COVENANT AGREEMENT (“Agreement”) is made as of _____________ (the “Effective Date”), between _____________ (“Employee”) and VCV Digital Technology, Inc. and its successors, parents, subsidiaries and affiliates (collectively, the “Companies”). Employee and the Companies are collectively referred to herein as the “Parties.”

WHEREAS, Employee has been or will be employed by one or more of the Companies as an at-will employee;

WHEREAS, Employee has and/or will provide services to the Companies;

WHEREAS, Employee has received and in order to continue his/her at-will employment and related duties will perform work that has resulted and is expected to continue resulting in the development of Company Innovations and Confidential Information (each defined below) of which the Companies should be deemed to be the rightful owner, and which the Companies would be entitled to have trademarked, copyrighted or patented;

[WHEREAS, as a condition to the closing of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of [•], 2022, by and among Fortune Rise Acquisition Corporation, Sigma Merger Sub Inc., Gamma Merger Sub Inc., VCV Power Sigma, Inc., VCV Power Gamma, Inc., and Yuan Tang (the “Merger Agreement”), Employee agrees to be bound by non-competition and non-solicitation obligations relating to the Merger Agreement and Employee’s employment with one or more of the Companies;

WHEREAS, as a condition to the closing of the transactions contemplated by the Merger Agreement and to Employee’s employment with one or more of the Companies, Employee has agreed to execute documentation and enter into an agreement with the Companies relating to non-competition, non-solicitation, ownership of intellectual property and confidential information, the terms of which are set forth in this Agreement;]1

WHEREAS, Employee acknowledges that, unless otherwise specified in this Agreement, Employee will be bound by the provisions of this Agreement effective as of the beginning of Employee’s employment by one or more of the Companies, which may be a date prior to the Effective Date, and shall be bound by the provisions of this Agreement after termination of Employee’s engagement with the Companies for any reason; and

NOW, THEREFORE, in consideration of and as an inducement for the at-will employment and/or continued at-will employment of Employee by the Companies, for the compensation and benefits received or to be received by Employee, Company goodwill, valuable Company-owned confidential information and/or trade secrets (including such information not previously received), knowledge, know-how, and training that Employee will be provided, and the client relationships to which Employee will be exposed, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties agree as follows:

1 To be included if Employee is an owner of the acquired business.

1.            Protection of Confidential Information.

(a)            “Confidential Information” means information disclosed to or known by Employee as a direct or indirect consequence of or through Employee’s employment about the Companies or their operations, business or affairs, including, but not limited to, information regarding clients and prospective clients; financial data regarding the Companies or their clients or prospective clients (including data and documents previously received by Employee); Company Innovations (as defined below); internal business practices; business processes; software programs and subroutines; source and object code; software design; web design; work-in-process; databases; algorithms; models; forecasts; know-how; inventions; product development plans; market studies; forecasts; models; referral sources; information management; procedures and services; provided, however, that the term “Confidential Information” excludes any information that is generally available to and known by the public other than due to a breach of this Agreement or other confidentiality agreement or obligation.

(b)            To assist Employee in the performance of Employee’s duties, Employee has received and will in the future receive new/additional Confidential Information. During and after Employee’s employment, and regardless of the reason for discharge, Employee shall hold in strict confidence and shall not directly or indirectly disclose, disseminate, publicize, use, copy or make lists of any Confidential Information, other than to an authorized employee, officer or manager of the Companies or to a person to whom disclosure is, or use of which is, reasonably necessary or appropriate in connection with Employee’s performance of his/her duties to the Companies. Employee shall not download, upload, copy, transmit, and/or transfer any Confidential Information, to any network, server, computer, external storage device and/or any other media that is not owned and/or controlled by the Companies, unless authorized to do so in writing by the Companies. Employee will comply with all policies of the Companies regarding the protection of computer, electronic and telephonic equipment and information. If Employee is compelled by law, subpoena, or other lawful process to disclose any Confidential Information, then Employee shall give prompt written notice of such fact to the Companies so that the Companies may, if they so desire, seek a protective order or other governmental or judicial relief, at the Companies’ expense, to prevent disclosure of the Confidential Information.

(c)            Notwithstanding the above, and in accordance with the federal Defense of Trade Secrets Act, Employee is notified that: An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.

2.            Ownership and Return of Documents. All records, files, notes or other documents or materials, whether in written, electronic or other form, and all copies thereof, relating to the Companies or their operations, business or affairs that Employee shall prepare, use or is provided with in connection with the Employee’s employment by the Companies, shall be and shall remain the sole and exclusive property of the Companies. Employee shall promptly return to the Companies all such records, files, notes or other documents or materials and copies thereof in Employee’s possession or under Employee’s custody or control upon the end of Employee’s employment by the Companies or such earlier time or times as the Companies may request. Under no circumstance may Employee retain any documents or materials or copies thereof belonging to the Companies after the end of his/her employment. To the extent Employee used any personal devices in the performance of his duties to the Companies, Employee will provide the Companies with a reasonable opportunity to review and erase any such Confidential Information previously stored thereon.

3.            Company Innovations.

(a)            For the purposes of this Agreement, “Company Innovation” means, collectively, any and all inventions, original works of authorship, strategies, developments, improvements, discoveries, ideas, know-how, processes, methods, formulae, techniques, trade secrets, designs, graphics, artwork, lay-outs, concepts, trade dress, packaging, advertising and marketing copy, “look-and-feel” of products, algorithms, software, software design, web design, work-in-process, graphics, market studies, sites and services, and copyrights, patents, trademarks and other proprietary rights covering any of them that are created, prepared, produced, authored, edited, amended, conceived, or reduced to practice by Employee individually or jointly with others during the period of Employee’s employment and relating in any way to the business or contemplated business, research or development of the Companies.

(b)            Employee acknowledges and agrees that the Companies own all rights, title and interest, including, without limitation, all trademarks, trade secrets, copyrights, patent rights and any other intellectual property rights, in and to the Company Innovations. Without limiting the foregoing, the Company Innovations will be deemed “work for hire” within the meaning of the United States copyright laws to the fullest extent possible. To the extent that any such Company Innovation is not, by operation of law, a work for hire, Employee hereby irrevocably transfers and assigns to the Companies all of Employee’s rights, title and interest therein, including, without limitation, all trademarks, trade secrets, copyrights, patent rights and any other intellectual property rights, in and to any such Company Innovation and any patentable inventions and designs embodied therein. To the extent any of the rights, title and interest in and to Company Innovations cannot be assigned by Employee to the Companies, Employee grants to the Companies an exclusive, royalty-free, transferable, irrevocable, worldwide, fully paid-up license (with rights to sublicense through multiple tiers of sublicensees) to fully use, practice and exploit those non-assignable rights, title and interest, including, but not limited to, the right to make, use, sell, offer for sale, import, have made, and have sold, the Company Innovations. To the extent any of the rights, title and interest in and to Company Innovations can neither be assigned nor licensed by Employee to the Companies, Employee hereby irrevocably waives and agrees never to assert the non-assignable and non-licensable rights, title and interest against the Companies, any of the Companies’ successors in interest, or any of the Companies’ customers.

(c)            Employee’s obligation to assign Company Innovations to the Companies does not include any inventions that are developed entirely on Employee’s own time, using entirely his own equipment, supplies, facilities or trade secret information unless such inventions: (i) relate at the time of conception or reduction to practice of the invention to the Companies’ business, or actual or demonstrably anticipated research or development of the Companies; or (ii) result from any work performed by Employee for the Companies. To avoid any potential confusion as to ownership over such inventions, Employee agrees to immediately disclose such inventions to the Companies and identify them as an Exhibit to this Agreement. Any undisclosed invention will be presumed to be a Company Innovation, and Employee will have the burden of establishing that it is otherwise.

(d)            Employee agrees to (i) keep and maintain adequate and current written records of all Company Innovations in any format that may be specified by the Companies and (ii) upload and/or provide to the Companies all Company Innovations in any method, manner or format that may be specified by the Companies.

(e)            During and after Employee’s employment, Employee agrees to reasonably cooperate with the Companies at the Companies’ expense to (i) apply for, obtain, perfect, and transfer to the Companies the Company Innovations in any jurisdiction in the world; and (ii) maintain, protect, and enforce the same, including, without limitation, executing and delivering to the Companies any and all applications, oaths, declarations, affidavits, waivers, assignments, and other documents and instruments (including US and foreign patent applications) as shall be requested by the Companies. Employee hereby irrevocably grants the Companies power of attorney to execute and deliver any such documents on Employee’s behalf in Employee’s name and to do all other lawfully permitted acts to transfer the Company Innovations to the Companies and further the transfer, issuance, prosecution, and maintenance of all intellectual property rights therein, to the full extent permitted by law, if Employee does not promptly cooperate with the Companies’ request (without limiting the rights the Companies shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be impacted by Employee’s subsequent incapacity death, disability, or bankruptcy.

4.            Restrictive Covenants.

(a)            Non-Solicitation of Restricted Persons. During the Restricted Period, Employee (individually, or through or on behalf of any entity, person, corporation, or partnership) shall not, directly or indirectly, without the prior written consent of the Companies, recruit or solicit or assist others in recruiting or soliciting any Restricted Person.

(b)            Non-Competition.

(i)            Employee acknowledges and agrees that (i)  the Company Group is engaged in a highly competitive business, (ii) the Company Group has made substantial investments to develop its business interests and goodwill and to provide special training and access to confidential and proprietary information to Employee for the performance of Employee’s duties hereunder; (iii) the success of the Company Group’s business in the marketplace depends upon its goodwill and reputation; (iv) the limitations as to time, geographical area, and scope of activity to be restrained herein are reasonable and are not greater than necessary to protect the goodwill and other business interests of the Companies and/or Company Group; and (v) the investments made by the Company Group are worthy of protection and the Company Group’s need for protection afforded by this Section 4(b) is greater than any hardship Employee might experience by complying with the terms thereof. Employee acknowledges the mutually agreed upon consideration provided to Employee, including the compensation and benefits received or to be received by Employee, the confidential information, knowledge, know-how, and training that Employee will be provided and the client relationships to which Employee will be exposed. [Employee further acknowledges the mutually agreed upon consideration provided to Employee in Employee’s offer letter, including but not limited to the contemplated equity award.]/[Employee further acknowledges the mutually agreed upon consideration provided to Employee in connection with the transactions contemplated by the Merger Agreement.]2

2 To be included if Employee is an owner of the acquired business.

(ii)            During the Restricted Period, Employee shall not, anywhere within the Restricted Territory where Employee provided services, over which Employee had management or service responsibility, or about which Employee learned Confidential Information regarding the Company Group’s operations and/or clients, directly or indirectly, engage or participate in a capacity similar to those he/she performed for the Company Group (whether as principal, agent, employee, employer, consultant, investor or partner), make any financial investment in, or become employed by or render advisory services to or for any person or other business enterprise (other than any member of the Company Group) that renders or is engaged in the Business, provided, however, that the foregoing covenant shall not be construed to preclude Employee from making any investment in the securities of any entity, whether or not engaged in competition with the Company Group, to the extent that such securities are actively traded on a national securities exchange or in the over-the-counter market in the United States or any foreign securities exchange and such investment does not exceed three percent (3%) of the issued and outstanding shares or other ownership interests in such entity or give Employee the right or power to control or participate directly in the making of policy decisions of such entity and the entity that Employee invests in the securities of does not have transaction with the Company during the Restricted Period.

(c)            Non-Disparagement. Employee shall not, directly or indirectly, make or cause to be made, any disparaging, denigrating, derogatory or negative, misleading or false statement orally or in writing to any person or entity, including members of the investment community, press, and customers, prospective customers, competitors and advisors to the Company Group about (i) any member of the Company Group or their respective officers, directors, managers, partners, principals, accountants, employees, or members of its governing bodies, or (ii) its business strategy or plans, policies, practices or operations.  Employee understands that nothing herein is intended to prevent him/her from providing truthful testimony in response to a valid subpoena or court order or honest communications with his/her counsel of record.

(d)            No Assistance in Prohibited Activities. Employee shall not authorize or knowingly approve or assist any other person, firm, corporation or other entity, other than a member of the Company Group, to engage in any conduct or activity prohibited in Section 4.

(e)            Extension of Restricted Period for Injunctive Relief. If Employee violates any of the restrictive covenants set forth in Section 4, and the Companies bring legal action for injunctive or other relief, the Restrictive Period shall be tolled so that the Companies shall not be deprived of the benefit of the full period of the restrictive covenants as a result of the time involved in obtaining the relief.

(f)            Notice to Third Parties. During the Restricted Period, Employee expressly agrees to notify any prospective employer or affiliate in a business competitive with the Companies of the existence of the restrictive covenants set forth in this Section 4, and authorizes the Companies and/or Company Group to make contact with, and discuss the nature and obligations of such restrictive covenants set forth in Section 4 with, any person or affiliate reasonably believed to be engaged or about to be engaged in an act that would constitute a violation of the restrictive covenants.

(g)            No Conflict. Employee represents to the Companies that (i) Employee’s employment with one or more of the Companies and providing services to the Companies has not violated or breached nor will it violate or breach any other agreement or obligation by which he/she is bound, (ii) Employee has given the Companies copies of any agreements concerning confidentiality or proprietary information to which he/she is a party, and (iii) he/she will not bring to the Companies or use in his/her work with the Companies (and have not done so) any confidential information or property of any other Person unless authorized by the Person

(h)            Definitions. For purposes of this Section 4, unless the context otherwise requires, the followings terms shall have the meanings ascribed below.

“Business” means the business of the Company Group, including but not limited to (i) crypto currency mining operations, (ii) hosting services or leasing space for crypto currency mining operations, and (iii) any other business lines in which the Company Group was engaged within the last 12 months of Employee’s employment. The Companies’ Business further includes any expansion over time to the products the Companies sell and/or distribute and/or any additional services they provide.

“Company Group” means the Companies, any direct or indirect subsidiaries of any of the Companies, and any entity that, directly or indirectly, is in control of, is controlled by or is under common control with any of the Companies.

“Person” shall mean any natural person or entity.

“Restricted Period” means the period of Employee’s employment and the [12-month] period immediately following the termination of employment (regardless of the reason for termination).

“Restricted Persons” include the Companies’ Strategic Partners, the Companies’ Affiliates, and the Companies’ employees, officers, independent contractors, consultants, agents or representatives who had a relationship with the Companies within the [one-year] period prior to Employee’s separation and to whom Employee provided services, with whom Employee worked or otherwise solicited business on behalf of the Companies, and/or about whom Employee had access to Confidential Information.

“Restricted Territory” means the states in the United States in which the Company Group has provided goods or services, and in which Employee worked for the Companies, within the twelve months prior to the termination of employment.

“Strategic Partners” means the Companies’ lenders, investors, partners, and vendors and other parties with which the Companies have contractual and/or other business relationships.

5.            Remedies. Employee hereby acknowledges and agrees that (A) Employee’s breach of any of his/her covenants contained in this Agreement will cause irreparable injury to the Companies, (B) damages will not be an adequate remedy for any such breach, and (C) the Companies shall be entitled to resort to a court of equity to enforce any provision of this Agreement by injunctive and/or other equitable relief for any such breach, without the posting of any bond or other security other than in a nominal amount. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary, damages or other available forms of relief.

6.            Reformation. If a court of competent jurisdiction determines that any portion of this Agreement is invalid or unenforceable, the remainder of this Agreement shall not thereby be affected and shall be given full force and effect without regard to the invalid or unenforceable provisions. If any such court construes any of the provisions of this Agreement, or any part thereof, to be unreasonable because of the duration or scope of such provision, then such court shall have the power to reduce the duration or scope of such provision and to enforce such provision as so reduced to the fullest extent permitted by law.

7.              Notices. All notices, requests, consents and other communications provided for herein shall be in writing and shall be (a) delivered in person, (b) transmitted by email, (c) sent by first-class, registered or certified mail, postage prepaid or (d) sent by reputable overnight courier service, fees prepaid, to the recipient at the address set forth below, or such other address as may hereafter be designated in writing by such recipient. Notices shall be deemed given upon personal delivery, seven (7) days following deposit in the mail, upon acknowledgement of receipt of email, or one (1) day following deposit with an overnight courier service.

If to the Companies:

Attn:
Email:

If to Employee:

Email:

8.              Miscellaneous.

(a)            Amendments. This Agreement may be modified or amended only in writing signed by each of the Parties. No waiver by either of the Parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the Parties in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

(b)            Entire Agreement. This Agreement (i) contains the complete and entire understanding and agreement of the Parties hereto with respect to the subject matter hereof and (ii) supersedes all prior and contemporaneous understandings, conditions and agreements, oral or written, express or implied, respecting the engagement of Employee in connection with the subject matter hereof.

(c)            Successors and Assigns.

(i)            The Companies may assign this Agreement to any subsidiary or company affiliate, or to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of any of the Companies. This Agreement shall inure to the benefit of the Companies and permitted successors and assigns.

(ii)            Employee may not assign this Agreement or any part hereof without the prior written consent of the Companies. Any purported assignment by Employee without the prior written consent of the Companies shall be null and void from the initial date of purported assignment.

(d)            Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

(e)            Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(f)            Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. The use of the word “including” in this Agreement shall be by way of example rather than by limitation.

(g)            Governing Law; Forum. This Agreement shall be construed, administered and enforced according to the laws of the State of New York without regard to its principles of conflict of laws. Any dispute arising from or related to this Agreement or the Employee’s employment by the Companies shall be litigated exclusively in a court of competent jurisdiction in New York County, New York. The Parties irrevocably consent to the exercise of personal jurisdiction in New York.

Employee Acknowledgement. BY SIGNING THIS DOCUMENT, EMPLOYEE UNDERSTANDS THE TERMS AND CONDITIONS OF THIS AGREEMENT. EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAD A REASONABLE OPPORTUNITY TO REVIEW AND UNDERSTAND THIS AGREEMENT AND THAT EMPLOYEE IS NOT RELYING ON THE COMPANIES FOR ANY LEGAL ADVICE IN CONNECTION THEREWITH. EMPLOYEE UNDERSTANDS AND AGREES THAT EMPLOYEE HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF EMPLOYEE’S CHOOSING AT EMPLOYEE’S OWN EXPENSE REGARDING THIS AGREEMENT.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the Effective Date.

COMPANIES:

VCV DIGITAL TECHNOLOGY, INC.

By:
Name:
Title:

VCV POWER SIGMA, INC.

By:
Name:
Title:

VCV POWER GAMMA, INC.

By:
Name:
Title:

[NAME OF EMPLOYEE]:

Exhibit H

Final Form

VCV Digital Technology, Inc.
2022 EQUITY INCENTIVE PLAN

1.              Purpose; Eligibility.

1.1            General Purpose. The name of this plan is the VCV Digital Technology, Inc. 2022 Equity Incentive Plan (the “Plan”). The purposes of the Plan are to (a) enable VCV Digital Technology, Inc., a Delaware corporation (the “Company”), and any Affiliate to attract and retain the types of Employees, Consultants and Directors who will contribute to the Company’s long-term success; (b) provide incentives that align the interests of Employees, Consultants and Directors with those of the shareholders of the Company; and (c) promote the success of the Company’s business.

1.2            Eligible Award Recipients. The persons eligible to receive Awards are the Employees, Consultants and Directors of the Company and its Affiliates and such other individuals designated by the Committee who are reasonably expected to become Employees, Consultants and Directors after the receipt of Awards.

1.3            Available Awards. Awards that may be granted under the Plan include: (a) Incentive Stock Options, (b) Non-qualified Stock Options, (c) Stock Appreciation Rights, (d) Restricted Awards, (e) Performance Share Awards, (f) Cash Awards, and (g) Other Equity-Based Awards.

2.              Definitions.

“Affiliate” means a corporation or other entity that, directly or through one or more intermediaries, controls, is controlled by or is under common control with, the Company.

“Applicable Laws” means the requirements related to or implicated by the administration of the Plan under applicable state corporate law, United States federal and state securities laws, the Code, any stock exchange or quotation system on which the shares of Common Stock are listed or quoted, and the applicable laws of any foreign country or jurisdiction where Awards are granted under the Plan.

“Award” means any right granted under the Plan, including an Incentive Stock Option, a Non-qualified Stock Option, a Stock Appreciation Right, a Restricted Award, a Performance Share Award, a Cash Award, or an Other Equity-Based Award.

“Award Agreement” means a written agreement, contract, certificate or other instrument or document evidencing the terms and conditions of an individual Award granted under the Plan which may, in the discretion of the Company, be transmitted electronically to any Participant. Each Award Agreement shall be subject to the terms and conditions of the Plan.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular Person, such Person shall be deemed to have beneficial ownership of all securities that such Person has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board” means the Board of Directors of the Company, as constituted at any time.

“Cash Award” means an Award denominated in cash that is granted under Section 10 of the Plan.

“Cause” means:

With respect to any Employee or Consultant, unless the applicable Award Agreement states otherwise:

(a)         If the Employee or Consultant is a party to an employment or service agreement with the Company or its Affiliates and such agreement provides for a definition of Cause, the definition contained therein; or

(b)         If no such agreement exists, or if such agreement does not define Cause: (i) the commission of, or plea of guilty or no contest to, a felony or a crime involving moral turpitude or the commission of any other act involving willful malfeasance or material fiduciary breach with respect to the Company or an Affiliate; (ii) conduct that brings or is reasonably likely to bring the Company or an Affiliate negative publicity or into public disgrace, embarrassment, or disrepute; (iii) gross negligence or willful misconduct with respect to the Company or an Affiliate; (iv) material violation of state or federal securities laws; or (v) material violation of the Company’s written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct.

With respect to any Director, unless the applicable Award Agreement states otherwise, a determination by a majority of the disinterested Board members that the Director has engaged in any of the following:

(a)         malfeasance in office;

(b)         gross misconduct or neglect;

(c)         false or fraudulent misrepresentation inducing the director’s appointment;

(d)         willful conversion of corporate funds; or

(e)         repeated failure to participate in Board meetings on a regular basis despite having received proper notice of the meetings in advance.

The Committee, in its absolute discretion, shall determine the effect of all matters and questions relating to whether a Participant has been discharged for Cause.

2

“Change in Control” means any of the following:

(a)         One Person (or more than one Person acting as a group) acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company; provided, that, a Change in Control shall not occur if any Person (or more than one Person acting as a group) owns more than fifty percent (50%) of the total fair market value or total voting power of the Company’s stock and acquires additional stock;

(b)         One person (or more than one person acting as a group) acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) ownership of the Company’s stock possessing thirty percent (30%) or more of the total voting power of the stock of such corporation;

(c)         A majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; or

(d)         One person (or more than one person acting as a group), acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) assets from the Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company immediately before such acquisition(s).

“Code” means the Internal Revenue Code of 1986, as it may be amended from time to time. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.

“Committee” means a committee of one or more members of the Board appointed by the Board to administer the Plan in accordance with Section 3.3 and Section 3.4.

“Common Stock” means the Class A Common Stock, $0.0001 par value per share, of the Company, or such other securities of the Company as may be designated by the Committee from time to time in substitution thereof.

“Company” means VCV Digital Technology, Inc. a Delaware corporation, and any successor thereto.

“Consultant” means any individual or entity which performs bona fide services to the Company or an Affiliate, other than as an Employee or Director, and who may be offered securities registerable pursuant to a registration statement on Form S-8 under the Securities Act.

3

“Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Consultant or Director, is not interrupted or terminated. The Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s Continuous Service; provided further that if any Award is subject to Section 409A of the Code, this sentence shall only be given effect to the extent consistent with Section 409A of the Code. The Committee or its delegate, in its sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal or family leave of absence. The Committee or its delegate, in its sole discretion, may determine whether a Company transaction, such as a sale or spin-off of a division or subsidiary that employs a Participant, shall be deemed to result in a termination of Continuous Service for purposes of affected Awards, and such decision shall be final, conclusive and binding.

“Deferred Stock Units (DSUs)” has the meaning set forth in Section 8.1(b) hereof.

“Director” means a member of the Board.

“Disability” means, unless the applicable Award Agreement says otherwise, that the Participant is determined to be disabled as defined in Section 409A (a)(2)(C) of the Code; provided, however, for purposes of determining the term of an Incentive Stock Option pursuant to Section 6.10 hereof, the term Disability shall have the meaning ascribed to it under Section 22(e)(3) of the Code. The determination of whether an individual has a Disability shall be determined under procedures established by the Committee.

“Disqualifying Disposition” has the meaning set forth in Section 17.12.

“Effective Date” shall mean the date as of which the Company’s shareholders approve this Plan.

“Employee” means any person, including an Officer or Director, employed by the Company or an Affiliate; provided, that, for purposes of determining eligibility to receive Incentive Stock Options, an Employee shall mean an employee of the Company or a parent or subsidiary corporation within the meaning of Section 424 of the Code. Mere service as a Director or payment of a director’s fee by the Company or an Affiliate shall not be sufficient to constitute “employment” by the Company or an Affiliate.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, as of any date, the value of the Common Stock as determined below. If the Common Stock is listed on any established stock exchange or a national market system, including without limitation, the New York Stock Exchange or the Nasdaq Stock Market, the Fair Market Value shall be the closing price of a share of Common Stock (or if no sales were reported the closing price on the date immediately preceding such date) as quoted on such exchange or system on the day of determination, as reported in the Wall Street Journal. In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Committee and such determination shall be conclusive and binding on all persons.

4

“Fiscal Year” means the Company’s fiscal year.

“Free Standing Rights” has the meaning set forth in Section 7.

“Good Reason” means, unless the applicable Award Agreement states otherwise, the occurrence of one or more of the following without the Participant’s express written consent, which circumstances are not remedied by the Company within thirty (30) days of its receipt of a written notice from the Participant describing the applicable circumstances (which notice must be provided by the Participant within ninety (90) days of the Participant’s knowledge of the applicable circumstances): (i) any material, adverse change in the Participant’s duties, responsibilities, authority, title, status or reporting structure; (ii) a material reduction in the Participant’s base salary or bonus opportunity; or (iii) a geographical relocation of the Participant’s principal office location by more than fifty (50) miles.

“Grant Date” means the date on which the Committee adopts a resolution, or takes other appropriate action, expressly granting an Award to a Participant that specifies the key terms and conditions of the Award or, if a later date is set forth in such resolution, then such date as is set forth in such resolution.

“Incentive Stock Option” means an Option that is designated by the Committee as an incentive stock option within the meaning of Section 422 of the Code and that meets the requirements set out in the Plan.

“Incumbent Directors” means individuals who, on the Effective Date, constitute the Board, provided that any individual becoming a Director subsequent to the Effective Date whose election or nomination for election to the Board was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director without objection to such nomination) shall be an Incumbent Director. No individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to Directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Director.

“Non-Employee Director” means a Director who is a “non-employee director” within the meaning of Rule 16b-3.

“Non-qualified Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

5

“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

“Option” means an Incentive Stock Option or a Non-qualified Stock Option granted pursuant to the Plan.

“Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

“Option Exercise Price” means the price at which a share of Common Stock may be purchased upon the exercise of an Option.

“Other Equity-Based Award” means an Award that is not an Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, or Performance Share Award that is granted under Section 10 and is payable by delivery of Common Stock and/or which is measured by reference to the value of Common Stock.

“Participant” means an eligible person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.

“Performance Goals” means, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon business criteria or other performance measures determined by the Committee in its discretion.

“Performance Period” means the one or more periods of time, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Performance Share Award or a Cash Award.

“Performance Share Award” means any Award granted pursuant to Section 9 hereof.

“Performance Share” means the grant of a right to receive a number of actual shares of Common Stock or share units based upon the performance of the Company during a Performance Period, as determined by the Committee.

“Permitted Transferee” means: (a) a member of the Optionholder’s immediate family (child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships), any person sharing the Optionholder’s household (other than a tenant or employee), a trust in which these persons have more than 50% of the beneficial interest, a foundation in which these persons (or the Optionholder) control the management of assets, and any other entity in which these persons (or the Optionholder) own more than 50% of the voting interests; (b) third parties designated by the Committee in connection with a program established and approved by the Committee pursuant to which Participants may receive a cash payment or other consideration in consideration for the transfer of a Non-qualified Stock Option; and (c) such other transferees as may be permitted by the Committee in its sole discretion.

6

“Person” means a person as defined in Section 13(d)(3) of the Exchange Act.

“Plan” means this VCV Digital Technology, Inc. 2022 Equity Incentive Plan, as amended and/or amended and restated from time to time.

“Related Rights” has the meaning set forth in Section 7.

“Restricted Award” means any Award granted pursuant to Section 8.

“Restricted Period” has the meaning set forth in Section 8.

“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

“Securities Act” means the Securities Act of 1933, as amended.

“Stock Appreciation Right” means the right pursuant to an Award granted under Section 7 to receive, upon exercise, an amount payable in cash or shares equal to the number of shares subject to the Stock Appreciation Right that is being exercised multiplied by the excess of (a) the Fair Market Value of a share of Common Stock on the date the Award is exercised, over (b) the exercise price specified in the Stock Appreciation Right Award Agreement.

“Stock for Stock Exchange” has the meaning set forth in Section 6.4.

“Substitute Award” has the meaning set forth in Section 4.6.

“Ten Percent Shareholder” means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any of its Affiliates.

“Total Share Reserve” has the meaning set forth in Section 4.1.

7

3.             Administration.

3.1           Authority of Committee. The Plan shall be administered by the Committee or, in the Board’s sole discretion, by the Board. Subject to the terms of the Plan, the Committee’s charter and Applicable Laws, and in addition to other express powers and authorization conferred by the Plan, the Committee shall have the authority:

(a)         to construe and interpret the Plan and apply its provisions;

(b)         to promulgate, amend, and rescind rules and regulations relating to the administration of the Plan;

(c)         to authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;

(d)         to delegate its authority to one or more Officers of the Company with respect to Awards that do not involve “insiders” within the meaning of Section 16 of the Exchange Act;

(e)         to determine when Awards are to be granted under the Plan and the applicable Grant Date;

(f)          from time to time to select, subject to the limitations set forth in this Plan, those eligible Award recipients to whom Awards shall be granted;

(g)         to determine the number of shares of Common Stock to be made subject to each Award;

(h)         to determine whether each Option is to be an Incentive Stock Option or a Non-qualified Stock Option;

(i)          to prescribe the terms and conditions of each Award, including, without limitation, the exercise price and medium of payment and vesting provisions, and to specify the provisions of the Award Agreement relating to such grant;

(j)          to determine the target number of Performance Shares to be granted pursuant to a Performance Share Award, the performance measures that will be used to establish the Performance Goals, the Performance Period(s) and the number of Performance Shares earned by a Participant;

(k)         to amend any outstanding Awards, including for the purpose of modifying the time or manner of vesting, or the term of any outstanding Award;

(l)          to determine the duration and purpose of leaves of absences which may be granted to a Participant without constituting termination of their employment for purposes of the Plan, which periods shall be no shorter than the periods generally applicable to Employees under the Company’s employment policies;

(m)        to make decisions with respect to outstanding Awards that may become necessary upon a change in corporate control or an event that triggers anti-dilution adjustments;

(n)         to interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; and

8

(o)         to exercise discretion to make any and all other determinations which it determines to be necessary or advisable for the administration of the Plan.

The Committee also may modify the purchase price or the exercise price of any outstanding Award, provided that if the modification would effect a repricing, shareholder approval shall be required before the repricing is effective.

In no event may dividends or Dividend Equivalents be paid with respect to any unvested Award granted under the Plan.

Notwithstanding the minimum one-year vesting requirement under Section 6.7, 7.2, Section 8.3, Section 9 and Section 10 hereof, equity awards covering no more than 5% of the shares authorized for grant under Section 4.1 hereof may vest prior to the one-year anniversary of the Grant Date.

3.2           Committee Decisions Final. All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on the Company and the Participants.

3.3           Delegation. The Committee or, if no Committee has been appointed, the Board may delegate administration of the Plan to a committee or committees of one or more members of the Board, and the term “Committee” shall apply to any person or persons to whom such authority has been delegated. The Committee shall have the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board or the Committee shall thereafter be to the committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan. The members of the Committee shall be appointed by and serve at the pleasure of the Board. From time to time, the Board may increase or decrease the size of the Committee, add additional members to, remove members (with or without cause) from, appoint new members in substitution therefor, and fill vacancies, however caused, in the Committee. The Committee shall act pursuant to a vote of the majority of its members or, in the case of a Committee comprised of only two members, the unanimous consent of its members, whether present or not, or by the written consent of the majority of its members and minutes shall be kept of all of its meetings and copies thereof shall be provided to the Board. Subject to the limitations prescribed by the Plan and the Board, the Committee may establish and follow such rules and regulations for the conduct of its business as it may determine to be advisable.

3.4           Committee Composition. Except as otherwise determined by the Board, the Committee shall consist solely of two or more Non-Employee Directors. The Board shall have discretion to determine whether or not it intends to comply with the exemption requirements of Rule 16b-3. However, if the Board intends to satisfy such exemption requirements, with respect to any insider subject to Section 16 of the Exchange Act, the Committee shall be a compensation committee of the Board that at all times consists solely of two or more Non-Employee Directors. Within the scope of such authority, the Board or the Committee may delegate to a committee of one or more members of the Board who are not Non-Employee Directors the authority to grant Awards to eligible persons who are not then subject to Section 16 of the Exchange Act. Nothing herein shall create an inference that an Award is not validly granted under the Plan in the event Awards are granted under the Plan by a compensation committee of the Board that does not at all times consist solely of two or more Non-Employee Directors.

9

3.5           Indemnification. In addition to such other rights of indemnification as they may have as Directors or members of the Committee, and to the extent allowed by Applicable Laws, the Committee shall be indemnified by the Company against the reasonable expenses, including attorney’s fees, actually incurred in connection with any action, suit or proceeding or in connection with any appeal therein, to which the Committee may be party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted under the Plan, and against all amounts paid by the Committee in settlement thereof (provided, however, that the settlement has been approved by the Company, which approval shall not be unreasonably withheld) or paid by the Committee in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee did not act in good faith and in a manner which such person reasonably believed to be in the best interests of the Company, or in the case of a criminal proceeding, had no reason to believe that the conduct complained of was unlawful; provided, however, that within 60 days after the institution of any such action, suit or proceeding, such Committee shall, in writing, offer the Company the opportunity at its own expense to handle and defend such action, suit or proceeding.

4.             Shares Subject to the Plan.

4.1           Subject to adjustment in accordance with Section 14, no more than [INSERT NUMBER]1 shares of Common Stock shall be available for the grant of Awards under the Plan (the “Total Share Reserve”). Any shares of Common Stock granted in connection with Options and Stock Appreciation Rights shall be counted against this limit as one (1) share for every one (1) Option or Stock Appreciation Right awarded. Any shares of Common Stock granted in connection with Awards other than Options and Stock Appreciation Rights shall be counted against this limit as two (2) shares of Common Stock for every one (1) share of Common Stock granted in connection with such Award. During the terms of the Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Awards.

4.2           Shares of Common Stock available for distribution under the Plan may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares reacquired by the Company in any manner.

1 To be equal to 15% of the fully diluted outstanding Common Stock of the Company immediately following consummation of the mergers.

10

4.3           Subject to adjustment in accordance with Section 14, no more than [NUMBER]2 shares of Common Stock may be issued in the aggregate pursuant to the exercise of Incentive Stock Options (the “ISO Limit”).

4.4           The maximum number of shares of Common Stock subject to Awards granted during a single Fiscal Year to any Non-Employee Director, together with any cash fees paid to such Non-Employee Director during the Fiscal Year shall not exceed a total value of $[NUMBER]3 (calculating the value of any Awards based on the grant date fair value for financial reporting purposes).

4.5           Any shares of Common Stock subject to an Award that expires or is canceled, forfeited, or terminated without issuance of the full number of shares of Common Stock to which the Award related will again be available for issuance under the Plan. Any shares of Common Stock that again become available for future grants pursuant to this Section 4.5 shall be added back as one (1) share if such shares were subject to Options or Stock Appreciation Rights and as two (2) shares if such shares were subject to other Awards. Notwithstanding anything to the contrary contained herein: shares subject to an Award under the Plan shall not again be made available for issuance or delivery under the Plan if such shares are (a) shares tendered or withheld in payment of an Option, (b) shares delivered or withheld by the Company to satisfy any tax withholding obligation, or (c) shares covered by a stock-settled Stock Appreciation Right or other Awards that were not issued upon the settlement of the Award.

4.6           Awards may, in the sole discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards (“Original Awards”) previously granted by an entity acquired by the Company or with which the Company combines (“Substitute Awards”). Substitute Awards shall not be counted against the Total Share Reserve; provided, that, Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding options intended to qualify as Incentive Stock Options shall be counted against the ISO limit. Subject to applicable stock exchange requirements, available shares under a shareholder-approved plan of an entity directly or indirectly acquired by the Company or with which the Company combines (as appropriately adjusted to reflect such acquisition or transaction) may be used for Awards under the Plan and shall not count toward the Total Share Limit. Substitute Awards may be made on such terms and conditions, including with respect to vesting, as are consistent with the terms and conditions of the Original Awards.

5.            Eligibility.

5.1            Eligibility for Specific Awards. Incentive Stock Options may be granted only to Employees. Awards other than Incentive Stock Options may be granted to Employees, Consultants and Directors and those individuals whom the Committee determines are reasonably expected to become Employees, Consultants and Directors following the Grant Date.

2 To be determined.

3 To be determined.

11

5.2           Ten Percent Shareholders. A Ten Percent Shareholder shall not be granted an Incentive Stock Option unless the Option Exercise Price is at least 110% of the Fair Market Value of the Common Stock on the Grant Date and the Option is not exercisable after the expiration of five years from the Grant Date.

6.             Option Provisions. Each Option granted under the Plan shall be evidenced by an Award Agreement. Each Option so granted shall be subject to the conditions set forth in this Section 6, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. All Options shall be separately designated Incentive Stock Options or Non-qualified Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for shares of Common Stock purchased on exercise of each type of Option. Notwithstanding the foregoing, the Company shall have no liability to any Participant or any other person if an Option designated as an Incentive Stock Option fails to qualify as such at any time or if an Option is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the terms of such Option do not satisfy the requirements of Section 409A of the Code. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

6.1           Term. Subject to the provisions of Section 5.2 regarding Ten Percent Shareholders, no Incentive Stock Option shall be exercisable after the expiration of 10 years from the Grant Date. The term of a Non-qualified Stock Option granted under the Plan shall be determined by the Committee; provided, however, no Non-qualified Stock Option shall be exercisable after the expiration of 10 years from the Grant Date.

6.2           Exercise Price of an Incentive Stock Option. Subject to the provisions of Section 5.2 regarding Ten Percent Shareholders, the Option Exercise Price of each Incentive Stock Option shall be not less than 100% of the Fair Market Value of the Common Stock subject to the Option on the Grant Date. Notwithstanding the foregoing, an Incentive Stock Option may be granted with an Option Exercise Price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

6.3           Exercise Price of a Non-qualified Stock Option. The Option Exercise Price of each Non-qualified Stock Option shall be not less than 100% of the Fair Market Value of the Common Stock subject to the Option on the Grant Date. Notwithstanding the foregoing, a Non-qualified Stock Option may be granted with an Option Exercise Price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 409A of the Code.

12

6.4          Consideration. The Option Exercise Price of Common Stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (a) in cash or by certified or bank check at the time the Option is exercised or (b) in the discretion of the Committee, upon such terms as the Committee shall approve, the Option Exercise Price may be paid: (i) by delivery to the Company of other Common Stock, duly endorsed for transfer to the Company, with a Fair Market Value on the date of delivery equal to the Option Exercise Price (or portion thereof) due for the number of shares being acquired, or by means of attestation whereby the Participant identifies for delivery specific shares of Common Stock that have an aggregate Fair Market Value on the date of attestation equal to the Option Exercise Price (or portion thereof) and receives a number of shares of Common Stock equal to the difference between the number of shares thereby purchased and the number of identified attestation shares of Common Stock (a “Stock for Stock Exchange”); (ii) a “cashless” exercise program established with a broker; (iii) by reduction in the number of shares of Common Stock otherwise deliverable upon exercise of such Option with a Fair Market Value equal to the aggregate Option Exercise Price at the time of exercise; (iv) by any combination of the foregoing methods; or (v) in any other form of legal consideration that may be acceptable to the Committee. Unless otherwise specifically provided in the Option, the exercise price of Common Stock acquired pursuant to an Option that is paid by delivery (or attestation) to the Company of other Common Stock acquired, directly or indirectly from the Company, shall be paid only by shares of the Common Stock of the Company that have been held for more than six months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes). Notwithstanding the foregoing, during any period for which the Common Stock is publicly traded (i.e., the Common Stock is listed on any established stock exchange or a national market system) an exercise by a Director or Officer that involves or may involve a direct or indirect extension of credit or arrangement of an extension of credit by the Company, directly or indirectly, in violation of Section 402(a) of the Sarbanes-Oxley Act of 2002 shall be prohibited with respect to any Award under this Plan.

6.5           Transferability of an Incentive Stock Option. An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

6.6           Transferability of a Non-qualified Stock Option. A Non-qualified Stock Option may, in the sole discretion of the Committee, be transferable to a Permitted Transferee, upon written approval by the Committee to the extent provided in the Award Agreement. If the Non-qualified Stock Option does not provide for transferability, then the Non-qualified Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

13

6.7           Vesting of Options. Each Option that vests solely based on the continued service of the Participant shall vest and therefore become exercisable no earlier than one (1) year after the Grant Date. Subject to Section 3.1 hereof, each Option that vests based on the achievement of performance or other criteria shall vest and therefore become exercisable no earlier than one (1) year after the Grant Date. No Option may be exercised for a fraction of a share of Common Stock. The Committee may, but shall not be required to, provide for an acceleration of vesting and exercisability in the terms of any Award Agreement upon the occurrence of a specified event.

6.8           Termination of Continuous Service. Unless otherwise provided in an Award Agreement or in an employment agreement the terms of which have been approved by the Committee, in the event an Optionholder’s Continuous Service terminates (other than upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination) but only within such period of time ending on the earlier of (a) the date three months following the termination of the Optionholder’s Continuous Service or (b) the expiration of the term of the Option as set forth in the Award Agreement; provided that, if the termination of Continuous Service is by the Company for Cause, all outstanding Options (whether or not vested) shall immediately terminate and cease to be exercisable. If, after termination, the Optionholder does not exercise his or her Option within the time specified in the Award Agreement, the Option shall terminate.

6.9           Extension of Termination Date. An Optionholder’s Award Agreement may also provide that if the exercise of the Option following the termination of the Optionholder’s Continuous Service for any reason would be prohibited at any time because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act or any other state or federal securities law or the rules of any securities exchange or interdealer quotation system, then the Option shall terminate on the earlier of (a) the expiration of the term of the Option in accordance with Section 6.1 or (b) the expiration of a period after termination of the Participant’s Continuous Service that is three months after the end of the period during which the exercise of the Option would be in violation of such registration or other securities law requirements.

6.10         Disability of Optionholder. Unless otherwise provided in an Award Agreement, in the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination), but only within such period of time ending on the earlier of (a) the date 12 months following such termination or (b) the expiration of the term of the Option as set forth in the Award Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified herein or in the Award Agreement, the Option shall terminate.

6.11         Death of Optionholder. Unless otherwise provided in an Award Agreement, in the event an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the Option upon the Optionholder’s death, but only within the period ending on the earlier of (a) the date 12 months following the date of death or (b) the expiration of the term of such Option as set forth in the Award Agreement. If, after the Optionholder’s death, the Option is not exercised within the time specified herein or in the Award Agreement, the Option shall terminate.

14

6.12         Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and its Affiliates) exceeds $100,000, the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Non-qualified Stock Options.

7.             Stock Appreciation Rights. Each Stock Appreciation Right granted under the Plan shall be evidenced by an Award Agreement. Each Stock Appreciation Right so granted shall be subject to the conditions set forth in this Section 7, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. Stock Appreciation Rights may be granted alone (“Free Standing Rights”) or in tandem with an Option granted under the Plan (“Related Rights”).

7.1           Grant Requirements for Related Rights.  Any Related Right that relates to a Non-qualified Stock Option may be granted at the same time the Option is granted or at any time thereafter but before the exercise or expiration of the Option. Any Related Right that relates to an Incentive Stock Option must be granted at the same time the Incentive Stock Option is granted.

7.2           Term. The term of a Stock Appreciation Right granted under the Plan shall be determined by the Committee; provided, however, no Stock Appreciation Right shall be exercisable later than the tenth anniversary of the Grant Date.

Vesting. Subject to Section 3.1 hereof, each Stock Appreciation Right shall vest and therefore become exercisable no earlier than one (1) year after the Grant Date. No Stock Appreciation Right may be exercised for a fraction of a share of Common Stock. The Committee may, but shall not be required to, provide for an acceleration of vesting and exercisability in the terms of any Award Agreement upon the occurrence of a specified event.

7.3           Exercise and Payment. Upon exercise of a Stock Appreciation Right, the holder shall be entitled to receive from the Company an amount equal to the number of shares of Common Stock subject to the Stock Appreciation Right that is being exercised multiplied by the excess of (i) the Fair Market Value of a share of Common Stock on the date the Award is exercised, over (ii) the exercise price specified in the Stock Appreciation Right or related Option. Payment with respect to the exercise of a Stock Appreciation Right shall be made on the date of exercise. Payment shall be made in the form of shares of Common Stock (with or without restrictions as to substantial risk of forfeiture and transferability, as determined by the Committee in its sole discretion), cash or a combination thereof, as determined by the Committee.

15

7.4           Exercise Price. The exercise price of a Free Standing Right shall be determined by the Committee, but shall not be less than 100% of the Fair Market Value of one share of Common Stock on the Grant Date of such Stock Appreciation Right. A Related Right granted simultaneously with or subsequent to the grant of an Option and in conjunction therewith or in the alternative thereto shall have the same exercise price as the related Option, shall be transferable only upon the same terms and conditions as the related Option, and shall be exercisable only to the same extent as the related Option; provided, however, that a Stock Appreciation Right, by its terms, shall be exercisable only when the Fair Market Value per share of Common Stock subject to the Stock Appreciation Right and related Option exceeds the exercise price per share thereof and no Stock Appreciation Rights may be granted in tandem with an Option unless the Committee determines that the requirements of Section 7.1 are satisfied.

7.5           Reduction in the Underlying Option Shares. Upon any exercise of a Related Right, the number of shares of Common Stock for which any related Option shall be exercisable shall be reduced by the number of shares for which the Stock Appreciation Right has been exercised. The number of shares of Common Stock for which a Related Right shall be exercisable shall be reduced upon any exercise of any related Option by the number of shares of Common Stock for which such Option has been exercised.

8.             Restricted Awards. A Restricted Award is an Award of actual shares of Common Stock (“Restricted Stock”) or hypothetical Common Stock units (“Restricted Stock Units”) having a value equal to the Fair Market Value of an identical number of shares of Common Stock, which may, but need not, provide that such Restricted Award may not be sold, assigned, transferred or otherwise disposed of, pledged or hypothecated as collateral for a loan or as security for the performance of any obligation or for any other purpose for such period (the “Restricted Period”) as the Committee shall determine. Each Restricted Award granted under the Plan shall be evidenced by an Award Agreement. Each Restricted Award so granted shall be subject to the conditions set forth in this Section 8, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.

8.1           Restricted Stock and Restricted Stock Units.

(a)         Each Participant granted Restricted Stock shall execute and deliver to the Company an Award Agreement with respect to the Restricted Stock setting forth the restrictions and other terms and conditions applicable to such Restricted Stock. If the Committee determines that the Restricted Stock shall be held by the Company or in escrow rather than delivered to the Participant pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (A) an escrow agreement satisfactory to the Committee, if applicable and (B) the appropriate blank stock power with respect to the Restricted Stock covered by such agreement. If a Participant fails to execute an agreement evidencing an Award of Restricted Stock and, if applicable, an escrow agreement and stock power, the Award shall be null and void. Subject to the restrictions set forth in the Award, the Participant generally shall have the rights and privileges of a shareholder as to such Restricted Stock, including the right to vote such Restricted Stock and the right to receive dividends; provided that, any cash dividends and stock dividends with respect to the Restricted Stock shall be withheld by the Company for the Participant’s account, and interest may be credited on the amount of the cash dividends withheld at a rate and subject to such terms as determined by the Committee. The cash dividends or stock dividends so withheld by the Committee and attributable to any particular share of Restricted Stock (and earnings thereon, if applicable) shall be distributed to the Participant in cash or, at the discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the amount of such dividends, if applicable, upon the release of restrictions on such share and, if such share is forfeited, the Participant shall have no right to such dividends.

16

(b)         The terms and conditions of a grant of Restricted Stock Units shall be reflected in an Award Agreement. No shares of Common Stock shall be issued at the time a Restricted Stock Unit is granted, and the Company will not be required to set aside funds for the payment of any such Award. A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder. The Committee may also grant Restricted Stock Units with a deferral feature, whereby settlement is deferred beyond the vesting date until the occurrence of a future payment date or event set forth in an Award Agreement (“Deferred Stock Units”). At the discretion of the Committee, each Restricted Stock Unit or Deferred Stock Unit (representing one share of Common Stock) may be credited with an amount equal to the cash and stock dividends paid by the Company in respect of one share of Common Stock (“Dividend Equivalents”). Dividend Equivalents shall be withheld by the Company and credited to the Participant’s account, and interest may be credited on the amount of cash Dividend Equivalents credited to the Participant’s account at a rate and subject to such terms as determined by the Committee. Dividend Equivalents credited to a Participant’s account and attributable to any particular Restricted Stock Unit or Deferred Stock Unit (and earnings thereon, if applicable) shall be distributed in cash or, at the discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the amount of such Dividend Equivalents and earnings, if applicable, to the Participant upon settlement of such Restricted Stock Unit or Deferred Stock Unit and, if such Restricted Stock Unit or Deferred Stock Unit is forfeited, the Participant shall have no right to such Dividend Equivalents.

8.2           Restrictions.

(a)         Restricted Stock awarded to a Participant shall be subject to the following restrictions until the expiration of the Restricted Period, and to such other terms and conditions as may be set forth in the applicable Award Agreement: (A) if an escrow arrangement is used, the Participant shall not be entitled to delivery of the stock certificate; (B) the shares shall be subject to the restrictions on transferability set forth in the Award Agreement; (C) the shares shall be subject to forfeiture to the extent provided in the applicable Award Agreement; and (D) to the extent such shares are forfeited, the stock certificates shall be returned to the Company, and all rights of the Participant to such shares and as a shareholder with respect to such shares shall terminate without further obligation on the part of the Company.

17

(b)         Restricted Stock Units and Deferred Stock Units awarded to any Participant shall be subject to (A) forfeiture until the expiration of the Restricted Period, and satisfaction of any applicable Performance Goals during such period, to the extent provided in the applicable Award Agreement, and to the extent such Restricted Stock Units or Deferred Stock Units are forfeited, all rights of the Participant to such Restricted Stock Units or Deferred Stock Units shall terminate without further obligation on the part of the Company and (B) such other terms and conditions as may be set forth in the applicable Award Agreement.

(c)         The Committee shall have the authority to remove any or all of the restrictions on the Restricted Stock, Restricted Stock Units and Deferred Stock Units whenever it may determine that, by reason of changes in Applicable Laws or other changes in circumstances arising after the date the Restricted Stock or Restricted Stock Units or Deferred Stock Units are granted, such action is appropriate.

8.3           Restricted Period. The Restricted Period shall commence on the Grant Date and end no earlier than one (1) year after the Grant Date. Subject to Section 3.1 hereof, any Restricted Award that vests based on the achievement of performance or other criteria shall vest no earlier than one (1) year after the Grant Date. No Restricted Award may be granted or settled for a fraction of a share of Common Stock. The Committee may, but shall not be required to, provide for an acceleration of vesting in the terms of any Award Agreement upon the occurrence of a specified event.

8.4           Delivery of Restricted Stock and Settlement of Restricted Stock Units. Upon the expiration of the Restricted Period with respect to any shares of Restricted Stock, the restrictions set forth in Section 8.2 and the applicable Award Agreement shall be of no further force or effect with respect to such shares, except as set forth in the applicable Award Agreement. If an escrow arrangement is used, upon such expiration, the Company shall deliver to the Participant, or his or her beneficiary, without charge, the stock certificate evidencing the shares of Restricted Stock which have not then been forfeited and with respect to which the Restricted Period has expired (to the nearest full share) and any cash dividends or stock dividends credited to the Participant’s account with respect to such Restricted Stock and the interest thereon, if any. Upon the expiration of the Restricted Period with respect to any outstanding Restricted Stock Units, or at the expiration of the deferral period with respect to any outstanding Deferred Stock Units, the Company shall deliver to the Participant, or his or her beneficiary, without charge, one share of Common Stock for each such outstanding vested Restricted Stock Unit or Deferred Stock Unit (“Vested Unit”) and cash equal to any Dividend Equivalents credited with respect to each such Vested Unit in accordance with Section 8.1(b) hereof and the interest thereon or, at the discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to such Dividend Equivalents and the interest thereon, if any; provided, however, that, if explicitly provided in the applicable Award Agreement, the Committee may, in its sole discretion, elect to pay cash or part cash and part Common Stock in lieu of delivering only shares of Common Stock for Vested Units. If a cash payment is made in lieu of delivering shares of Common Stock, the amount of such payment shall be equal to the Fair Market Value of the Common Stock as of the date on which the Restricted Period lapsed in the case of Restricted Stock Units, or the delivery date in the case of Deferred Stock Units, with respect to each Vested Unit.

18

8.5           Stock Restrictions. Each certificate representing Restricted Stock awarded under the Plan shall bear a legend in such form as the Company deems appropriate.

9.             Performance Share Awards. Each Performance Share Award granted under the Plan shall be evidenced by an Award Agreement. Each Performance Share Award so granted shall be subject to the conditions set forth in this Section 9, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. The Committee shall have the discretion to determine: (i) the number of shares of Common Stock or stock-denominated units subject to a Performance Share Award granted to any Participant; (ii) the Performance Period applicable to any Award; (iii) the conditions that must be satisfied for a Participant to earn an Award; and (iv) the other terms, conditions and restrictions of the Award. Subject to Section 3.1 hereof, each Performance Share Award shall vest no earlier than one (1) year after the Grant Date.

9.1           Earning Performance Share Awards. The number of Performance Shares earned by a Participant will depend on the extent to which the performance goals established by the Committee are attained within the applicable Performance Period, as determined by the Committee.

10.           Other Equity-Based Awards and Cash Awards. The Committee may grant Other Equity-Based Awards, either alone or in tandem with other Awards, in such amounts and subject to such conditions as the Committee shall determine in its sole discretion. Each Equity-Based Award shall be evidenced by an Award Agreement and shall be subject to such conditions, not inconsistent with the Plan, as may be reflected in the applicable Award Agreement. The Committee may grant Cash Awards in such amounts and subject to such Performance Goals, other vesting conditions, and such other terms as the Committee determines in its discretion. Cash Awards shall be evidenced in such form as the Committee may determine. Subject to Section 3.1 hereof, each Other-Equity Based Award and Cash Award granted under the Plan shall vest no earlier than one (1) year after the Grant Date.

11.           Securities Law Compliance. Each Award Agreement shall provide that no shares of Common Stock shall be purchased or sold thereunder unless and until (a) any then applicable requirements of state or federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel and (b) if required to do so by the Company, the Participant has executed and delivered to the Company a letter of investment intent in such form and containing such provisions as the Committee may require. The Company shall use reasonable efforts to seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell shares of Common Stock upon exercise of the Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Award or any Common Stock issued or issuable pursuant to any such Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Awards unless and until such authority is obtained.

19

12.           Use of Proceeds from Stock. Proceeds from the sale of Common Stock pursuant to Awards, or upon exercise thereof, shall constitute general funds of the Company.

13.           Miscellaneous.

13.1         Acceleration of Exercisability and Vesting. The Committee shall have the power to accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest.

13.2         Shareholder Rights. Except as provided in the Plan or an Award Agreement, no Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Award unless and until such Participant has satisfied all requirements for exercise of the Award pursuant to its terms and no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions of other rights for which the record date is prior to the date such Common Stock certificate is issued, except as provided in Section 14 hereof.

13.3         No Employment or Other Service Rights. Nothing in the Plan or any instrument executed or Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or shall affect the right of the Company or an Affiliate to terminate (a) the employment of an Employee with or without notice and with or without Cause or (b) the service of a Director pursuant to the By-laws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

13.4         Transfer; Approved Leave of Absence. For purposes of the Plan, no termination of employment by an Employee shall be deemed to result from either (a) a transfer of employment to the Company from an Affiliate or from the Company to an Affiliate, or from one Affiliate to another, or (b) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the Employee’s right to reemployment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Committee otherwise so provides in writing, in either case, except to the extent inconsistent with Section 409A of the Code if the applicable Award is subject thereto.

13.5         Withholding Obligations. To the extent provided by the terms of an Award Agreement and subject to the discretion of the Committee, the Participant may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of Common Stock under an Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (a) tendering a cash payment; (b) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable to the Participant as a result of the exercise or acquisition of Common Stock under the Award, provided, however, that no shares of Common Stock are withheld with a value exceeding the maximum amount of tax required to be withheld by law; or (c) delivering to the Company previously owned and unencumbered shares of Common Stock of the Company.

20

14.           Adjustments Upon Changes in Stock. In the event of changes in the outstanding Common Stock or in the capital structure of the Company by reason of any stock or extraordinary cash dividend, stock split, reverse stock split, an extraordinary corporate transaction such as any recapitalization, reorganization, merger, consolidation, combination, exchange, or other relevant change in capitalization occurring after the Grant Date of any Award, Awards granted under the Plan and any Award Agreements, the exercise price of Options and Stock Appreciation Rights, the Performance Goals to which Performance Share Awards and Cash Awards are subject, the maximum number of shares of Common Stock subject to all Awards stated in Section 4 will be equitably adjusted or substituted, as to the number, price or kind of a share of Common Stock or other consideration subject to such Awards to the extent necessary to preserve the economic intent of such Award. In the case of adjustments made pursuant to this Section 14, unless the Committee specifically determines that such adjustment is in the best interests of the Company or its Affiliates, the Committee shall, in the case of Incentive Stock Options, ensure that any adjustments under this Section 14 will not constitute a modification, extension or renewal of the Incentive Stock Options within the meaning of Section 424(h)(3) of the Code and in the case of Non-qualified Stock Options, ensure that any adjustments under this Section 14 will not constitute a modification of such Non-qualified Stock Options within the meaning of Section 409A of the Code. Any adjustments made under this Section 14 shall be made in a manner which does not adversely affect the exemption provided pursuant to Rule 16b-3 under the Exchange Act. The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.

15.           Effect of Change in Control.

15.1         Unless otherwise provided in an Award Agreement, notwithstanding any provision of the Plan to the contrary:

(a)         In the event of a Participant’s termination of Continuous Service without Cause or for Good Reason during the 24-month period following a Change in Control, notwithstanding any provision of the Plan or any applicable Award Agreement to the contrary, all outstanding Options and Stock Appreciation Rights shall become immediately exercisable with respect to 100% of the shares subject to such Options or Stock Appreciation Rights, and/or the Restricted Period shall expire immediately with respect to 100% of the outstanding shares of Restricted Stock or Restricted Stock Units as of the date of the Participant’s termination of Continuous Service.

21

(b)         With respect to Performance Share Awards and Cash Awards, in the event of a Participant’s termination of Continuous Service without Cause or for Good Reason, in either case, within 24 months following a Change in Control, all Performance Goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions will be deemed met as of the date of the Participant’s termination of Continuous Service.

To the extent practicable, any actions taken by the Committee under the immediately preceding clauses (a) and (b) shall occur in a manner and at a time which allows affected Participants the ability to participate in the Change in Control with respect to the shares of Common Stock subject to their Awards.

15.2         In addition, in the event of a Change in Control, the Committee may in its discretion and upon at least 10 days’ advance notice to the affected persons, cancel any outstanding Awards and pay to the holders thereof, in cash or stock, or any combination thereof, the value of such Awards based upon the price per share of Common Stock received or to be received by other shareholders of the Company in the event. In the case of any Option or Stock Appreciation Right with an exercise price (or SAR Exercise Price in the case of a Stock Appreciation Right) that equals or exceeds the price paid for a share of Common Stock in connection with the Change in Control, the Committee may cancel the Option or Stock Appreciation Right without the payment of consideration therefor.

15.3         The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to all or substantially all of the assets and business of the Company and its Affiliates, taken as a whole.

16.           Amendment of the Plan and Awards.

16.1         Amendment of Plan. The Board at any time, and from time to time, may amend or terminate the Plan. However, except as provided in Section 14 relating to adjustments upon changes in Common Stock and Section 16.3, no amendment shall be effective unless approved by the shareholders of the Company to the extent shareholder approval is necessary to satisfy any Applicable Laws. At the time of such amendment, the Board shall determine, upon advice from counsel, whether such amendment will be contingent on shareholder approval.

16.2         Shareholder Approval. The Board may, in its sole discretion, submit any other amendment to the Plan for shareholder approval.

16.3         Contemplated Amendments. It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees, Consultants and Directors with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options or to the nonqualified deferred compensation provisions of Section 409A of the Code and/or to bring the Plan and/or Awards granted under it into compliance therewith.

22

16.4         No Impairment of Rights. Rights under any Award granted before amendment of the Plan shall not be materially impaired by any amendment of the Plan unless (a) the Company requests the consent of the Participant and (b) the Participant consents in writing.

16.5         Amendment of Awards. The Committee at any time, and from time to time, may amend the terms of any one or more Awards.

17.           General Provisions.

17.1         Forfeiture Events. The Committee may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain events, in addition to applicable vesting conditions of an Award. Such events may include, without limitation, breach of non-competition, non-solicitation, confidentiality, or other restrictive covenants that are contained in the Award Agreement or otherwise applicable to the Participant, a termination of the Participant’s Continuous Service for Cause, or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its Affiliates.

17.2         Clawback. Notwithstanding any other provisions in this Plan, the Company may cancel any Award, require reimbursement of any Award by a Participant, and effect any other right of recoupment of equity or other compensation provided under the Plan in accordance with any Company policies that may be adopted and/or modified from time to time (“Clawback Policy”). In addition, a Participant may be required to repay to the Company previously paid compensation, whether provided pursuant to the Plan or an Award Agreement, in accordance with the Clawback Policy. By accepting an Award, the Participant is agreeing to be bound by the Clawback Policy, as in effect or as may be adopted and/or modified from time to time by the Company in its discretion (including, without limitation, to comply with applicable law or stock exchange listing requirements).

17.3         Other Compensation Arrangements. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

17.4         Sub-Plans. The Committee may from time to time establish sub-plans under the Plan for purposes of satisfying securities, tax or other laws of various jurisdictions in which the Company intends to grant Awards. Any sub-plans shall contain such limitations and other terms and conditions as the Committee determines are necessary or desirable. All sub-plans shall be deemed a part of the Plan, but each sub-plan shall apply only to the Participants in the jurisdiction for which the sub-plan was designed.

17.5         Deferral of Awards. The Committee may establish one or more programs under the Plan to permit selected Participants the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of performance criteria, or other event that absent the election would entitle the Participant to payment or receipt of shares of Common Stock or other consideration under an Award. The Committee may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Committee deems advisable for the administration of any such deferral program.

23

17.6         Unfunded Plan. The Plan shall be unfunded. Neither the Company, the Board nor the Committee shall be required to establish any special or separate fund or to segregate any assets to assure the performance of its obligations under the Plan.

17.7         Recapitalizations. Each Award Agreement shall contain provisions required to reflect the provisions of Section 14.

17.8         Delivery. Upon exercise of a right granted under this Plan, the Company shall issue Common Stock or pay any amounts due within a reasonable period of time thereafter. Subject to any statutory or regulatory obligations the Company may otherwise have, for purposes of this Plan, 30 days shall be considered a reasonable period of time.

17.9         No Fractional Shares. No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan. The Committee shall determine whether cash, additional Awards or other securities or property shall be issued or paid in lieu of fractional shares of Common Stock or whether any fractional shares should be rounded, forfeited or otherwise eliminated.

17.10       Other Provisions. The Award Agreements authorized under the Plan may contain such other provisions not inconsistent with this Plan, including, without limitation, restrictions upon the exercise of Awards, as the Committee may deem advisable.

17.11       Section 409A. The Plan is intended to comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and administered to be in compliance therewith. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless Applicable Laws require otherwise. Notwithstanding anything to the contrary in the Plan, to the extent required to avoid accelerated taxation and tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six (6) month period immediately following the Participant’s termination of Continuous Service shall instead be paid on the first payroll date after the six-month anniversary of the Participant’s separation from service (or the Participant’s death, if earlier). Notwithstanding the foregoing, neither the Company nor the Committee shall have any obligation to take any action to prevent the assessment of any additional tax or penalty on any Participant under Section 409A of the Code and neither the Company nor the Committee will have any liability to any Participant for such tax or penalty.

17.12       Disqualifying Dispositions. Any Participant who shall make a “disposition” (as defined in Section 424 of the Code) of all or any portion of shares of Common Stock acquired upon exercise of an Incentive Stock Option within two years from the Grant Date of such Incentive Stock Option or within one year after the issuance of the shares of Common Stock acquired upon exercise of such Incentive Stock Option (a “Disqualifying Disposition”) shall be required to immediately advise the Company in writing as to the occurrence of the sale and the price realized upon the sale of such shares of Common Stock.

24

17.13       Section 16. It is the intent of the Company that the Plan satisfy, and be interpreted in a manner that satisfies, the applicable requirements of Rule 16b-3 as promulgated under Section 16 of the Exchange Act so that Participants will be entitled to the benefit of Rule 16b-3, or any other rule promulgated under Section 16 of the Exchange Act, and will not be subject to short-swing liability under Section 16 of the Exchange Act. Accordingly, if the operation of any provision of the Plan would conflict with the intent expressed in this Section 17.13, such provision to the extent possible shall be interpreted and/or deemed amended so as to avoid such conflict.

17.14       Beneficiary Designation. Each Participant under the Plan may from time to time name any beneficiary or beneficiaries by whom any right under the Plan is to be exercised in case of such Participant’s death. Each designation will revoke all prior designations by the same Participant, shall be in a form reasonably prescribed by the Committee and shall be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime.

17.15       Expenses. The costs of administering the Plan shall be paid by the Company.

17.16       Severability. If any of the provisions of the Plan or any Award Agreement is held to be invalid, illegal or unenforceable, whether in whole or in part, such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby.

17.17       Plan Headings. The headings in the Plan are for purposes of convenience only and are not intended to define or limit the construction of the provisions hereof.

17.18       Non-Uniform Treatment. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who are eligible to receive, or actually receive, Awards. Without limiting the generality of the foregoing, the Committee shall be entitled to make non-uniform and selective determinations, amendments and adjustments, and to enter into non-uniform and selective Award Agreements.

18.           Effective Date of Plan. The Plan shall become effective as of the Effective Date.

19.           Termination or Suspension of the Plan. The Plan shall terminate automatically on the tenth anniversary of the Effective Date. No Award shall be granted pursuant to the Plan after such date, but Awards theretofore granted may extend beyond that date. The Board may suspend or terminate the Plan at any earlier date pursuant to Section 16.1 hereof. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

25

20.          Choice of Law. The law of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state’s conflict of law rules.

26